Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on February 5, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCHROCK, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	74-3204509 (I.R.S. Employer Identification Number)

9807 Katy Freeway, Suite 100
Houston, TX 77024
(281) 836-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stephanie C. Hildebrandt
Senior Vice President, General Counsel
and Secretary
9807 Katy Freeway, Suite 100
Houston, TX 77024
(281) 836-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson Nick S. Dhesi Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	John Goodgame Lisa Hearn Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana, 44th Floor Houston, Texas 77002 (713) 220-5800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated January 1, 2018, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $0.01 per share	57,570,113	N/A	$552,467,473.42	$68,782.20

(1)
The number of shares of common stock, par value $0.01 per share, of Archrock, Inc. ("Archrock"), being registered is based upon an estimate of the maximum number of common units representing limited partner interests of Archrock Partners, L.P. ("Archrock Partners") that will be outstanding immediately prior to the merger and exchanged for such registered securities of Archrock in connection with the merger of Archrock Partners with an indirect wholly owned subsidiary of Archrock as described herein, multiplied by the exchange ratio of 1.40 shares of Archrock common stock for each such Archrock Partners common unit.

(2)
The proposed maximum aggregate offering price was calculated based upon the market value of the Archrock Partners common units, the securities to be converted into the right to receive the merger consideration in the merger, in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: the product of (a) $13.44, the average of the high and low prices per unit of the Archrock Partners common units as reported on the NASDAQ Global Select Market on January 31, 2018, and (b) 41,121,509, the estimated maximum number of Archrock Partners common units that may be exchanged for the merger consideration in the merger.

(3)
Calculated by multiplying the proposed maximum aggregate offering price by 0.0001245.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Archrock, Inc. may not issue the securities offered by this joint proxy statement/prospectus until the registration statement containing this joint proxy statement/prospectus has been declared effective by the Securities and Exchange Commission. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2018

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

          On January 1, 2018, Archrock, Inc., a Delaware corporation ("Archrock" or "AROC"), Archrock Partners, L.P., a Delaware limited partnership ("Archrock Partners" or "APLP"), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of Archrock Partners (the "General Partner"), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the "Managing GP"), entered into an Agreement and Plan of Merger, which was amended on January 11, 2018 to add Amethyst Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Archrock ("Merger Sub"), as a party (as amended from time to time, the "merger agreement"), pursuant to which Archrock will acquire all of the outstanding common units representing limited partner interests in Archrock Partners (the "APLP common units," and such holders of APLP common units, "APLP common unitholders") that Archrock and its subsidiaries do not already own. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into Archrock Partners (the "merger"), with Archrock Partners surviving as an indirect wholly owned subsidiary of Archrock.

          The board of directors of Archrock (the "AROC board") has determined that the merger is in the best interests of its common stockholders and has unanimously approved the merger agreement and the merger. The conflicts committee of the board of directors of the Managing GP (the "APLP conflicts committee") and the board of directors of the Managing GP (the "APLP board") each has determined that the merger is in the best interests of Archrock Partners, including the APLP common unitholders other than Archrock and its affiliates (the "APLP unaffiliated unitholders"), and has unanimously approved the merger agreement and the merger.

          If the merger is completed, each outstanding APLP common unit not owned by Archrock or its subsidiaries will be converted into the right to receive 1.40 (the "exchange ratio") shares of common stock, par value $0.01 per share, of Archrock (the "AROC common stock," and such consideration, the "merger consideration"). Based on the closing price of AROC common stock on December 29, 2017, the last trading day before the public announcement of the merger, the aggregate value of the merger consideration was approximately $607 million. The exchange ratio is fixed and will not be adjusted on account of any change in price of either AROC common stock or APLP common units prior to completion of the merger. No fractional shares of AROC common stock will be issued in the merger; instead, all fractions of AROC common stock to which a holder of APLP common units otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of AROC common stock. Existing holders of shares of AROC common stock (the "AROC stockholders") will continue to own their existing AROC common stock. Upon the closing of the merger, former APLP common unitholders and current AROC stockholders will own approximately 44.9% and 55.1%, respectively, of the AROC common stock.

          Each of Archrock and Archrock Partners will hold special meetings of their stockholders and unitholders, respectively, in connection with the proposed merger. At the special meeting of AROC stockholders (the "Archrock special meeting"), the AROC stockholders will be asked to vote on the proposal to approve the issuance of AROC common stock to APLP common unitholders pursuant to the merger agreement (the "AROC stock issuance proposal"). Approval of the AROC stock issuance proposal requires the affirmative vote of a majority of the total votes cast on such proposal. At the special meeting of the APLP common unitholders (the "Archrock Partners special meeting"), the APLP common unitholders will be asked to vote on the proposal to approve the merger agreement (the "Archrock Partners merger proposal"). Approval of the Archrock Partners merger proposal requires the affirmative vote of holders of a majority of the outstanding APLP common units.

          We cannot complete the merger unless the AROC stockholders approve the AROC stock issuance proposal and the APLP common unitholders approve the Archrock Partners merger proposal. Accordingly, your vote is very important regardless of the number of shares of AROC common stock or APLP common units you own. Voting instructions are set forth inside this joint proxy statement/prospectus.

          The board of directors of Archrock recommends that the AROC stockholders vote FOR the AROC stock issuance proposal and FOR the adjournment of the Archrock special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Archrock special meeting to approve the matters to be considered at the Archrock special meeting. AROC stockholders should be aware that some of Archrock's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as AROC stockholders. See "The Merger—Interests of Certain Persons in the Merger."

          The APLP conflicts committee and the APLP board each recommend that the APLP common unitholders vote FOR the Archrock Partners merger proposal and FOR the adjournment of the Archrock Partners special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the matters to be considered at the Archrock Partners special meeting. APLP common unitholders should be aware that some of Archrock Partners' directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as APLP common unitholders. See "The Merger—Interests of Certain Persons in the Merger."

          This joint proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. You are encouraged to read the entire document carefully. In particular, please read "Risk Factors" beginning on page 26 of this joint proxy statement/prospectus for a discussion of risks relevant to the merger and Archrock's business following the merger.

          Shares of AROC common stock are listed on the New York Stock Exchange ("NYSE") under the symbol "AROC," and APLP common units are listed on the NASDAQ Global Select Market ("NASDAQ") under the symbol "APLP." The last reported sale price of AROC common stock on the NYSE on February 2, 2018 was $9.60. The last reported sale price of APLP common units on NASDAQ on February 2, 2018 was $13.70.

D. Bradley Childers President and Chief Executive Officer of Archrock, Inc. and President, Chief Executive Officer and Chairman of Archrock GP LLC

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

          This joint proxy statement/prospectus is dated                , 2018 and is being first mailed to AROC stockholders and APLP common unitholders on or about                , 2018.

Houston, Texas , 2018
9807 Katy Freeway, Suite 100 Houston, TX 77024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Archrock, Inc.:

        A special meeting (the "Archrock special meeting") of stockholders (the "AROC stockholders") of Archrock, Inc. ("Archrock") will be held on                    , 2018 at                     , local time, at 9807 Katy Freeway, Suite 100, Houston, TX 77024, for the following purposes:

  •
  to consider and vote upon a proposal to approve the issuance (the "AROC stock issuance") of shares of common stock, par value $0.01 per share (the "AROC common stock"), in connection with the merger (the "merger") contemplated by the Agreement and Plan of Merger, dated as of January 1, 2018, and amended on January 11, 2018 to join Amethyst Merger Sub LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Archrock, as a party thereto (as amended from time to time, the "merger agreement"), by and among Archrock, Archrock Partners, L.P., Archrock General Partner, L.P. and Archrock GP LLC (the "AROC stock issuance proposal"); and

  •
  to consider and vote on a proposal to approve the adjournment of the Archrock special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposal (the "AROC adjournment proposal").

        Approval of the AROC stock issuance proposal requires the affirmative vote of a majority of the total votes cast on such proposal. Approval of the AROC adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on such proposal. Abstentions will have the same effect as votes against the AROC stock issuance proposal. Abstentions will have no effect on the AROC adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the AROC stock issuance proposal or the AROC adjournment proposal.

        We cannot complete the merger unless the AROC stockholders approve the AROC stock issuance proposal. Accordingly, your vote is very important regardless of the number of shares of AROC common stock you own.

        The board of directors of Archrock (the "AROC board") has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, are advisable, fair and reasonable to, and in the best interests of, Archrock and the AROC stockholders. The AROC board has unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, and recommends that the AROC stockholders vote FOR the AROC stock issuance proposal and FOR the AROC adjournment proposal. For more information regarding the recommendation of the AROC board, see "The Merger—Recommendation of the AROC Board and its Reasons for the Merger."

        AROC stockholders should be aware that some of Archrock's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as AROC stockholders. See "The Merger—Interests of Certain Persons in the Merger."

        Only AROC stockholders of record at the close of business on                    , 2018, the record date for the Archrock special meeting, are entitled to notice of and to vote at the Archrock special meeting. A list of AROC stockholders entitled to vote at the Archrock special meeting will be available for inspection at Archrock's offices in Houston, Texas for any purpose relevant to the Archrock special meeting during normal business hours for a period of ten days before the meeting and at the Archrock special meeting. References to the Archrock special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed from time to time.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ARCHROCK SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

  •
  If you hold your AROC common stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your AROC common stock.

  •
  If you hold your AROC common stock in your own name, you may submit your proxy by:

  •
  using the toll-free telephone number shown on the proxy card;

  •
  using the Internet website shown on the proxy card; or

  •
  marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the AROC stock issuance. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your AROC common stock, please contact Archrock's proxy solicitor:

Banks and Brokers Call:
All Others Call Toll Free:
Email:

By order of the Board of Directors of Archrock, Inc.
D. Bradley Childers President and Chief Executive Officer of Archrock, Inc.

Houston, Texas , 2018
9807 Katy Freeway, Suite 100 Houston, TX 77024

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To the Common Unitholders of Archrock Partners, L.P.:

        A special meeting (the "Archrock Partners special meeting") of common unitholders of Archrock Partners, L.P. ("Archrock Partners") will be held on                        , 2018 at                         , local time, at 9807 Katy Freeway, Suite 100, Houston, TX 77024, for the following purposes:

  •
  to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 1, 2018, and amended on January 11, 2018 to join Amethyst Merger Sub LLC, a Delaware limited liability company ("Merger Sub") (as amended from time to time, the "merger agreement"), by and among Archrock, Inc. ("Archrock"), Archrock Partners, Archrock General Partner, L.P., a Delaware limited partnership and the general partner of Archrock Partners (the "General Partner"), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the "Managing GP"), pursuant to which Merger Sub, an indirect wholly owned subsidiary of Archrock, will merge with and into Archrock Partners (the "merger") with Archrock Partners surviving as an indirect wholly owned subsidiary of Archrock (the "Archrock Partners merger proposal"); and

  •
  to consider and vote on a proposal to approve the adjournment of the Archrock Partners special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposal (the "APLP adjournment proposal").

        Approval of the Archrock Partners merger proposal requires the affirmative vote of holders of a majority of the outstanding common units representing limited partner interests in Archrock Partners ("APLP common units"). If a quorum is present at the Archrock Partners special meeting, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units. If a quorum is not present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units represented either in person or by proxy at the Archrock Partners special meeting. Abstentions will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal. If no quorum is present, broker non-votes (if any) will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal, but failures to vote will have no effect on the APLP adjournment proposal.

        We cannot complete the merger unless the APLP common unitholders approve the Archrock Partners merger proposal. Accordingly, your vote is very important regardless of the number of APLP common units you own.

        The conflicts committee—which consists of the three members of the board of directors of the Managing GP (the "APLP board") who are independent under Archrock Partners' governance guidelines and the listing standards of the NASDAQ Global Select Market and who are not also executive officers or members of the board of directors of Archrock—of the APLP Board (the "APLP conflicts committee") and the APLP Board each have determined that the merger is in the best interests of Archrock Partners, including the APLP common unitholders other than Archrock and its affiliates (the "APLP unaffiliated unitholders"), and have unanimously approved the merger agreement and the merger. The APLP conflicts committee and the APLP board each recommend that the APLP common unitholders vote FOR the Archrock Partners merger proposal. The APLP board recommends that the APLP common unitholders vote FOR the APLP adjournment proposal. For more information regarding the recommendation of the APLP conflicts committee and the APLP board, see "The Merger—Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger."

        APLP common unitholders should be aware that some of Archrock Partners' directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as APLP common unitholders. See "The Merger—Interests of Certain Persons in the Merger."

        Only APLP common unitholders of record at the close of business on                        , 2018, the record date for the Archrock Partners special meeting, are entitled to notice of and to vote at the Archrock Partners special meeting. A list of unitholders entitled to vote at the Archrock Partners special meeting will be available for inspection at Archrock Partners' offices in Houston, Texas for any purpose relevant to the Archrock Partners special meeting during normal business hours for a period of ten days before the meeting and at the Archrock Partners special meeting. References to the Archrock Partners special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed from time to time.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ARCHROCK PARTNERS SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

  •
  If you hold your APLP common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your APLP common units.

  •
  If you hold your APLP common units in your own name, you may submit your proxy by:

  •
  using the toll-free telephone number shown on the proxy card;

  •
  using the Internet website shown on the proxy card; or

  •
  marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your APLP common units, please contact Archrock Partners' proxy solicitor:

Banks and Brokers Call:
All Others Call Toll Free:
Email:

By order of the Board of Directors of Archrock GP LLC
D. Bradley Childers President, Chief Executive Officer and Chairman of Archrock GP LLC

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus also constitutes a proxy statement of Archrock under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the solicitation of proxies for the Archrock special meeting to, among other things, approve the AROC stock issuance proposal, and a prospectus of Archrock under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), for the shares of AROC common stock that will be issued to APLP common unitholders in the merger pursuant to the merger agreement.

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") constitutes a proxy statement of Archrock Partners under Section 14(a) of the Exchange Act with respect to the solicitation of proxies for the Archrock Partners special meeting to, among other things, approve the Archrock Partners merger proposal.

        As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about Archrock and Archrock Partners from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138. You can obtain any of the documents incorporated by reference into this document from Archrock or Archrock Partners, as the case may be, or from the SEC's website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Archrock or Archrock Partners at the following addresses and telephone numbers:

Archrock, Inc.
Archrock Partners, L.P.
Attention: Investor Relations
9807 Katy Freeway, Suite 100
Houston, TX 77024
Telephone: (281) 836-8000

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

        You may obtain certain of these documents at Archrock's and Archrock Partners' website, www.archrock.com. Information contained on Archrock's and Archrock Partners' websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

        In order to receive timely delivery of requested documents in advance of the special meetings, you must request them no later than five business days before the date of the special meetings. This means your request should be received no later than                        , 2018. If you request any documents, Archrock or Archrock Partners will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

        Archrock and Archrock Partners have not authorized anyone to give any information or make any representation about the merger, Archrock or Archrock Partners that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone else distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning Archrock has been furnished by Archrock. All information in this document concerning Archrock Partners has been furnished by Archrock Partners.

JOINT PROXY STATEMENT/PROSPECTUS

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        Important Information and Risks.    The following are brief answers to some questions that you may have regarding the proposed merger and the Archrock and Archrock Partners special meetings. You should read and consider carefully the remainder of this joint proxy statement/prospectus, including the Risk Factors beginning on page 26 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

Q:
What is the proposed transaction and why am I receiving these materials?

A:
On January 1, 2018, Archrock, Inc., a Delaware corporation ("Archrock" or "AROC"), Archrock Partners, L.P., a Delaware limited partnership ("Archrock Partners" or "APLP"), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of Archrock Partners (the "General Partner"), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the "Managing GP"), entered into an Agreement and Plan of Merger, which was amended on January 11, 2018 to join Amethyst Merger Sub LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Archrock ("Merger Sub"), as a party (as amended from time to time, the "merger agreement"), pursuant to which Merger Sub will merge with and into Archrock Partners (the "merger"), with Archrock Partners surviving as a wholly owned indirect subsidiary of Archrock. The merger agreement is described in this joint proxy statement/prospectus and attached as Annex A. You are receiving this document because the merger cannot be completed without certain approvals of the AROC stockholders and the APLP common unitholders.

Q:
Why are Archrock and Archrock Partners proposing the merger?

A:
Archrock and Archrock Partners believe that the merger will benefit both AROC stockholders and APLP common unitholders. See "The Merger—Recommendation of the AROC Board and Its Reasons for the Merger" and "The Merger—Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger."

Q:
What will APLP common unitholders receive in the merger?

A:
If the merger is completed, each outstanding APLP common unit not owned by Archrock or its subsidiaries will be converted into the right to receive 1.40 shares of AROC common stock (such consideration, the "merger consideration," and such ratio, the "exchange ratio"). Based on the closing price of AROC common stock on December 29, 2017, the last trading day before the public announcement of the merger, the aggregate value of the merger consideration was approximately $607 million. The exchange ratio is fixed and will not be adjusted on account of any change in price of either AROC common stock or APLP common units prior to completion of the merger. If the exchange ratio would result in an APLP common unitholder being entitled to receive a fraction of a share of AROC common stock, all fractional shares to which such holder would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of AROC common stock.

Q:
What will AROC stockholders receive in the merger?

A:
AROC stockholders will simply retain the AROC common stock they currently own. They will not receive any additional AROC common stock in the merger.

Q:
Where will my shares or units trade after the merger?

A:
AROC common stock will continue to trade on the New York Stock Exchange ("NYSE") under the symbol "AROC." APLP common units will no longer be publicly traded after the completion of the merger.

Q:
What happens to my future distributions or dividends?

A:
If the date of the closing of the merger is prior to the record date set by the AROC board in connection with declared dividends to be paid by Archrock to its stockholders, former APLP common unitholders will receive dividends on the AROC common stock they receive in the merger at the discretion of the AROC board. If the date of the closing of the merger is after the record date set by the AROC board in connection with declared dividends to be paid by Archrock to its stockholders, a former APLP common unitholder will not receive dividends for that quarter on the AROC common stock it receives in the merger but will receive distributions for that quarter declared by Archrock Partners (if any) prior to the closing of the merger, if such former APLP common unitholder was a record holder of such common units on the record date with respect to such distribution. APLP common unitholders will not receive both distributions from Archrock Partners and dividends from Archrock for the same quarter. See "Market Prices, Dividend and Distribution Information."

  Current AROC stockholders will continue to receive dividends on their AROC common stock at the discretion of the AROC board. See "Comparison of Rights of AROC Stockholders and APLP Common Unitholders."

Q:
When and where will the special meetings be held?

A:
AROC stockholders:    The Archrock special meeting will be held at 9807 Katy Freeway, Suite 100, Houston, TX 77024, on                    , 2018, at                    , local time.

  APLP common unitholders:    The Archrock Partners special meeting will be held at 9807 Katy Freeway, Suite 100, Houston, TX 77024, on                    , 2018, at                    , local time.

Q:
Who is entitled to vote at the special meetings?

A:
AROC stockholders:    The record date for the Archrock special meeting is                    , 2018. Only AROC stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Archrock special meeting.

  APLP common unitholders:    The record date for the Archrock Partners special meeting is                    , 2018. Only APLP common unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Archrock Partners special meeting.

Q:
What constitutes a quorum at the special meetings?

A:
AROC stockholders:    The holders of a majority of the outstanding shares of AROC common stock, represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet), on the record date will constitute a quorum and will permit Archrock to conduct the proposed business at the Archrock special meeting. Proxies received but marked as abstentions will be counted as shares of AROC common stock that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker or nominee is permitted to vote the shares held on behalf of a beneficial owner, a "broker non-vote" on a particular proposal occurs with respect to those shares when the broker or nominee does not have discretionary authority to vote on the proposal and is not instructed by the beneficial owner to vote on the proposal. Broker non-votes (if any) would be considered present at the Archrock special meeting for purposes of determining a quorum. It is expected that each of the AROC stock issuance proposal and the adjournment proposal are non-routine matters that brokers and nominees are not permitted to vote on absent specific instructions from the beneficial owner. Accordingly, if each proposal is non-routine and a bank or broker receives no instruction on any proposal from the beneficial owner, then the beneficial owner will have failed to vote his or her shares, and those shares will not be voted in person or by proxy and will not be deemed present for purposes of determining a quorum.

  APLP common unitholders:    The holders of a majority of the outstanding APLP common units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by telephone or Internet) will constitute a quorum and will permit Archrock Partners to conduct the proposed business at the Archrock Partners special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) would be considered present at the Archrock Partners special meeting for purposes of determining a quorum. It is expected that each of the Archrock Partners merger proposal and the APLP adjournment proposal are non-routine matters that brokers and nominees are not permitted to vote on absent specific instructions from the beneficial owner. Accordingly, if each proposal is non-routine and a bank or broker receives no instruction on any proposal from the beneficial owner, then the beneficial owner will have failed to vote his or her units, and those units will not be voted in person or by proxy and will not be deemed present for purposes of determining a quorum.

Q:
What is the vote required to approve each proposal?

A:
AROC stockholders:    Approval of the AROC stock issuance proposal requires the affirmative vote of a majority of the total votes cast on such proposal. Approval of the AROC adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on such proposal.

  Abstentions will have the same effect as votes against the AROC stock issuance proposal. Abstentions will have no effect on the AROC adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the AROC stock issuance proposal and the AROC adjournment proposal.

  The directors and executive officers of Archrock beneficially owned, in the aggregate, approximately        % of the outstanding AROC common stock as of the record date. Archrock believes that the directors and executive officers of Archrock will vote in favor of the AROC stock issuance proposal and the AROC adjournment proposal.

  APLP common unitholders:    Approval of the Archrock Partners merger proposal requires the affirmative vote of holders of a majority of the outstanding APLP common units. If a quorum is present at the Archrock Partners special meeting, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units. If no quorum is present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units represented either in person or by proxy at the Archrock Partners special meeting.

  Abstentions will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal. If no quorum is present, broker non-votes (if any) will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal, but failures to vote will have no effect on the APLP adjournment proposal.

  Pursuant to the merger agreement, Archrock has agreed to vote or cause to be voted all APLP common units beneficially owned by Archrock and its affiliates in favor of the Archrock Partners merger proposal unless there is an APLP adverse recommendation change (see "The Merger Agreement—Managing GP Recommendation and APLP Adverse Recommendation Change"). As of the record date, Archrock and its affiliates other than its directors and executive officers beneficially owned approximately        % of the outstanding APLP common units.

  The directors and executive officers of the Managing GP beneficially owned, in the aggregate, approximately        % of the outstanding APLP common units as of the record date. Archrock and Archrock Partners believe that the directors and executive officers of the Managing GP will vote in favor of the Archrock Partners merger proposal and the APLP adjournment proposal.

Q:
How do I vote my AROC common stock or APLP common units if I hold them in my own name?

A:
AROC stockholders:    After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under "The Archrock Special Meeting—Voting Procedures—Voting by AROC Stockholders."

  APLP common unitholders:    After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under "The Archrock Partners Special Meeting—Voting Procedures—Voting by APLP Common Unitholders."

Q:
If my AROC common stock or APLP common units are held in "street name" by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:
AROC stockholders:    If your AROC common stock is held in "street name" in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your AROC common stock with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote AROC common stock held in street name by returning a proxy card directly to Archrock or by voting in person at the Archrock special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use. If you do not instruct your bank, broker or other nominee on how to vote your shares of AROC common stock, your bank, broker or other nominee cannot vote your shares of AROC common stock, which will result in the absence of a vote for or against the AROC stock issuance proposal and the AROC adjournment proposal. You should therefore provide you bank, broker or other nominee with instructions as to how to vote your shares of AROC common stock.

  APLP common unitholders:    If your APLP common units are held in "street name" in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your APLP common units with instructions on how to vote your units. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote APLP common units held in street name by returning a proxy card directly to Archrock Partners or by voting in person at the Archrock Partners special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use. If you do not

v

  instruct your bank, broker or other nominee on how to vote your APLP common units, your bank, broker or other nominee cannot vote your APLP common units, which will have the same effect as a vote against the Archrock Partners merger proposal and the APLP adjournment proposal. You should therefore provide you bank, broker or other nominee with instructions as to how to vote your APLP common units.

Q:
When do you expect the merger to be completed?

A:
We currently expect the merger to close in the second quarter of 2018. A number of conditions must be satisfied before Archrock and Archrock Partners can complete the merger, including the approval of the AROC stock issuance proposal by the AROC stockholders and the approval of the Archrock Partners merger proposal by the APLP common unitholders. Although Archrock and Archrock Partners cannot be sure when all of the conditions to the merger will be satisfied, Archrock and Archrock Partners expect to complete the merger as soon as practicable following the Archrock and Archrock Partners special meetings (assuming the AROC stock issuance proposal and the Archrock Partners merger proposal are approved by the AROC stockholders and APLP common unitholders, respectively), subject to, among other things, the registration statement of which this joint proxy statement/prospectus forms a part having been declared effective under the Securities Act. See "The Merger Agreement—Conditions to Completion of the Merger" and "Risk Factors—Risks Related to the Merger." The merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect each party's future business and financial results and the trading prices of AROC common stock and APLP common units.

Q:
How does the AROC board recommend that the AROC stockholders vote?

A:
The AROC board recommends that AROC stockholders vote FOR the AROC stock issuance proposal and FOR the AROC adjournment proposal.

  On January 1, 2018, the AROC board unanimously determined that the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, are in the best interests of Archrock and the AROC stockholders. The AROC board unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, and recommends that the AROC stockholders vote FOR the AROC stock issuance proposal and FOR the adjournment proposal.

  AROC stockholders should be aware that some of Archrock's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as AROC stockholders. See "The Merger—Interests of Certain Persons in the Merger."

Q:
How do the APLP conflicts committee and the APLP board recommend that the APLP common unitholders vote?

A:
The APLP conflicts committee and the APLP board each recommend that the APLP common unitholders vote FOR the Archrock Partners merger proposal. The APLP board recommends that the APLP common unitholders vote FOR the APLP adjournment proposal.

  On January 1, 2018, the APLP conflicts committee—which consists of the three members of APLP board who are independent under Archrock Partners' governance guidelines and the listing standards of the NASDAQ Global Select Market ("NASDAQ") and who are not also executive officers or members of the AROC board—and the APLP board each unanimously determined that the merger is in the best interests of Archrock Partners, including the APLP common unitholders other than Archrock and its affiliates (the "APLP unaffiliated unitholders"), and unanimously approved the merger agreement and the merger. The APLP conflicts committee and the APLP board each unanimously recommend that the APLP common unitholders vote FOR the Archrock Partners merger proposal. The APLP conflicts committee's approval constitutes "Special Approval," as such term is defined by the First Amended and Restated Agreement of Limited Partnership of Archrock Partners, dated as of October 20, 2006, as amended or supplemented from time to time (the "Archrock Partners partnership agreement").

  For more information regarding the recommendation of the APLP conflicts committee in making such determination under the Archrock Partners partnership agreement, see "The Merger—Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger."

  APLP common unitholders should be aware that some of Archrock Partners' directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as APLP common unitholders. See "The Merger—Interests of Certain Persons in the Merger."

Q:
What are the U.S. federal income tax consequences to an APLP common unitholder as a result of the merger?

A:
The receipt of AROC common stock in exchange for APLP common units pursuant to the merger agreement will be a taxable transaction to U.S. Holders (as defined in "United States Federal Income Tax Consequences") for U.S. federal income tax purposes. In such case, a U.S. Holder will generally recognize capital gain or loss on the receipt of AROC common stock in exchange for APLP common units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by Archrock Partners and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder's share of Archrock Partners' income may become available to offset a portion of the gain recognized by such U.S. Holder. A U.S. Holder's tax basis in the shares of AROC common stock received in the merger will equal the fair market value of such shares. See "United States Federal Income Tax Consequences" for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:
What are the U.S. federal income tax consequences for an APLP common unitholder of the ownership of AROC common stock after the merger is completed?

A:
Archrock is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by Archrock to a stockholder who is a U.S. Holder will generally be included in such U.S. Holder's income as ordinary dividend income to the extent of Archrock's current or accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to AROC stockholders by Archrock after the merger may exceed Archrock's current and accumulated earnings and profits. Distributions of cash in excess of Archrock's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder's adjusted tax basis in such U.S. Holder's AROC common stock and, to the extent the distribution exceeds such stockholder's adjusted tax basis, as capital gain from the sale or exchange of such AROC common stock. See "United States Federal Income Tax Consequences" for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of AROC common stock received in the merger.

Q:
Are AROC stockholders or APLP common unitholders entitled to appraisal rights?

A:
No. Neither AROC stockholders nor APLP common unitholders are entitled to appraisal rights in connection with the merger under applicable law or contractual appraisal rights under Archrock's organizational documents, the Archrock Partners partnership agreement or the merger agreement.

Q:
What if I do not specify an instruction?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the AROC common stock represented by your proxy will be voted as recommended by the AROC board with respect to that proposal or the APLP common units represented by your proxy will be voted as recommended by the APLP board with respect to that proposal. Unless an AROC stockholder or APLP common unitholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the Archrock special meeting or Archrock Partners special meeting, as applicable.

  For purposes of each of the Archrock special meeting and the Archrock Partners special meeting, an abstention occurs when a stockholder or unitholder, as applicable, attends the applicable special meeting in person and does not vote or returns a proxy with an "abstain" instruction.

  Archrock

  AROC Stock Issuance Proposal:    An abstention will have the same effect as a vote cast "AGAINST" the AROC stock issuance proposal. If an AROC stockholder is not present in person at the Archrock special meeting and does not submit a proxy, it will have no effect on the vote count for the AROC stock issuance proposal (assuming a quorum is present).

  AROC Adjournment Proposal:    An abstention will have no effect on the AROC adjournment proposal. If an AROC stockholder is not present in person at the Archrock special meeting and does not submit a proxy, it will have no effect on the vote count for the AROC adjournment proposal.

  Archrock Partners

  Archrock Partners Merger Proposal:    An abstention will have the same effect as a vote cast "AGAINST" the Archrock Partners merger proposal. If an APLP common unitholder is not present in person at the Archrock Partners special meeting and does not submit a proxy, it will have the same effect as a vote cast "AGAINST" the Archrock Partners merger proposal.

  APLP Adjournment Proposal:    An abstention will have the same effect as a vote "AGAINST" the APLP adjournment proposal. APLP common units not in attendance at the Archrock Partners special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the Archrock Partners special meeting if a quorum is not present. If a quorum is present, APLP common units not in attendance at the Archrock Partners special meeting and for which no proxy has been submitted will have the same effect as a vote "AGAINST" the APLP adjournment proposal.

Q:
If I am planning to attend a special meeting in person, should I still vote by proxy?

A:
Yes. Whether or not you plan to attend the Archrock special meeting or the Archrock Partners special meeting, as applicable, you should vote by proxy. Your AROC common stock or APLP common units will not be voted if you do not vote by proxy and do not vote in person at the Archrock special meeting or the Archrock Partners special meeting, as applicable.

Q:
Who may attend the Archrock special meeting and the Archrock Partners special meeting?

A:
AROC stockholders as of the record date (or their authorized representatives) and Archrock's invited guests may attend the Archrock special meeting. APLP common unitholders as of the record date (or their authorized representatives) and Archrock Partners' invited guests may attend the Archrock Partners special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you own your AROC common stock or APLP common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•
giving written notice of revocation that is received by the Secretary of the Managing GP or the Secretary of Archrock, as applicable, at or before the Archrock special meeting or the Archrock Partners special meeting, as applicable;

•
appearing and voting in person at the Archrock special meeting or the Archrock Partners special meeting, as applicable; or

•
properly completing and executing a later dated proxy and delivering it, or properly completing and submitting a later dated proxy by internet or telephone, to the Secretary of the Managing GP or the Secretary of Archrock, as applicable, at or before the Archrock special meeting or the Archrock Partners special meeting, as applicable.

  Your presence without voting at the Archrock special meeting or the Archrock Partners special meeting, as applicable, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:
What should I do if I receive more than one set of voting materials for the Archrock special meeting or the Archrock Partners special meeting?

A:
You may receive more than one set of voting materials for the Archrock special meeting or the Archrock Partners special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold AROC common stock or APLP common units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Finally, if you hold both AROC common stock and APLP common units, you will receive two separate packages of proxy materials. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:
Whom do I call if I have further questions about voting, the special meetings or the merger?

A:
AROC stockholders and APLP common unitholders who have questions about the merger, including the procedures for voting their shares or units, or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

AROC Stockholders	APLP Common Unitholders
Banks and Brokers Call: All Others Call Toll Free: Email:	Banks and Brokers Call: All Others Call Toll Free: Email:
or	or
Archrock, Inc. 9807 Katy Freeway, Suite 100 Houston, TX 77024 Telephone: (281) 836-8000	Archrock Partners, L.P. 9807 Katy Freeway, Suite 100 Houston, TX 77024 Telephone: (281) 836-8000

x

 SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Archrock and Archrock Partners urge you to read carefully this joint proxy statement/prospectus in its entirety, including the Annexes. Additionally, important information, which Archrock and Archrock Partners also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138. Unless stated otherwise, all references in this joint proxy statement/prospectus to Archrock are to Archrock, Inc., all references to Archrock Partners are to Archrock Partners, L.P. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of January 1, 2018, by and among Archrock, the General Partner, the Managing GP and Archrock Partners, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 11, 2018, by and among Archrock, Merger Sub, the General Partner, the Managing GP and Archrock Partners, copies of which are attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

The Parties

  Archrock, Inc.

        Archrock is a corporation incorporated under the laws of the State of Delaware, and Archrock's common stock is listed on the NYSE under the trading symbol "AROC." Archrock is a pure play U.S. natural gas contract operations services business and the leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment in the U.S. Archrock operates in two primary business lines: contract operations and aftermarket services. In its contract operations business line, Archrock uses its fleet of natural gas compression equipment to provide operations services to its customers. In its aftermarket services business line, Archrock sells parts and components and provides operations, maintenance, overhaul and reconfiguration services to customers who own compression equipment.

        Archrock's principal executive offices are located at 9807 Katy Freeway, Suite 100, Houston, TX 77024 and its telephone number is (281) 836-8000.

  Archrock Partners, L.P.

        Archrock Partners is a publicly traded master limited partnership organized under the laws of the State of Delaware that was formed in June 2006. Archrock Partners' common units are listed on NASDAQ under the trading symbol "APLP." Archrock Partners is the U.S. market leader in the full-service natural gas compression industry. Archrock Partner's contract operations services primarily include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment to provide natural gas compression services to its customers.

        Archrock Partners' principal executive offices are located at 9807 Katy Freeway, Suite 100, Houston, TX 77024 and its telephone number is (281) 836-8000.

  Amethyst Merger Sub LLC

        Merger Sub, an indirect wholly owned subsidiary of Archrock, is a Delaware limited liability company formed on January 10, 2018, for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into Archrock Partners, with Archrock Partners continuing as the surviving entity and a wholly owned indirect subsidiary of Archrock. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

  Relationships Between the Parties

        Archrock has a significant equity interest in Archrock Partners. As of January 26, 2018, Archrock's interests in Archrock Partners consisted of the following:

  •
  an approximate 2% general partner interest, which Archrock holds through its indirect 100% ownership interest in the Managing GP;

  •
  all of the outstanding incentive distribution rights ("IDRs"); and

  •
  29.1 million (approximately 41%) of the 70.2 million outstanding APLP common units.

        The outstanding common units (including common units held by Archrock and the Managing GP) account for approximately 98% of the total ownership interest in Archrock Partners, with the remaining 2% of the total ownership interest in Archrock Partners being composed of the general partner interest in Archrock Partners.

        Certain of the executive officers and directors of the Managing GP are also executive officers and directors of Archrock. See "The Merger—Interests of Certain Persons in the Merger—Common Directors and Executive Officers."

The Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, an indirect wholly owned subsidiary of Archrock, will merge with and into Archrock Partners, with Archrock Partners continuing as the surviving entity and an indirect wholly owned subsidiary of Archrock.

The Merger Consideration

        At the effective time of the merger, each APLP common unit issued and outstanding will be converted into the right to receive 1.40 shares of AROC common stock, other than (i) APLP common units that are owned immediately prior to the effective time of the merger by Archrock Partners, which will be automatically cancelled and will cease to exist, and (ii) APLP common units owned immediately prior to the effective time of the merger by Archrock MLP LP LLC, an indirect wholly owned subsidiary of Archrock, which will remain outstanding and unaffected by the merger. The General Partner Interest (as defined in the Archrock Partners partnership agreement) will also remain outstanding, unaffected by the merger.

        Archrock will not issue any fractional shares of AROC common stock in the merger; instead, all fractions of AROC common stock to which a holder of APLP common units would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of AROC common stock.

Archrock Special Meeting

        Where and when:    The Archrock special meeting will take place at 9807 Katy Freeway, Suite 100, Houston, TX 77024, on                    , 2018 at               , local time.

        What you are being asked to vote on:    At the Archrock special meeting, AROC stockholders will vote on the AROC stock issuance proposal and the AROC adjournment proposal. AROC stockholders may also be asked to consider other matters as may properly come before the Archrock special meeting. At this time, Archrock knows of no other matters that will be presented for the consideration of the AROC stockholders at the Archrock special meeting.

        Who may vote:    You may vote at the Archrock special meeting if you owned AROC common stock at the close of business on the record date of                     , 2018. On that date, there were                shares of AROC common stock outstanding. You may cast one vote for each outstanding share of AROC common stock that you owned on the record date.

        What vote is needed:    Approval of the AROC stock issuance proposal requires the affirmative vote of a majority of the total votes cast on such proposal. Approval of the AROC adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on such proposal.

        All of the directors and executive officers of Archrock beneficially owned, in the aggregate, approximately        % of the outstanding AROC common stock as of the record date. Archrock believes that the directors and executive officers of Archrock will vote in favor of the AROC stock issuance proposal and the AROC adjournment proposal.

Archrock Partners Special Meeting

        Where and when:    The Archrock Partners special meeting will take place at 9807 Katy Freeway, Suite 100, Houston, TX 77024, on                    , 2018 at              , local time.

        What you are being asked to vote on:    At the Archrock Partners special meeting, APLP common unitholders will vote on the Archrock Partners merger proposal and the APLP adjournment proposal. APLP common unitholders also may be asked to consider other matters as may properly come before the Archrock Partners special meeting. At this time, Archrock Partners knows of no other matters that will be presented for the consideration of the APLP common unitholders at the Archrock Partners special meeting.

        Who may vote:    You may vote at the Archrock Partners special meeting if you owned APLP common units at the close of business on the record date of                     , 2018. On that date, there were                    APLP common units outstanding. You may cast one vote for each outstanding APLP common unit that you owned on the record date.

        What vote is needed:    Approval of the Archrock Partners merger proposal requires the affirmative vote of holders of a majority of the outstanding APLP common units. If a quorum is present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units. If no quorum is present, the APLP adjournment proposal requires approval of the affirmative vote of holders of a majority of the outstanding APLP common units represented either in person or by proxy at the Archrock Partners special meeting.

        Pursuant to the merger agreement, Archrock has agreed to vote or cause to be voted all Archrock Partners units beneficially owned by Archrock and its affiliates in favor of the Archrock Partners merger proposal unless there is an Archrock Partners adverse recommendation change. As of the record date, Archrock and its affiliates other than its directors and executive officers beneficially owned approximately        % of the outstanding APLP common units which represent, in the aggregate,        % of the total outstanding common units.

        All of the directors and executive officers of the Managing GP beneficially owned, in the aggregate, approximately        % of the outstanding APLP common units as of the record date. Archrock and Archrock Partners believe that the directors and executive officers of the Managing GP will vote in favor of the Archrock Partners merger proposal and the APLP adjournment proposal.

Recommendation of the AROC board and its Reasons for the Merger

        At a meeting held on January 1, 2018, the AROC board unanimously determined that the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance are in the best interests of Archrock and the AROC stockholders. The AROC board unanimously approved the merger, the merger agreement, the exchange ratio of 1.40 shares of AROC common stock for each APLP common unit and the transactions contemplated by the merger agreement, including the AROC stock issuance, and recommends that the AROC stockholders vote FOR the AROC stock issuance proposal. In the course of reaching its decision, the AROC board considered a number of factors in its deliberations. See "The Merger—Recommendation of the AROC board and its Reasons for the Merger."

        AROC stockholders should be aware that some of Archrock's directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as AROC stockholders. See "The Merger—Interests of Certain Persons in the Merger."

Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger

        At a meeting of the APLP conflicts committee held on January 1, 2018, the APLP conflicts committee (a) determined that the merger and the merger agreement are in the best interests of Archrock Partners, including the APLP unaffiliated unitholders; (b) approved the merger and the execution, delivery and performance by Archrock Partners of the merger agreement, which approval constitutes "Special Approval," as such term is defined by the Archrock Partners partnership agreement; (c) determined to recommend that the APLP board approve the merger and the merger agreement; (d) determined to recommend that the APLP board submit the merger agreement to a vote of the Limited Partners (as defined in the Archrock Partners partnership agreement); and (e) determined to recommend that the APLP common unitholders vote in favor of and approving and adopting the merger agreement.

        Later on January 1, 2018, at a meeting of the APLP board, the APLP board (based upon the recommendation of the APLP conflicts committee) unanimously determined that the merger and the merger agreement, including the transactions contemplated thereby, are in the best interests of Archrock Partners, including the APLP unaffiliated unitholders, approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and resolved to submit the merger and the merger agreement to a vote of the APLP common unitholders and recommend approval of the merger agreement by the APLP common unitholders. For more information regarding the recommendation of the APLP conflicts committee and the APLP board, see "The Merger—Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger."

        APLP common unitholders should be aware that some of Archrock Partners' directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as APLP common unitholders. See "The Merger—Interests of Certain Persons in the Merger."

Opinion of the Financial Advisor to Archrock

        In connection with the merger, Archrock's financial advisor, Citigroup Global Markets Inc. ("Citi") delivered a written opinion, dated January 1, 2018, to the AROC board as to the fairness, from a financial point of view and as of the date of the opinion, to Archrock of the exchange ratio provided for pursuant to the merger agreement. The full text of Citi's written opinion, dated January 1, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the AROC board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to Archrock and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Archrock to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Archrock or the effect of any other transaction which Archrock might engage in or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed merger or otherwise.

Opinion of the Financial Advisor to the APLP Conflicts Committee

        In connection with the proposed merger, Evercore Group L.L.C. ("Evercore") delivered a written opinion, dated January 1, 2018, to the APLP conflicts committee as to the fairness, from a financial point of view and as of the date of the opinion, to the APLP unaffiliated unitholders of the exchange ratio provided for pursuant to the merger agreement. The full text of Evercore's written opinion, dated January 1, 2018, to the APLP conflicts committee, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Evercore's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Evercore's opinion. Evercore's opinion was prepared at the request and for the benefit and use of the APLP conflicts committee (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view, and Evercore did not express any opinion on any other terms or aspects of the merger or any other matter. Evercore expressed no opinion as to the relative merits of the merger or any other transactions or business strategies discussed by the APLP conflicts committee as alternatives to the merger or the decision of the APLP conflicts committee to proceed with the merger. Evercore's opinion did not constitute and is not a recommendation to the APLP conflicts committee as to any action taken on any aspect of the merger or any other matter. Neither Evercore's written opinion, nor the summary of such opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how unitholders of Archrock Partners or any other person should act or vote with respect to the merger or any other matter.

Interests of Certain Persons in the Merger

        APLP common unitholders should be aware that some of the executive officers and directors of the Managing GP have interests in the transaction that may differ from, or may be in addition to, the interests of APLP common unitholders generally. These interests include:

  •
  Certain of the executive officers and directors of the Managing GP are also executive officers and directors of Archrock.

  •
  The directors and officers of the Managing GP are entitled to continued indemnification and insurance coverage under the merger agreement.

  •
  Certain of the directors and executive officers of the Managing GP beneficially own APLP common units and will receive the applicable merger consideration upon completion of the merger.

  •
  Certain of the executive officers and certain of the directors of the Managing GP beneficially own AROC common stock.

        AROC stockholders should be aware that some of the executive officers and directors of Archrock have interests in the transaction that may differ from, or may be in addition to, the interests of AROC stockholders generally. These interests include:

  •
  Certain of the executive officers and directors of Archrock are also executive officers and directors of the Managing GP.

  •
  Certain of the executive officers and certain of the directors of Archrock beneficially own APLP common units, and these directors and executive officers will receive the applicable merger consideration upon completion of the merger.

Conditions to Completion of the Merger

        Archrock and Archrock Partners may not complete the merger unless each of the following conditions is satisfied or, if applicable, waived:

  •
  the merger agreement must have been approved by the affirmative vote or consent of holders of a majority of the outstanding APLP common units at the Archrock Partners special meeting (the "APLP common unitholder approval");

  •
  the AROC stock issuance must have been approved by the affirmative vote of the holders of a majority of the total votes cast on such proposal (the "AROC stockholder approval");

  •
  any waiting period applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") shall have been terminated or must have expired;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the merger agreement or making the completion of the transactions contemplated by the merger agreement illegal;

  •
  the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

  •
  the AROC common stock deliverable to the APLP common unitholders as contemplated by the merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

        The obligations of Archrock and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the merger agreement of Archrock Partners, the General Partner and the Managing GP being true and correct as of January 1, 2018 and as of the closing date of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described "The Merger Agreement—Conditions to Completion of the Merger";

  •
  Archrock Partners, the General Partner and the Managing GP having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

  •
  the receipt by Archrock of an officer's certificate signed on behalf of Archrock Partners, the General Partner and the Managing GP by an executive officer of the Managing GP certifying that the preceding conditions have been satisfied.

        The obligation of Archrock Partners to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the merger agreement of Archrock being true and correct as of January 1, 2018 and as of the closing date of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described "The Merger Agreement—Conditions to Completion of the Merger";

  •
  Archrock and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

  •
  the receipt by Archrock Partners of an officer's certificate signed on behalf of Archrock by an executive officer of Archrock certifying that the preceding conditions have been satisfied.

The Managing GP Recommendation and Archrock Partners Adverse Recommendation Change

        The merger agreement generally provides that, subject to the exceptions described below, neither the APLP conflicts committee nor the APLP board will make an Archrock Partners adverse recommendation change (as described under "The Merger Agreement—the Managing GP Recommendation and Archrock Partners Adverse Recommendation Change").

        The APLP conflicts committee and the APLP board may, however, make an Archrock Partners adverse recommendation change only if the APLP board or the APLP conflicts committee, as applicable, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the Archrock Partners partnership agreement and applicable law; provided, however, that the APLP board or the APLP conflicts committee, as applicable, may not take such action pursuant to the foregoing unless it complies with certain provisions of the merger agreement as described under "The Merger Agreement—the Managing GP Recommendation and Archrock Partners Adverse Recommendation Change."

APLP Common Unitholder Approval

        Archrock Partners has agreed to hold a special meeting of the APLP common unitholders as promptly as practicable (which shall be no later than 35 days after the date that the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act) for purposes of obtaining the APLP common unitholder approval. See "—The Archrock Partners Special Meeting." This obligation is not affected by the withdrawal or modification by the APLP board or the APLP conflicts committee of its recommendation or any other action by the APLP board or the APLP conflicts committee, as the case may be, with respect to the merger agreement or the transactions contemplated by the merger agreement.

        The merger agreement also requires Archrock Partners, through the APLP board and the APLP conflicts committee, to recommend to the limited partners of Archrock Partners approval of the merger agreement (subject to the ability of the APLP board or the APLP conflicts committee to change such recommendation as described herein) and to use reasonable best efforts to obtain from the limited partners of Archrock Partners the APLP common unitholder approval.

Archrock Recommendation and Archrock Adverse Recommendation Change

        The merger agreement generally provides that, subject to the exceptions described below, the AROC board will not make an Archrock adverse recommendation change (as described under "The Merger Agreement—Archrock Recommendation and Archrock Adverse Recommendation Change").

        The AROC board may, however, make an Archrock adverse recommendation change in connection with a superior proposal only if Archrock has received a written alternative proposal that the AROC board believes is bona fide and the AROC board, after consultation with Archrock's financial advisors and outside legal counsel, has determined in good faith that such alternative proposal constitutes a superior proposal and, after consultation with Archrock's outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law; provided, however, that the AROC board may not take such action pursuant to the foregoing unless it complies with certain provisions of the merger agreement as described under "The Merger Agreement—Archrock Recommendation and Archrock Adverse Recommendation Change."

AROC Stockholder Approval

        Archrock has agreed to hold a special meeting of the AROC stockholders as promptly as practicable (which shall be no later than 35 days after the date that the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act) for the purpose of obtaining the AROC stockholder approval. See "—The Archrock Special Meeting." This obligation is not affected by any action by the AROC board with respect to the merger agreement or the transactions contemplated by the merger agreement. See "—The Archrock Special Meeting."

        The merger agreement also requires Archrock, through the AROC board, to recommend to the AROC stockholders' approval of the AROC stock issuance (subject to the ability of the AROC board to change such recommendation as described herein) and use reasonable best efforts to obtain from the AROC stockholders the AROC stockholder approval.

No Solicitation by Archrock of Alternative Proposals

        The merger agreement contains provisions prohibiting Archrock from seeking an alternative proposal. Under these "no solicitation" covenants, Archrock has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective representatives not to, directly or indirectly, except as permitted by the merger agreement:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage the submission of an alternative proposal (including any acquisition structured as a merger, consolidation or share exchange);

  •
  participate in any discussions or negotiations regarding, or furnish any information with respect to, any proposal or offer from any person relating to, or that could reasonably be expected to lead to, an alternative proposal;

  •
  knowingly assist, participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing;

  •
  enter into any acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions); or

  •
  make an Archrock adverse recommendation change.

        Archrock has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to an alternative proposal and immediately prohibit any access by any person to confidential information relating to a possible alternative proposal.

        After the date of the merger agreement and before Archrock obtains its stockholders' approval, if (i) Archrock has received a written alternative proposal that the AROC board believes is bona fide, (ii) the AROC board, after consultation with Archrock's financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and, after consultation with Archrock's outside legal counsel, failure to take such action would be inconsistent with its duties under applicable laws and (iii) such alternative proposal did not result from a material breach of the "no solicitation" covenants in the merger agreement, then Archrock may (x) furnish information, including confidential information, with respect to Archrock and its subsidiaries to the person making such alternative proposal and (y) participate in discussions or negotiations regarding such alternative proposal; provided, however, that (A) Archrock and its respective subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless Archrock has, or first enters into, a confidentiality agreement with such person and (B) Archrock will provide to Archrock Partners, the General Partner and the Managing GP non-public information with respect to Archrock Partners and its subsidiaries that was not previously provided or made available to Archrock Partners, the General Partner and the Managing GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

Termination of the Merger Agreement

        The merger agreement may be terminated prior to the closing of the merger:

  •
  by the mutual written consent of Archrock and Archrock Partners duly authorized by the AROC board and the APLP conflicts committee, respectively.

  •
  by either of Archrock Partners or Archrock:

  •
  if the closing does not occur on or before September 30 2018; provided that this termination right will not be available to a party whose failure to perform and comply in all material respects with its covenants and agreements is the cause of the failure of the closing and this termination right will not be available to Archrock Partners or Archrock, respectively, if the other party has filed and is pursuing an action seeking specific performance;

  •
  if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, that this termination right is not available to Archrock Partners or Archrock if such restraint was due to the failure of, in the case of Archrock Partners, Archrock Partners, the General Partner or the Managing GP and, in the case of Archrock, Archrock or Merger Sub, to perform any of its obligations under the merger agreement;

  •
  if the Archrock Partners special meeting has occurred and the APLP common unitholder approval has not been obtained; or

  •
  if the AROC stockholder meeting has occurred and the AROC stockholder approval has not been obtained.

  •
  by Archrock:

  •
  if the APLP board or the APLP conflicts committee makes an Archrock Partners adverse recommendation change, unless the APLP common unitholder approval has been obtained;

  •
  if Archrock Partners, the General Partner or the Managing GP has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless Archrock or Merger Sub is also in material breach of any representations, warranties, covenants or agreements in the merger agreement); or

  •
  if Archrock is terminating the merger agreement to enter into a definitive agreement relating to a superior proposal in accordance with the terms of the merger agreement, so long as Archrock has complied in all material respects with the "no solicitation" covenants in the merger agreement.

  •
  by Archrock Partners (which may be effected by the APLP conflicts committee):

  •
  if Archrock has breached or failed to perform the "no-solicitation" covenant in the merger agreement; or

  •
  if Archrock has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless Archrock Partners, the General Partner or the Managing GP is in material breach of any representations, warranties, covenants or agreements in the merger agreement).

Effect of Termination; Termination Fees

        If the merger agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to either party. However, termination will not relieve either party of any liability for failure to consummate the merger and other transactions contemplated by the merger agreement when required under the agreement or for intentional fraud or any "willful breach" (as defined in the merger agreement).

        The merger agreement contains various amounts payable under the circumstances described below:

  •
  if the merger agreement is terminated by Archrock Partners or Archrock due to the failure of the closing of the merger to occur prior to September 30, 2018, then Archrock shall reimburse Archrock Partners for its reasonable expenses (up to $2 million);

  •
  if the merger agreement is terminated by Archrock Partners or Archrock due to the failure to obtain the required AROC stockholder approval, then Archrock shall reimburse Archrock Partners for its reasonable expenses (up to $2 million);

  •
  if the merger agreement is terminated by Archrock Partners due to a material uncured breach by Archrock of any of its covenants, agreements, representations or warranties, then Archrock shall pay to Archrock Partners an amount equal to $10 million;

  •
  if the merger agreement is terminated by Archrock due to a material uncured breach by Archrock Partners of any of its covenants, agreements, representations or warranties, then Archrock Partners shall reimburse Archrock for its reasonable expenses (up to $2 million);

  •
  if the merger agreement is terminated by Archrock to enter into a definitive agreement relating to a superior proposal, then Archrock shall pay to Archrock Partners an amount equal to $10 million; or

  •
  if an alternative proposal is publicly made prior to the AROC stockholders meeting and the merger agreement is terminated by Archrock Partners or Archrock due to the failure of the closing of the merger to occur prior to September 30, 2018 or the failure to obtain the required AROC stockholder approval, and, within twelve months after termination, Archrock (or any of its subsidiaries) has entered into a definitive agreement with respect to an alternative proposal or consummated an alternative proposal (whether or not such proposal is the same proposal made prior to the AROC stockholders meeting), then Archrock shall pay to Archrock Partners an amount equal to $10 million.

        If a $10 million fee is paid to Archrock Partners in one of the preceding circumstances, that fee (less certain unreimbursed out-of-pocket expenses) received by Archrock Partners will be distributed to the APLP common unitholders as a special distribution, and Archrock and its affiliates will waive any rights to receive such distribution.

APLP Conflicts Committee

        Archrock has agreed, until the effective time of the merger or the termination of the merger agreement, not to, without the consent of holders of a majority of the then existing APLP conflicts committee, take any action (or allow its subsidiaries to take any action) intended to cause the Managing GP to eliminate the APLP conflicts committee, revoke or diminish the authority of the APLP conflicts committee or remove or cause the removal of any director of the APLP board that is a member of the APLP conflicts committee either as a director or member of such committee.

United States Federal Income Tax Consequences of the Merger

        The receipt of AROC common stock in exchange for APLP common units pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in "United States Federal Income Tax Consequences"). In such case, a U.S. Holder who receives AROC common stock in exchange for APLP common units pursuant to the merger agreement will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the fair market value of the AROC common stock received and (ii) such U.S. Holder's share of Archrock Partners' nonrecourse liabilities immediately prior to the merger; and

  •
  such U.S. Holder's adjusted tax basis in the APLP common units exchanged therefor (which includes such U.S. Holder's share of Archrock Partners' nonrecourse liabilities immediately prior to the merger).

        Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by Archrock Partners and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder's share of Archrock Partners' income may become available to offset a portion of the gain recognized by such U.S. Holder.

        The U.S. federal income tax consequences of the merger to an APLP common unitholder will depend on such common unitholder's own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

        See "United States Federal Income Tax Consequences" for a more complete discussion of U.S. federal income tax consequences of the merger.

No Appraisal Rights

        Neither AROC stockholders nor APLP common unitholders are entitled to appraisal rights in connection with the merger under applicable law or contractual appraisal rights under Archrock's organizational documents, the Archrock Partners partnership agreement or the merger agreement.

Listing of AROC Common Stock to be Issued in the Merger; Delisting and Deregistration of APLP Common Units

        Archrock expects to obtain approval to list on the NYSE the AROC common stock to be issued pursuant to the merger agreement, which approval is a condition to the merger. Upon completion of the merger, APLP common units currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act.

Accounting Treatment of the Merger

        The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because Archrock controls Archrock Partners both before and after the merger, the changes in Archrock's ownership interest in Archrock Partners resulting from the merger will be accounted for as an equity transaction, and no gain or loss will be recognized in Archrock's consolidated income statement. In addition, the tax effects of the merger are reported as adjustments to long-term assets associated with discontinued operations, deferred income taxes, additional paid-in capital and accumulated other comprehensive income consistent with ASC 740, Income Taxes (ASC 740).

Timing of the Merger

        The merger is expected to close in the second quarter of 2018, subject to the receipt of stockholder and unitholder approvals and the satisfaction or waiver of the other closing conditions. For a discussion of the timing of the merger, see "The Merger Agreement—The Merger; Effective Time; Closing" beginning on page 80.

Comparison of the Rights of AROC Stockholders and APLP Common Unitholders

        A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. APLP common unitholders will own AROC common stock following the completion of the merger, and their rights associated with the AROC common stock will be governed by Archrock's organizational documents and the Delaware General Corporation Law (the "DGCL"), which differ in a number of respects from the Archrock Partners partnership agreement and Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act").

Summary of Risk Factors

        You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, Archrock's business, AROC common stock and risks resulting from Archrock's organizational structure are described under "Risk Factors" beginning on page 26. Some of these risks include, but are not limited to, those described below:

  •
  The merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect each party's future business and financial results and the trading prices of AROC common stock and APLP common units.

  •
  Because the exchange ratio is fixed and because the market price of AROC common stock will fluctuate prior to the completion of the merger, APLP common unitholders cannot be sure of the market value of the AROC common stock they will receive as merger consideration relative to the value of APLP common units they exchange.

  •
  The date APLP common unitholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

  •
  Archrock and Archrock Partners may incur substantial transaction-related costs in connection with the merger.

  •
  Each of Archrock and Archrock Partners is subject to provisions that limit its ability to pursue alternatives to the merger and could discourage a potential competing acquirer from making a favorable alternative transaction proposal.

  •
  Archrock is subject to provisions under the merger agreement that, in specified circumstances, could require Archrock to pay a fee to Archrock Partners of $10 million. In addition, each of Archrock and Archrock Partners may, under certain specified circumstances, be responsible for the other party's expenses in an amount up to $2 million.

  •
  Certain executive officers and directors of the Managing GP and Archrock have interests in the merger that are different from, or in addition to, the interests they may have as APLP common unitholders or AROC stockholders, respectively, which could have influenced their decision to support or approve the merger.

  •
  Financial projections by Archrock and Archrock Partners may not prove to be reflective of actual future results.

  •
  Archrock and Archrock Partners may be unable to obtain the regulatory clearances required to complete the merger or, in order to do so, Archrock and Archrock Partners may be required to comply with material restrictions or satisfy material conditions.

  •
  The unaudited pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity's financial condition or results of operations following the merger.

  •
  Shares of AROC common stock to be received by APLP common unitholders as a result of the merger have different rights from APLP common units.

  •
  The merger will be a taxable transaction to APLP common unitholders and, in such case, the resulting tax liability of an APLP common unitholder, if any, will depend on the unitholder's particular situation. The tax liability of an APLP common unitholder as a result of the merger could be more than expected.

  •
  The U.S. federal income tax treatment of owning and disposing of AROC common stock received in the merger will be different than the U.S. federal income tax treatment of owning and disposing of APLP common units.

  •
  Archrock's future tax liability may be greater than expected if it does not generate net operating losses ("NOLs") sufficient to offset taxable income or if tax authorities challenge certain of its tax positions.

  •
  Archrock's ability to use NOLs to offset future income may be limited.

  •
  The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ARCHROCK

        The following selected historical consolidated financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 are derived from Archrock's unaudited condensed consolidated financial statements and as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 are derived from Archrock's audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. Historical consolidated financial data as of September 30, 2016 and December 31, 2014, 2013 and 2012 and for each of the years ended December 31, 2013 and 2012 are derived from Archrock's consolidated financial statements not incorporated by reference into this joint proxy statement/prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in Archrock's Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus. It should not be assumed the results of operations for any past period indicate results for any future period. For more information, see "Where You Can Find More Information" beginning on page 138.

	Nine Months Ended September 30,		Year Ended December 31,
Archrock, Inc.	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$585,720	$613,289	$807,069	$998,108	$959,153	$862,772	$836,824
Gross margin(a)	275,602	329,003	427,150	503,062	454,760	391,794	355,804
Selling, general and administrative	81,823	87,745	114,470	131,919	132,651	118,851	127,900
Depreciation and amortization	142,483	157,891	208,986	229,127	212,268	187,476	181,678
Long-lived asset impairment	20,858	40,381	87,435	124,979	42,828	16,696	131,417
Restatement and other charges	3,287	860	13,470	—	—	—	—
Restructuring and other charges	1,245	15,758	16,901	4,745	5,394	—	2,579
Goodwill impairment	—	—	—	3,738	—	—	—
Interest expense	66,817	62,842	83,899	107,617	112,273	112,194	129,058
Debt extinguishment costs	291	—	—	9,201	—	—	—
Other income, net	(4,472)	(4,640)	(8,590)	(2,079)	(5,475)	(22,535)	(5,132)
Loss before income taxes	(36,730)	(31,834)	(89,421)	(106,185)	(45,179)	(20,888)	(211,696)
Provision for (benefit from) income taxes	(6,052)	(12,712)	(24,604)	53,189	(28,066)	(17,840)	(77,034)
Loss from continuing operations	(30,678)	(19,122)	(64,817)	(159,374)	(17,113)	(3,048)	(134,662)
Net income (loss) from discontinued operations, net of tax	(54)	(42)	(426)	33,677	105,774	129,654	96,966
Net income (loss) attributable to noncontrolling interest	(2,125)	(3,220)	(10,688)	6,852	27,716	32,578	2,317
Net income (loss) attributable to AROC stockholders	(28,607)	(15,944)	(54,555)	(132,549)	60,945	94,028	(40,013)
Loss from continuing operations attributable to AROC stockholders per common share:
Basic and diluted	$(0.42)	$(0.24)	$(0.79)	$(2.44)	$(0.68)	$(0.55)	$(2.16)
Weighted average common shares outstanding used in loss per common share:
Basic and diluted	69,520	68,958	68,993	68,433	66,234	64,454	63,436
Other Financial Data:
Capital expenditures	$152,248	$97,009	$117,572	$256,142	$383,841	$291,530	$263,941
Dividends declared and paid per common share	$0.3600	$0.3775	$0.4975	$0.6000	$0.6000	$—	$—
Balance Sheet Data:
Cash and cash equivalents	$2,646	$5,363	$3,134	$1,563	$378	$471	$434
Working capital	85,786	124,428	109,157	150,199	508,531	434,577	373,997
Property, plant and equipment, net	2,073,753	2,161,603	2,079,099	2,267,788	2,372,081	1,855,076	1,807,691
Total assets	2,413,826	2,525,419	2,414,779	2,695,180	4,875,835	4,204,409	4,256,820
Long-term debt	1,392,947	1,471,382	1,441,724	1,576,882	2,008,311	1,486,605	1,555,492
Total AROC stockholder's equity	735,329	745,493	718,966	733,910	1,710,021	1,609,571	1,452,195

(a)
Archrock defines gross margin, a non-GAAP financial measure, as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by Archrock management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of Archrock's operations. AROC management believes gross margin is important because it focuses on the current operating performance of Archrock's operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with Archrock's selling, general and administrative ("SG&A") activities, the impact of Archrock's financing methods and income taxes. Depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of Archrock's assets and therefore may not portray the costs of current operating activity. As an indicator of Archrock's operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Archrock's gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner. Gross margin has certain material limitations associated with its use as compared to net income (loss). These limitations are primarily due to the exclusion of interest expense, depreciation and amortization expense, SG&A expense, impairment charges, restatement and other charges, restructuring and other charges, debt extinguishment costs, provision for (benefit from) income taxes and other (income) loss, net. Because Archrock intends to finance a portion of its operations through borrowings, interest expense is a necessary element of its costs and its ability to generate revenue. Additionally, because Archrock uses capital assets, depreciation expense is a necessary element of its costs and its ability to generate revenue and SG&A expense is necessary to support its operations and required corporate activities. To compensate for these limitations, Archrock management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of Archrock's performance.

  The following table reconciles Archrock's net income (loss) to gross margin (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
Archrock, Inc.	2017	2016	2016	2015	2014	2013	2012
Net income (loss)	$(30,732)	$(19,164)	$(65,243)	$(125,697)	$88,661	$126,606	$(37,696)
Selling, general and administrative	81,823	87,745	114,470	131,919	132,651	118,851	127,900
Depreciation and amortization	142,483	157,891	208,986	229,127	212,268	187,476	181,678
Long-lived asset impairment	20,858	40,381	87,435	124,979	42,828	16,696	131,417
Restatement and other charges	3,287	860	13,470	—	—	—	—
Restructuring and other charges	1,245	15,758	16,901	4,745	5,394	—	2,579
Goodwill impairment	—	—	—	3,738	—	—	—
Interest expense	66,817	62,842	83,899	107,617	112,273	112,194	129,058
Debt extinguishment costs	291	—	—	9,201	—	—	—
Other income, net	(4,472)	(4,640)	(8,590)	(2,079)	(5,475)	(22,535)	(5,132)
Provision for (benefit from) income taxes	(6,052)	(12,712)	(24,604)	53,189	(28,066)	(17,840)	(77,034)
(Income) loss from discontinued operations, net of tax	54	42	426	(33,677)	(105,774)	(129,654)	(96,966)

Gross margin	$275,602	$329,003	$427,150	$503,062	$454,760	$391,794	$355,804

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ARCHROCK PARTNERS

        The following selected historical consolidated financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 are derived from Archrock Partners' unaudited condensed consolidated financial statements and as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 are derived from Archrock Partners' audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. Historical consolidated financial data as of September 30, 2016 and December 31, 2014, 2013 and 2012 and for each of the years ended December 31, 2013 and 2012 are derived from Archrock Partners' consolidated financial statements not incorporated by reference into this joint proxy statement/prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in Archrock Partners' Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus. It should not be assumed the results of operations for any past period indicate results for any future period. For more information, see "Where You Can Find More Information" beginning on page 138.

	Nine Months Ended September 30,		Year Ended December 31,
Archrock Partners, L.P.	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per unit amounts)
Statement of Operations Data:
Revenues	$415,741	$426,954	$562,360	$656,808	$581,036	$466,193	$387,493
Gross margin(a)	242,885	268,930	352,949	398,316	342,998	264,148	204,333
Depreciation and amortization	108,947	115,951	153,741	155,786	128,196	103,711	88,298
Long-lived asset impairment	14,659	22,507	46,258	38,987	12,810	5,350	29,560
Restructuring charges	—	7,293	7,309	—	702	—	—
Goodwill impairment	—	—	—	127,757	—	—	—
Selling, general and administrative	59,325	61,337	79,717	85,586	80,521	61,971	49,889
Interest expense	63,361	58,089	77,863	74,581	57,811	37,068	25,167
Debt extinguishment costs	291	—	—	—	—	—	—
Other (income) loss, net	(3,614)	20	(2,594)	(1,391)	(74)	(9,481)	(35)
Provision for income taxes	2,970	469	1,412	1,035	1,313	1,506	945
Net income (loss)	$(3,054)	$3,264	$(10,757)	$(84,025)	$61,719	$64,023	$10,509
Weighted average common units outstanding:
Basic	66,298	59,805	60,450	58,539	54,107	47,651	41,371
Diluted	66,298	59,805	60,450	58,539	54,109	47,667	41,382
Income (loss) per common unit:
Basic and diluted	$(0.05)	$0.05	$(0.18)	$(1.71)	$0.89	$1.18	$0.14
Other Financial Data:
Distributable cash flow(b)	$103,322	$134,371	$175,696	$190,690	$177,628	$152,976	$117,966
Cash capital expenditures	115,939	50,945	62,345	229,202	303,952	168,036	157,828
Cash distributions declared and paid per limited partner unit in respective periods	0.8550	1.1425	1.4275	2.2600	2.1650	2.0800	2.0000
Balance Sheet Data:
Cash and cash equivalents	$448	$398	$217	$472	$295	$182	$142
Working capital	19,672	35,229	39,216	55,928	60,256	46,802	1,661
Total assets	1,914,836	1,895,633	1,903,374	1,994,653	1,995,713	1,359,460	1,162,854
Long-term debt, net	1,317,447	1,370,382	1,342,724	1,410,382	1,286,564	749,352	679,818
Partners' capital	528,789	478,200	522,173	547,996	683,341	591,755	439,000

(a)
Archrock Partners defines gross margin, a non-GAAP financial measure, as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by APLP management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of APLP's operations. Archrock Partners believes gross margin is important because it focuses on the current operating performance of APLP's operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with APLP's SG&A activities, the impact of APLP's financing methods and income taxes. Depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of APLP's assets and therefore may not portray the costs of current operating activity. As an indicator of APLP's operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. APLP's gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

  Gross margin has certain material limitations associated with its use as compared to net income (loss). These limitations are primarily due to the exclusion of interest expense, depreciation and amortization expense, SG&A expense, impairments, restructuring charges, debt extinguishment costs, provision for (benefit from) income taxes and other (income) loss, net. Because Archrock Partners intends to finance a portion of its operations through borrowings, interest expense is a necessary element of APLP's costs and APLP's ability to generate revenue. Additionally, because Archrock Partners uses capital assets, depreciation expense is a necessary element of its costs and ability to generate revenue and SG&A expense is necessary to support our operations and required partnership activities. To compensate for these limitations, APLP management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.

  The following table reconciles Archrock Partners' net income (loss) to gross margin (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
Archrock Partners, L.P.	2017	2016	2016	2015	2014	2013	2012
Net income (loss)	$(3,054)	$3,264	$(10,757)	$(84,025)	$61,719	$64,023	$10,509
Depreciation and amortization	108,947	115,951	153,741	155,786	128,196	103,711	88,298
Long-lived asset impairment	14,659	22,507	46,258	38,987	12,810	5,350	29,560
Restructuring charges	—	7,293	7,309	—	702	—	—
Selling, general and administrative—affiliates	59,325	61,337	79,717	85,586	80,521	61,971	49,889
Goodwill impairment	—	—	—	125,757	—	—	—
Interest expense	63,361	58,089	77,863	74,581	57,811	37,068	25,167
Debt extinguishment costs	291	—	—	—	—	—	—
Other (income) loss, net	(3,614)	20	(2,954)	(1,391)	(74)	(9,481)	(35)
Provision for income taxes	2,970	469	1,412	1,035	1,313	1,506	945

Gross margin	$242,885	$268,930	$352,959	$398,316	$342,998	$264,148	$204,333

(b)
APLP defines distributable cash flow, a non-GAAP financial measure, as net income (loss) (i) plus depreciation and amortization expense, impairment charges, restructuring charges, non-cash SG&A costs, interest expense, expensed acquisition costs, debt extinguishment costs and any amounts reimbursed to us by AROC as a result of the caps on cost of sales and SG&A costs provided in the Omnibus Agreement (as defined in the Archrock Partners partnership agreement), which amounts are treated as capital contributions from AROC for accounting purposes (ii) less cash interest expense (excluding amortization of deferred financing fees, amortization of debt discount and non-cash transactions related to interest rate swaps) and maintenance capital expenditures and (iii) excluding gains or losses on asset sales and other items. Distributable cash flow is a supplemental financial measure that APLP management and, Archrock Partners believes, external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess its operating performance as compared to other publicly traded partnerships without regard to historical cost basis. Archrock Partners also believes distributable cash flow is an important liquidity measure because it allows APLP management and external users of our financial statements the ability to compute the ratio of distributable cash flow to the cash distributions declared to all unitholders, including incentive distribution rights, to determine the rate at which the distributable cash flow covers the distribution. Archrock Partners' distributable cash flow may not be comparable to a similarly titled measure of another company because other entities may not calculate distributable cash flow in the same manner. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from distributable cash flow are significant and necessary components to the operations of APLP's business, and, therefore, distributable cash flow should only be used as a supplemental measure of APLP's operating performance.

  The following table reconciles Archrock Partners' net income (loss) to distributable cash flow (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
Archrock Partners, L.P.	2017	2016	2016	2015	2014	2013	2012
Net income (loss)	$(3,054)	$3,264	$(10,757)	$(84,025)	$61,719	$64,023	$10,509
Depreciation and amortization	108,947	115,951	153,741	155,786	128,196	103,711	88,298
Long-lived asset impairment	14,659	22,507	46,258	38,987	12,810	5,350	29,560
Restructuring charges	—	7,293	7,309	—	702	—	—
Goodwill impairment	—	—	—	127,757	—	—	—
Cap on operating and selling, general and administrative costs provided by Archrock	—	—	—	—	13,850	25,180	24,758
Non-cash selling, general and administrative—affiliates	753	803	1,203	1,059	1,376	1,174	797
Interest expense	63,361	58,089	77,863	74,581	57,811	37,068	25,167
Expensed acquisition costs	—	172	523	302	2,471	821	695
Debt extinguishment costs	291	—	—	—	—	—	—
Less: Gain on sale of property, plant and equipment	(3,518)	(639)	(3,585)	(1,747)	(2,466)	(10,140)	(689)
Less: Loss on non-cash consideration in March 2016 acquisition	—	635	635	—	—	—	—
Less: cash interest expense	(57,175)	(54,994)	(73,594)	(70,181)	(53,525)	(32,810)	(22,761)
Less: maintenance capital expenditures	(20,942)	(18,710)	(23,900)	(51,829)	(45,316)	(41,401)	(38,368)

Distributable cash flow	$103,322	$134,371	$175,696	$190,690	$177,628	$152,976	$117,966

  The following table reconciles Archrock Partners' net cash provided by operating activities to distributable cash flow (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
Archrock Partners, L.P.	2017	2016	2016	2015	2014	2013	2012
Net cash provided by operating activities	$137,172	$173,701	$213,029	$241,166	$185,764	$158,286	$125,217
(Provision for) benefit from doubtful accounts	(2,287)	(2,277)	(2,672)	(2,255)	(1,060)	25	(494)
Restructuring charges	—	7,293	7,309	—	702	—	—
Cap on operating and selling, general and administrative costs provided by Archrock	—	—	—	—	13,850	25,180	24,758
Expensed acquisition costs	—	172	523	302	2,471	821	695
Deferred income tax provision(c)	(2,918)	(471)	—	—	—	—	—
Payments for settlement of interest rate swaps that include financing elements	(1,405)	(2,344)	(3,058)	(3,728)	(3,793)	(2,207)	—
Cash maintenance capital expenditures	(20,942)	(18,710)	(23,900)	(51,829)	(45,316)	(41,401)	(38,368)
Changes in assets and liabilities	(6,298)	(22,993)	(15,535)	7,034	25,010	12,272	6,158

Distributable cash flow	$103,322	$134,371	$175,696	$190,690	$177,628	$152,976	$117,966

(c)
During 2017, we revised the presentation to break out deferred income tax provision separately within the above reconciliation. Historical periods for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 have not been updated to conform to current presentation.

 SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected unaudited pro forma condensed consolidated financial information for Archrock after giving effect to the merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this joint proxy statement/prospectus and should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements" and related notes included in this joint proxy statement/prospectus beginning on page 141.

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(In thousands, except per share amounts)
Pro forma income data
Total revenues	$585,720	$807,069
Loss from continuing operations	(45,858)	(61,739)
Loss from continuing operations per common share—basic and diluted	(0.38)	(0.52)
Pro forma balance sheet data
Total assets	$2,401,912
Long-term debt, including current maturities	1,392,947
Total Archrock stockholders' equity	834,980

COMPARATIVE PER SHARE AND PER UNIT INFORMATION

        The following table sets forth (i) historical per share information of Archrock, (ii) the unaudited pro forma per share information of Archrock after giving pro forma effect to the proposed merger and the transactions contemplated thereby, including Archrock's issuance of 1.40 of a share of AROC common stock for each outstanding APLP common unit not owned by Archrock or its subsidiaries, and (iii) the historical and equivalent pro forma per share information for Archrock Partners.

        This information should be read in conjunction with (i) the summary historical financial information included elsewhere in this joint proxy statement/prospectus, (ii) the historical consolidated financial statements of Archrock and Archrock Partners and related notes that are incorporated by reference in this joint proxy statement/prospectus and (iii) the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share and unit information does not purport to represent what the actual results of operations of Archrock and Archrock Partners would have been had the proposed merger been completed in another period or to project Archrock's and Archrock Partners' results of operations that may be achieved if the proposed merger is completed.

Archrock, Inc.	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Historical—Archrock
Loss from continuing operations per common share attributable to Archrock common stockholders—basic and diluted	$(0.42)	$(0.79)
Dividends declared and paid per common share	$0.3600	$0.4975
Book value per share(a)	$10.35	$10.19
Historical—Archrock Partners
Limited partners' net loss per unit—basic and diluted	$(0.05)	$(0.18)
Distributions per unit declared in the period	$0.8550	$1.4275
Book value per unit(a)	$7.53	$7.97
Pro forma combined—Archrock
Loss from continuing operations per common share—basic and diluted(b)	$(0.38)	$(0.52)
Dividends per share declared in the period(c)	$0.4527	$0.7156
Book value per share(d)	$6.49
Equivalent pro forma combined—Archrock Partners(e)
Loss from continuing operations per common share—basic and diluted	$(0.53)	$(0.73)
Dividends per share declared in the period	$0.6338	$1.0018
Book value per share	$9.09

(a)
The historical book value per share or unit was calculated as follows (in thousands, except per share or unit amounts):

	As of September 30, 2017
	Archrock	Archrock Partners
Equity or capital, as applicable, before noncontrolling interests	$735,329	$528,789
Divided by: Number of shares or units outstanding as of end of period	71,016	70,186

Book value per share or unit outstanding	$10.35	$7.53

	Year Ended December 31, 2016
	Archrock	Archrock Partners
Equity or capital, as applicable, before noncontrolling interests	$718,966	$522,173
Divided by: Number of shares or units outstanding as of end of period	70,536	65,520

Book value per share or unit outstanding	$10.19	$7.97

(b)
Amounts are from the unaudited pro forma condensed consolidated financial statements included under "Unaudited Pro Forma Condensed Consolidated Financial Statements."

(c)
The pro forma combined—Archrock dividends declared amounts were calculated as follows (in thousands, except per share or unit amounts):

	Nine Months Ended September 30, 2017
	Archrock	Archrock Partners	Total
Declared dividends or distributions, as applicable, in the period to the public (historical)	$25,528	$32,678	$58,206
Divided by: Pro forma combined number of shares outstanding as of date of record(f)			128,586

Dividends per share declared in the period (pro forma)			$0.4527

	Year Ended December 31, 2016
	Archrock	Archrock Partners	Total
Declared dividends or distributions, as applicable, in the period to the public (historical)	$34,921	$52,072	$86,993
Divided by: Pro forma combined number of shares outstanding as of date of record(f)			121,574

Dividends per share declared in the period (pro forma)			$0.7156

(d)
The pro forma combined—Archrock, book value per share was calculated as follows (in thousands, except per share amounts):

As of September 30, 2017
Pro forma equity before noncontrolling interests	$834,980
Divided by: Pro forma combined number of shares outstanding(f)	128,586

Book value per share	$6.49

(e)
Equivalent pro forma amounts are calculated by multiplying pro forma combined Archrock amounts by the exchange ratio of 1.40.

(f)
Pro forma combined number of shares calculated as follows (in thousands, except exchange ratio):

	As of September 30, 2017
	Archrock	Archrock Partners	Total
Number of public shares outstanding as of date of record	71,016	41,122
Exchange ratio		1.40
Number of public shares outstanding (pro forma)	71,016	57,570	128,586

	As of December 31, 2016
	Archrock	Archrock Partners	Total
Number of public shares outstanding	70,536	36,455
Exchange ratio		1.40
Number of public shares outstanding (pro forma)	70,536	51,038	121,574

MARKET PRICES, DIVIDEND AND DISTRIBUTION INFORMATION

        Shares of AROC common stock are traded on the NYSE under the ticker symbol "AROC" and the APLP common units are traded on the NASDAQ under the ticker symbol "APLP." The following table sets forth, for the periods indicated, the range of high and low sales prices for AROC common stock and APLP common units, on the NYSE and NASDAQ composite tapes, as well as information concerning quarterly cash dividends declared and paid on the AROC common stock and cash distributions declared and paid on the APLP common units. The sales prices are as reported in published financial sources.

	AROC Common Stock			APLP Common Units
	High	Low	Dividend(1)	High	Low	Distribution(2)
2014
First quarter	$44.66	$33.42	$0.15	$31.00	$27.75	$0.5325
Second quarter	$45.90	$40.81	$0.15	$30.17	$26.25	$0.5375
Third quarter	$47.01	$41.16	$0.15	$30.64	$27.15	$0.5425
Fourth quarter	$45.35	$30.58	$0.15	$30.14	$19.01	$0.5525
2015
First quarter	$34.23	$26.24	$0.15	$26.00	$20.58	$0.5575
Second quarter	$37.71	$30.14	$0.15	$27.93	$22.07	$0.5625
Third quarter	$32.94	$16.68	$0.15	$24.16	$11.65	$0.5675
Fourth quarter(3)	$24.17	$7.12	$0.15	$20.96	$10.58	$0.5725
2016
First quarter	$8.18	$3.41	$0.1875	$13.12	$5.36	$0.5725
Second quarter	$10.13	$5.60	$0.095	$16.00	$9.61	$0.285
Third quarter	$13.18	$8.28	$0.095	$15.64	$12.79	$0.285
Fourth quarter	$14.90	$10.80	$0.12	$17.47	$13.43	$0.285
2017
First quarter	$16.40	$11.56	$0.12	$18.55	$15.66	$0.285
Second quarter	$13.65	$9.60	$0.12	$17.14	$12.43	$0.285
Third quarter	$12.85	$8.30	$0.12	$15.64	$12.69	$0.285
Fourth quarter	$13.01	$9.25	$0.12	$14.60	$10.58	$0.285

(1)
Represents cash dividends per share of AROC common stock declared and paid in the quarter presented.

(2)
Represents cash distributions per APLP common unit declared with respect to the quarter presented and paid in the following quarter.

(3)
In November 2015, Archrock completed the spin-off of its international contract operations, international aftermarket services operations and global fabrication businesses into an independent, publicly traded company.

        As of                    , 2018, the record date for the Archrock special meeting, there were                shares of AROC common stock outstanding held by holders of record. Archrock intends to pay to the AROC stockholders, on a quarterly basis, dividends based on the cash it receives from its Archrock Partners distributions in accordance with the Archrock Partners partnership agreement, less reserves for expenses, future dividends and other uses of cash. If Archrock Partners is successful in implementing its business strategy and increasing distributions to its partners, Archrock would generally expect to increase dividends to the AROC stockholders, although the timing and amount of any such increased dividends may not necessarily be comparable to any increased Archrock Partners distributions. Archrock cannot guarantee that any dividends will be declared or paid in the future.

        As of                    , 2018, the record date for the Archrock Partners special meeting, there were                APLP common units outstanding held by holders of record. The Archrock Partners partnership agreement requires, within 45 days after the end of each quarter, Archrock Partners to distribute all of its "available cash," as defined in the Archrock Partners partnership agreement, to APLP common unitholders of record on the applicable record date. The payment of quarterly cash distributions by Archrock Partners in the future will depend on the amount of its "available cash" at the end of each quarter. APLP common unitholders will not receive both distributions from Archrock Partners and dividends from Archrock for the same quarter.

        The following table presents per share or unit closing prices for AROC common stock and APLP common units, respectively, on December 29, 2017, the last trading day before the public announcement of the merger as reported on the NYSE and NASDAQ, respectively. This table also presents the equivalent market value per APLP common unit on such dates. The equivalent market value for APLP common units has been determined by multiplying the closing price of AROC common stock on those dates by the exchange ratio.

	Archrock Shares	Archrock Partners Common Units	Equivalent Market Value per Archrock Partners Common Unit
December 29, 2017	$10.50	$11.91	$14.70

        Because the exchange ratio is fixed and because the market price of AROC common stock will fluctuate prior to the completion of the merger, APLP common unitholders cannot be sure of the market value of the AROC common stock they will receive as merger consideration relative to the value of APLP common units they exchange. See "Risk Factors" beginning on page 26.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this joint proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of Archrock and Archrock Partners and their respective businesses. These risks can be found in Archrock's and Archrock Partners' respective Annual Reports on Form 10-K for the year ended December 31, 2016, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled "Where You Can Find More Information" beginning on page 138. Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Archrock's, Archrock Partners' or the combined organization's businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the AROC common stock or the APLP common units.

Risks Related to the Merger

The merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect each party's future business and financial results and the trading prices of AROC common stock and APLP common units.

        The completion of the merger is subject to a number of conditions. The completion of the merger is not assured and is subject to risks, including the risk that AROC stockholder approval or APLP common unitholder approval is not obtained. Further, the merger may not be completed even if the AROC stockholder approval and the APLP common unitholder approval are obtained. The merger agreement contains conditions, some of which are beyond the parties' control, that, if not satisfied or waived, may prevent, delay or otherwise result in the merger not occurring. See "The Merger Agreement—Conditions to Completion of the Merger."

        If the merger is not completed, or if there are significant delays in completing the merger, Archrock's and Archrock Partners' future business and financial results and the trading prices of AROC common stock and APLP common units could be negatively affected, and each of the parties will be subject to several risks, including the following:

  •
  the parties may be liable for fees or expenses to one another under the terms and conditions of the merger agreement;

  •
  there may be negative reactions from the financial markets due to the fact that current prices of AROC common stock and APLP common units may reflect a market assumption that the merger will be completed; and

  •
  the attention of management will have been diverted to the merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses.

Because the exchange ratio is fixed and because the market price of AROC common stock will fluctuate prior to the completion of the merger, APLP common unitholders cannot be sure of the market value of the AROC common stock they will receive as merger consideration relative to the value of APLP common units they exchange.

        The market value of the consideration that APLP common unitholders will receive in the merger will depend on the trading price of AROC common stock at the closing of the merger. The exchange ratio that determines the number of shares of AROC common stock that APLP common unitholders will receive in the merger is fixed at 1.40 shares of AROC common stock for each APLP common unit. This means that there is no mechanism contained in the merger agreement that would adjust the number of shares of AROC common stock that APLP common unitholders will receive based on any decreases or increases in the trading price of AROC common stock. Stock or unit price changes may result from a variety of factors (many of which are beyond Archrock's and Archrock Partners' control), including:

  •
  changes in Archrock's or Archrock Partners' business, operations and prospects;

  •
  changes in market assessments of Archrock's or Archrock Partners' business, operations and prospects;

  •
  changes in market assessments of the likelihood that the merger will be completed;

  •
  interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of AROC common stock or APLP common units; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Archrock and Archrock Partners operate.

        If the price of AROC common stock at the closing of the merger is less than the price of AROC common stock on the date that the merger agreement was signed, then the market value of the merger consideration will be less than contemplated at the time the merger agreement was signed.

The date APLP common unitholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

        As described in this joint proxy statement/prospectus, completing the proposed merger is subject to several conditions, not all of which are controllable by Archrock or Archrock Partners. Accordingly, even if the proposed merger is approved by APLP common unitholders, the date on which common unitholders will receive merger consideration depends on the completion date of the merger, which is uncertain and subject to several other closing conditions.

Archrock and Archrock Partners may incur substantial transaction-related costs in connection with the merger.

        Archrock and Archrock Partners expect to incur substantial expenses in connection with completing the merger, including fees paid to legal, financial and accounting advisors, filing fees, proxy solicitation costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

Each of Archrock and Archrock Partners is subject to provisions that limit its ability to pursue alternatives to the merger and could discourage a potential competing acquirer from making a favorable alternative transaction proposal.

        Under the merger agreement, Archrock is restricted from pursuing alternative proposals. Under certain "no solicitation" covenants, Archrock has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, except as permitted by the merger agreement:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage the submission of an alternative proposal (including any acquisition structured as a merger, consolidation or share exchange);

  •
  participate in any discussions or negotiations regarding, or furnish any information with respect to, any proposal or offer from any person relating to, or that could reasonably be expected to lead to, an alternative proposal;

  •
  knowingly assist, participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing;

  •
  enter into any acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions); or

  •
  make an Archrock adverse recommendation change.

        Archrock has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to an alternative proposal and immediately prohibit any access by any person to confidential information relating to a possible alternative proposal.

        In addition, each of Archrock and Archrock Partners has agreed not to make an adverse recommendation change, except as provided in the merger agreement. Under the merger agreement, in the event of a potential APLP adverse recommendation change or a potential Archrock adverse recommendation change (as defined under "The Merger Agreement—the Managing GP Recommendation and APLP Adverse Recommendation Change" and under "The Merger Agreement—Archrock Recommendation and Archrock Adverse Recommendation Change"), each party must provide the other party with three days' notice to allow the other party to propose an adjustment to the terms and conditions of the merger agreement.

        These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Archrock or Archrock Partners from considering or proposing that acquisition. See "The Merger Agreement—No Solicitation by Archrock of Alternative Proposals," "The Merger Agreement—Archrock Recommendation and Archrock Adverse Recommendation Change" and "The Merger Agreement—the Managing GP Recommendation and Archrock Partners Adverse Recommendation Change."

Archrock is subject to provisions under the merger agreement that, in specified circumstances, could require Archrock to pay a fee to Archrock Partners of $10 million. In addition, each of Archrock and Archrock Partners may, under certain specified circumstances, be responsible for the other party's expenses in an amount up to $2 million.

        If the merger agreement (i) is terminated by Archrock Partners due to a material uncured breach by Archrock of any of its covenants, representations or warranties, (ii) by Archrock to enter into a definitive agreement relating to a superior proposal or (iii) by Archrock Partners or Archrock due to the failure to obtain the required Archrock stockholder approval and an alternative proposal has been made publicly prior to the Archrock stockholder meeting and within twelve months of termination Archrock has entered into a definitive agreement with respect to, or consummated, an alternative proposal, Archrock will be required to pay a fee to Archrock Partners in the amount of $10 million. If a $10 million fee is paid to Archrock Partners in one of the preceding circumstances, that fee (less certain unreimbursed out-of-pocket expenses) received by Archrock Partners will be distributed to the APLP common unitholders as a special distribution, and Archrock and its affiliates will waive any rights to receive such distribution. Alternatively, if the merger agreement is terminated under specified circumstances, either Archrock or Archrock Partners may be required to make a payment of up to $2 million in respect of the other party's expenses. See "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Effect of Termination; Termination Fees." If such termination fee or expenses are payable, the payment of such termination fee or expenses could have material and adverse consequences to the financial condition and operations of the party responsible for such payment.

Certain executive officers and directors of the Managing GP and Archrock have interests in the merger that are different from, or in addition to, the interests they may have as APLP common unitholders or AROC stockholders, respectively, which could have influenced their decision to support or approve the merger.

        Certain executive officers and directors of the Managing GP own equity interests in Archrock, receive fees and other compensation from Archrock, and will have rights to ongoing indemnification and insurance coverage by the surviving company that give them interests in the merger that may be different from, or be in addition to, interests of an APLP unaffiliated unitholder.

        Additionally, certain executive officers and directors of Archrock beneficially own APLP common units and will receive the applicable merger consideration upon completion of the merger, receive fees and other compensation from Archrock, and are entitled to indemnification arrangements with Archrock that give them interests in the merger that may be different from, or be in addition to, interests a holder of AROC common stock may have as an AROC stockholder.

        These different interests are described in "The Merger—Interests of Certain Persons in the Merger."

Financial projections by Archrock and Archrock Partners may not prove to be reflective of actual future results.

        In connection with the merger, Archrock and Archrock Partners prepared and considered, among other things, internal financial forecasts for Archrock and Archrock Partners, respectively. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on Archrock's share price, financial position and ability to maintain or increase its dividends following the merger.

Archrock and Archrock Partners may be unable to obtain the regulatory clearances required to complete the merger or, in order to do so, Archrock and Archrock Partners may be required to comply with material restrictions or satisfy material conditions.

        The merger is subject to review by the Antitrust Division and the FTC, under the HSR Act. The closing of the merger is subject to the condition precedent that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement or making the consummation of the transactions contemplated by the merger agreement illegal. Archrock and Archrock Partners can provide no assurance that all required regulatory clearances will be obtained. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval. See "The Merger—Regulatory Matters."

        Additionally, state attorneys general could seek to block or challenge the merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Archrock may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The unaudited pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity's financial condition or results of operations following the merger.

        The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of the combined entity following the merger for several reasons. The actual financial condition and results of operations of the combined entity following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of the combined entity following the merger. Any potential decline in the financial condition or results of operations of the combined entity may cause significant variations in the price of AROC common stock after completion of the merger. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

Shares of AROC common stock to be received by APLP common unitholders as a result of the merger have different rights from APLP common units.

        Following completion of the merger, APLP common unitholders will no longer hold APLP common units, but will instead be AROC stockholders. There are important differences between the rights of APLP common unitholders and the rights of AROC stockholders. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. APLP common unitholders will own AROC common stock following the completion of the merger, and their rights associated with the AROC common stock will be governed by Archrock's organizational documents and the DGCL, which differ in a number of respects from the Archrock Partners partnership agreement and the Delaware LP Act. See "Comparison of Rights of AROC Stockholders and APLP Common Unitholders."

Tax Risks Related to the Merger and the Ownership of AROC Common Stock Received in the Merger

        In addition to reading the following risk factors, you are urged to read "United States Federal Income Tax Consequences" for a more complete discussion of the expected U.S. federal income tax consequences of the merger and owning and disposing of AROC common stock received in the merger.

The merger will be a taxable transaction and, in such case, the resulting tax liability of an APLP common unitholder, if any, will depend on the unitholder's particular situation. The tax liability of an APLP common unitholder as a result of the merger could be more than expected.

        APLP common unitholders will receive AROC common stock as the merger consideration. Although Archrock Partners' common unitholders will receive no cash consideration, the merger will be treated as a taxable sale by U.S. Holders (as defined in "United States Federal Income Tax Consequences") of APLP common units for U.S. federal income tax purposes. In such case, as a result of the merger, an APLP common unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder's amount realized and the unitholder's adjusted tax basis in the APLP common units. The amount of gain or loss recognized by each APLP common unitholder in the merger will vary depending on each unitholder's particular situation, including the value of the shares of AROC common stock received by each unitholder in the merger, the adjusted tax basis of the APLP common units exchanged by each unitholder in the merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

        Because the value of any AROC common stock received in the merger will not be known until the effective time of the merger, an APLP common unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of an APLP common unitholder's allocable share of Archrock Partners' net taxable income decrease the unitholder's tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such APLP common units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the merger is greater than the unitholder's adjusted tax basis in its common units, even if the aggregate value of the consideration received in the merger is less than the unitholder's original cost basis in its common units. Furthermore, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by Archrock Partners and its subsidiaries.

        For a more complete discussion of U.S. federal income tax consequences of the merger, see "United States Federal Income Tax Consequences."

The U.S. federal income tax treatment of owning and disposing of AROC common stock received in the merger will be different than the U.S. federal income tax treatment of owning and disposing of APLP common units.

        Archrock Partners is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each APLP common unitholder is required to take into account its respective share of Archrock Partners' items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by Archrock Partners to the unitholder. A pro rata distribution of cash by Archrock Partners to an APLP common unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the unitholder's adjusted tax basis in its APLP common units.

        In contrast, Archrock is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by Archrock to a stockholder who is a U.S. Holder will generally be included in such stockholder's income as ordinary dividend income to the extent of Archrock's current or accumulated "earnings and profits," as determined under U.S. federal income tax principles. A portion of the cash distributed to AROC stockholders by Archrock after the merger may exceed Archrock's current and accumulated earnings and profits. Cash distributions to an AROC stockholder who is a U.S. Holder in excess of Archrock's current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the adjusted tax basis in the holder's AROC common stock and, to the extent the cash distribution exceeds the holder's adjusted tax basis, as capital gain from the sale or exchange of such AROC common stock. See "United States Federal Income Tax Consequences."

Archrock's future tax liability may be greater than expected if it does not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of its tax positions.

        Archrock expects to generate deductions and NOL carryforwards that it can use to offset taxable income. As a result, Archrock does not expect to pay meaningful U.S. federal income tax through at least 2023. This estimate is based upon assumptions Archrock has made regarding, among other things, income, capital expenditures and net working capital. The Internal Revenue Service (the "IRS") or other tax authorities, including state and local tax authorities, could challenge one or more tax positions Archrock takes, such as the classification of assets under the income tax depreciation rules or the characterization of expenses for income tax purposes. Further, any change in law may affect Archrock's tax position. While Archrock expects that its deductions and NOL carryforwards will be available to it as a future benefit, in the event that they are not generated as expected, are successfully challenged by the IRS (in a tax audit or otherwise) or are subject to future limitations as described below, Archrock's ability to realize these benefits may be limited.

Archrock's ability to use NOLs to offset future income may be limited.

        Archrock's ability to use any NOLs generated by it could be substantially limited if Archrock were to experience an "ownership change" as defined under Section 382 of the Code. In general, an "ownership change" would occur if Archrock's "5-percent stockholders," as defined under Section 382 of the Code, including certain groups of persons treated as "5-percent stockholders," collectively increased their ownership in Archrock by more than 50 percentage points over a rolling three-year period. An ownership change can occur as a result of a public offering of Archrock's common stock, as well as through secondary market purchases of our common stock and certain types of reorganization transactions. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs (and certain other losses and/or credits) equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. Though the merger is not expected to result in an ownership change, such a limitation could result from future transactions and could, for any given year, have the effect of increasing the amount of Archrock's U.S. federal income tax liability, which would negatively impact the amount of after-tax cash available for distribution to holders of AROC common stock and Archrock's financial condition.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

        On December 22, 2017, President Trump signed into law Public Law No. 115-97, a comprehensive tax reform bill (the "Tax Cuts and Jobs Act" or the "TCJA"), that significantly reforms the Internal Revenue Code of 1986, as amended (the "Code"). The TCJA, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, limitation of the deduction for certain net operating losses to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time and the modification or repeal of many business deductions and credits. Archrock continues to examine the impact of this tax reform legislation, and as its overall impact is uncertain, Archrock notes that the TCJA could adversely affect its business and financial condition, including the determination that Archrock does not expect to pay meaningful U.S. federal income tax through at least 2023. The impact of this tax reform legislation on holders of AROC common stock is also uncertain and could be adverse.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained and incorporated in this joint proxy statement/prospectus are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to Archrock's or Archrock Partners' anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends and distributions), liquidity, management's plans and objectives for Archrock's or Archrock Partners' future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), Archrock's or Archrock Partners' business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. Archrock and Archrock Partners make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

        Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of Archrock's or Archrock Partners' operations and other statements contained or incorporated in this joint proxy statement/prospectus identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled" and other words and terms of similar meaning.

        One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause Archrock's or Archrock Partners' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect Archrock's or Archrock Partners' operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause Archrock's or Archrock Partners' actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

  •
  the ability to obtain the requisite approvals from Archrock's stockholders or Archrock Partners' unitholders relating to the merger;

  •
  the risk that Archrock or Archrock Partners may be unable to obtain governmental and regulatory approvals required for the merger, if any, or required governmental and regulatory approvals, if any, may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the merger;

  •
  the risk that a condition to closing of the merger may not be satisfied;

  •
  the timing to complete the merger;

  •
  the risk that cost savings, tax benefits and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

  •
  disruption from the merger may make it more difficult to maintain relationships with customers, employees or suppliers;

  •
  the possible diversion of management time on merger-related issues;

  •
  the impact and outcome of pending and future litigation, including litigation, if any, relating to the merger;

  •
  conditions in the oil and natural gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas;

  •
  reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies;

  •
  changes in economic or political conditions, including terrorism and legislative changes;

  •
  the inherent risks associated with the operations of Archrock and Archrock Partners, such as equipment defects, impairments, malfunctions and natural disasters;

  •
  the loss of Archrock Partners' status as a partnership for U.S. federal income tax purposes;

  •
  the risk that counterparties will not perform their obligations under financial instruments of Archrock and Archrock Partners;

  •
  the financial condition of customers of Archrock and Archrock Partners;

  •
  Archrock's and Archrock Partners' ability to timely and cost-effectively obtain components necessary to conduct their respective businesses;

  •
  employment and workforce factors, including Archrock's and Archrock Partners' respective abilities to hire, train and retain key employees;

  •
  Archrock's and Archrock Partners' ability to implement certain business and financial objectives, such as:

  •
  winning profitable new business;

  •
  growing their respective asset bases and enhancing asset utilization;

  •
  integrating acquired businesses;

  •
  generating sufficient cash; and

  •
  accessing the capital markets at an acceptable cost;

  •
  liability related to the use of Archrock's and Archrock Partners' services;

  •
  changes in governmental safety, health, environmental or other regulations, which could require Archrock and Archrock Partners to make significant expenditures;

  •
  the effectiveness of Archrock's and Archrock Partners' respective control environments, including the identification of additional control deficiencies;

  •
  the results of any reviews, investigations or other proceedings by government authorities;

  •
  Archrock's and Archrock Partners' level of indebtedness and ability to fund their respective businesses; and

  •
  the risk factors listed in the reports Archrock and Archrock Partners have filed and may file with the SEC, which are incorporated by reference.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of Archrock's or Archrock Partners' forward-looking statements. Other factors could also have material adverse effects on Archrock's or Archrock Partners' future results. These and other risks are described in greater detail in "Risk Factors" in this joint proxy statement/prospectus and in Archrock's and Archrock Partners' other filings made with the SEC, which are available via the SEC's website at www.sec.gov, Archrock's and Archrock Partners' website at www.archrock.com. All forward-looking statements attributable to Archrock or Archrock Partners or persons acting on their behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and other than as required under securities laws, neither Archrock nor Archrock Partners undertakes any obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

 THE PARTIES

Archrock, Inc.

        Archrock is a corporation incorporated under the laws of the State of Delaware, and Archrock's common stock is listed on the NYSE under the trading symbol "AROC." Archrock is a pure play U.S. natural gas contract operations services business and the leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment in the U.S. Archrock operates in two primary business lines: contract operations and aftermarket services. In its contract operations business line, Archrock uses its fleet of natural gas compression equipment to provide operations services to its customers. In its aftermarket services business line, Archrock sells parts and components and provides operations, maintenance, overhaul and reconfiguration services to customers who own compression equipment.

        Archrock's principal executive offices are located at 9807 Katy Freeway, Suite 100, Houston, TX 77024 and its telephone number is (281) 836-8000.

Archrock Partners, L.P.

        Archrock Partners is a publicly traded master limited partnership organized under the laws of the State of Delaware that was formed in June 2006. Archrock Partners' common units are listed on NASDAQ under the trading symbol "APLP." Archrock Partners is the U.S. market leader in the full-service natural gas compression industry. Archrock Partner's contract operations services primarily include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment to provide natural gas compression services to its customers.

        Archrock Partners' principal executive offices are located at 9807 Katy Freeway, Suite 100, Houston, TX 77024 and its telephone number is (281) 836-8000.

Amethyst Merger Sub LLC

        Merger Sub, an indirect wholly owned subsidiary of Archrock, is a Delaware limited liability company formed on January 10, 2018, for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into Archrock Partners, with Archrock Partners continuing as the surviving entity and a wholly owned indirect subsidiary of Archrock. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Relationship Between the Parties

        Archrock has a significant equity interest in Archrock Partners. As of January 26, 2018, Archrock's interests in Archrock Partners consisted of the following:

  •
  an approximate 2% general partner interest, which Archrock holds through its indirect 100% ownership interest in the Managing GP;

  •
  all of the outstanding IDRs; and

  •
  29.1 million (approximately 41%) of the 70.2 million outstanding APLP common units.

        The outstanding APLP common units (including common units held by Archrock and the General Partner) account for approximately 98% of the total ownership interest in Archrock Partners, with the remaining 2% of the total ownership interest in Archrock Partners being composed of the general partner interest in Archrock Partners.

        Certain of the executive officers and directors of the Managing GP are also executive officers and directors of Archrock. See "The Merger—Interests of Certain Persons in the Merger—Common Directors and Executive Officers."

THE MERGER

        The following discussion of the merger is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of January 1, 2018, by and among Archrock, the General Partner, the Managing GP and Archrock Partners, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 11, 2018, by and among Archrock, Merger Sub, the General Partner, the Managing GP and Archrock Partners. You are urged to read carefully the merger agreement and the amendment thereto, copies of which are attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Overview

        On January 1, 2018, Archrock, Archrock Partners, the General Partner and the Managing GP entered into the merger agreement, which was amended on January 11, 2018 to add Merger Sub as a party, pursuant to which Archrock will acquire all of the outstanding APLP common units that Archrock and its subsidiaries do not already own. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into Archrock Partners, with Archrock Partners surviving as a wholly owned indirect subsidiary of Archrock.

Background of the Merger

        As part of their ongoing evaluation of Archrock's business, the AROC board and senior management regularly review and assess opportunities to increase stockholder value and achieve long-term strategic goals, including, among other things, potential opportunities for acquisitions, sales and business combinations, capital projects, improvements to cost structure, operational improvements, capital raises and other strategic alternatives. In this regard, Archrock management has considered and discussed with the AROC board numerous potential strategic alternatives with respect to Archrock to enhance value for AROC stockholders. These alternatives have included potential acquisitions or business combination transactions with third parties, potential acquisitions or business combination transactions involving Archrock and Archrock Partners, potential sales of assets from Archrock to Archrock Partners and potential strategic alternatives regarding Archrock Partners' businesses, including a potential reset or elimination of the incentive distribution rights, or IDRs, in Archrock Partners.

        On October 20, 2017, at a regularly scheduled meeting of the AROC board, the AROC board met with members of Archrock management and representatives of Citi, who had been invited to attend the board meeting to provide an overview of the midstream market and industry trends both generally and specifically in the context of master limited partnerships. Citi discussed with the AROC board, among other things, the historical performance of AROC common stock and APLP common units over the prior year and certain other market indicators relative to certain other companies as well as various potential strategic transaction alternatives for Archrock, including, among other things, a combination of Archrock and Archrock Partners, a restructuring of Archrock's IDRs in Archrock Partners, and potential merger and acquisition transactions. After discussion, the AROC board directed Archrock management to review further a possible acquisition of the publicly held APLP common units by Archrock, including the potential benefits of the transaction, Archrock's ability to execute the transaction on economically acceptable terms for both Archrock and Archrock Partners, and strategic alternatives to such a transaction, and to present its findings to the AROC board.

        Throughout November 2017, Archrock management continued to evaluate possible strategic alternatives with Archrock's advisors. During this period, Archrock management concluded that an acquisition by Archrock of the common units of Archrock Partners not already owned by Archrock and its subsidiaries (the "Potential Transaction") would be beneficial to Archrock, as well as to Archrock's stockholders and Archrock Partners' common unitholders, and could be executed on terms economically acceptable for both parties. Archrock management based its conclusion on several factors, including that the Potential Transaction provided an improved long-term financial outlook for the combined entities based on decreasing near-term leverage, over two times pro forma cash available for dividend coverage through 2020, anticipated 10% to 15% annual dividend growth, a simplified corporate governance structure, enhanced access to capital markets, a broader anticipated investor base, and anticipated cost savings. Archrock management determined that the expected advantages of a combination of the two entities could significantly improve the combined company's financial profile and position the combined company to compete even more effectively in the market for outsourced compression services.

        On November 28, 2017, a meeting of the AROC board was convened to discuss Archrock management's conclusion that Archrock's acquisition of the common units of Archrock Partners not already owned by Archrock and its subsidiaries was in the best interest of Archrock, as well as Archrock's stockholders and Archrock Partners' common unitholders. At that meeting, the AROC board met with members of Archrock management and representatives of Citi and Latham & Watkins LLP ("Latham & Watkins"), Archrock's external counsel. Citi discussed with the AROC board certain financial and market considerations in the context of the Potential Transaction. The AROC board also discussed with Archrock's management and advisors, among other things, the rationale for the Potential Transaction, which would take the form of an all-equity share-for-unit exchange, including with respect to leverage, dividend growth, access to capital markets, synergies and other potential benefits, and the possible terms under which Archrock could propose to acquire the APLP common units it did not already own. After discussion, the AROC board directed Archrock management to make an offer to the APLP board on the terms approved by the AROC board, and further directed Archrock management to negotiate with the APLP board any counterproposal which may be subsequently received. Later that day, D. Bradley Childers notified Stephen Finley, chairman of the APLP conflicts committee, that a transaction proposal would be forthcoming. Mr. Finley in turn notified the other members of the APLP conflicts committee, James G. Crump and Edmund P. Segner III, that Archrock management had informed him that a proposal would be forthcoming.

        On November 29, 2017, Archrock management, on behalf of the AROC board, provided an initial written proposal regarding the Potential Transaction to the APLP board. The proposal contemplated an all-equity share-for-unit exchange at an exchange ratio of 1.32 shares of AROC common stock for each outstanding publicly held APLP common unit, representing a 15% premium based on the closing prices of APLP common units and AROC common stock on November 28, 2017.

        On December 4, 2017, the APLP conflicts committee held a meeting with representatives of Akin Gump Strauss Hauer & Feld LLP ("Akin Gump"), counsel to the APLP conflicts committee. At that meeting, the APLP conflicts committee discussed the process for evaluating the proposed merger and interviewed a potential financial advisor to assist the APLP conflicts committee in evaluating the Proposed Transaction. The APLP conflicts committee also determined to engage special Delaware counsel to assist with its review of the Proposed Transaction; the APLP conflicts committee engaged Morris, Nichols, Arsht & Tunnell LLP ("MNAT").

        On December 5, 2017, the APLP conflicts committee met again to interview two additional potential financial advisors. Representatives of Akin Gump were also present at the meeting. Following the interviews, the APLP conflicts committee resolved to engage Evercore Group L.L.C. ("Evercore") as its financial advisor, subject to the negotiation of a mutually acceptable engagement letter, after determining that Evercore, based on its presentation at the interview and its reputation, experience and familiarity with Archrock, Archrock Partners and their businesses, had the professional ability and competence to serve as the financial advisor to the APLP conflicts committee in connection with the Proposed Transaction.

        On December 8, 2017, the APLP board formally delegated authority to the APLP conflicts committee, consisting of Messrs. Crump, Finley and Segner, all of whom are independent members of the APLP board, to consider, review, evaluate, analyze and negotiate the Potential Transaction and related agreements and arrangements for the purpose of determining whether to approve and, if so approved, whether to recommend that the APLP board approve, the Potential Transaction and related agreements and arrangements.

        Also on December 8, 2017, the APLP conflicts committee met in person and by telephone at Archrock's offices in Houston, Texas. Representatives of Archrock management, Latham & Watkins, Akin Gump, MNAT, Citi and Evercore also were present at the meeting. At the meeting, Archrock management explained to the APLP conflicts committee and its advisors the background to and strategic rationale for the Proposed Transaction, and provided an overview of, among other things, certain potential strategic alternatives considered by Archrock, management's financial forecasts for both Archrock and Archrock Partners and the expected benefits of the Proposed Transaction to the combined company. After discussion, the members of the APLP conflicts committee met separately with representatives of Akin Gump, MNAT and Evercore to discuss their initial impressions of the Proposed Transaction and related matters and the process for evaluating and negotiating the Proposed Transaction. In addition, representatives of Akin Gump reviewed with the members of the APLP conflicts committee their duties and obligations under the APLP partnership agreement in connection with their review and consideration of the Proposed Transaction.

        On December 13, 2017, at the direction of Archrock management, representatives of Citi delivered to representatives of Evercore Archrock's financial projections for Archrock and Archrock Partners. The financial projections outlined, among other things, (i) projected cash flows of each of Archrock and Archrock Partners, (ii) projected dividends by Archrock and (iii) projected distributions by Archrock Partners.

        On December 15, 2017, representatives of Latham & Watkins, on behalf of Archrock, sent a draft merger agreement to Akin Gump. The draft merger agreement, among other things, (i) provided that the obligations of Archrock and Archrock Partners to consummate the merger would be conditioned on, among other things, the approval of the merger by the affirmative vote of a majority of the outstanding APLP common units and the approval of the issuance of the merger consideration by the affirmative vote of holders of a majority of the outstanding shares of AROC common stock present in person or represented by proxy at the Archrock special meeting and entitled to vote thereon, (ii) included substantially reciprocal representations and warranties, (iii) included substantially reciprocal restrictions on each party's business during the period between execution of the merger agreement and closing of the merger (the "interim period"), (iv) included a "force the vote" provision that would require Archrock Partners to submit the transaction for approval by the APLP common unitholders regardless of any change of recommendation by the APLP board or the APLP conflicts committee, (v) included restrictions on the ability of the APLP board and the APLP conflicts committee to effect an Archrock Partners adverse recommendation change, other than in response to an intervening event, (vi) provided for expense reimbursement fees and termination fees in unspecified amounts payable by each of Archrock and Archrock Partners under specified circumstances, and (vii) specified that APLP's quarterly distribution with respect to any quarter during the interim period would not exceed $0.285 per APLP common unit.

        On December 19, 2017, the APLP conflicts committee held a telephonic meeting, also attended by representatives of Akin Gump and Evercore. At the meeting, representatives of Evercore presented to the committee Evercore's preliminary analysis of the financial terms of the Proposed Transaction, based on the financial projections received from Archrock management, and noting that certain items were subject to change pending receipt from Archrock management of sensitivities to the projections. During the presentation Evercore provided, among other things: (i) a summary of the terms of the Proposed Transaction, (ii) a situational overview for Archrock and Archrock Partners, including their operational status and the financial projections for each of them provided by Archrock management, (iii) an indicative valuation of Archrock Partners, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis and a premiums paid analysis, (iv) an indicative valuation analysis for the proposed consideration to be received by the APLP unaffiliated unitholders in the Proposed Transaction, and (v) an analysis of the proposed exchange ratio for the Proposed Transaction on Archrock and Archrock Partners on a combined pro forma basis. At the end of the meeting, after discussing Evercore's presentation and the Proposed Transaction, the APLP conflicts committee members agreed to defer consideration of any potential counterproposal until after Evercore received certain additional financial and other information from Archrock.

        On December 20, 2017, at the direction of Archrock management, representatives of Citi delivered to representatives of Evercore Archrock's overview of the tax basis of APLP unaffiliated unitholders and on December 21, 2017 delivered to representatives of Evercore Archrock's sensitivity case financial projections for Archrock and Archrock Partners.

        On December 26, 2017, the APLP conflicts committee held a telephonic meeting, also attended by representatives of Akin Gump, MNAT and Evercore. At the meeting, representatives of Evercore reviewed with the committee a revised presentation with their financial analysis of the Proposed Transaction, which had been updated to include the sensitivity case projections and information on the potential U.S. federal tax effects of the Proposed Transaction on the APLP unaffiliated unitholders provided on behalf of Archrock management. Following the presentation, the APLP conflicts committee and its advisors engaged in a discussion regarding a potential response to Archrock management's initial proposal. Following the discussion, the APLP conflicts committee unanimously directed Evercore to deliver a responsive proposal to Archrock management that included an exchange ratio of 1.49 shares of AROC common stock per APLP common unit (representing an effective 31% premium to the APLP common unitholders, based on closing trading prices on December 22, 2017). Representatives of Akin Gump then provided the APLP conflicts committee with an overview of the terms of the initial draft of the merger agreement and discussed with the committee a number of potential negotiation points and suggested revisions to the draft merger agreement. Following the discussions, the APLP conflicts committee directed Akin Gump to provide a revised draft of the merger agreement to Latham & Watkins. The APLP conflicts committee also instructed Evercore to communicate to Citi that the committee reserved the right to include additional comments to the merger agreement depending on Archrock management's response to the APLP conflicts committee's proposal regarding the exchange ratio for the Proposed Transaction.

        On December 27, 2017, at the direction of the APLP conflicts committee, representatives of Evercore communicated Archrock Partners' responsive proposal, including an exchange ratio of 1.49 shares of AROC common stock per APLP common unit (representing a 35% premium based on closing trading prices on December 26, 2017), to representatives of Citi.

        On December 28, 2017, Archrock management discussed the revised proposal with representatives of Citi. At the direction of AROC management, representatives of Citi communicated Archrock's revised proposal, including an exchange ratio of 1.38 shares of AROC common stock per APLP common unit (representing a 24% premium based on closing trading prices on December 28, 2017), to representatives of Evercore, who delivered the revised proposal to the APLP conflicts committee.

        The following morning, on December 29, 2017, the APLP conflicts committee held a telephonic meeting to discuss the revised proposal with representatives of Akin Gump, MNAT and Evercore. After considering and discussing Archrock's revised proposal with its advisors, the APLP conflicts committee instructed representatives of Evercore to communicate to Citi a responsive proposed exchange ratio of 1.40 shares of AROC common stock per APLP common unit (representing a 26% premium based on closing trading prices on December 28, 2017). Later on December 29, 2017, representatives of Evercore communicated the revised proposal to representatives of Citi.

        Also on December 29, 2017, representatives of Akin Gump sent a revised draft merger agreement to Latham & Watkins. The revised draft merger agreement, among other things, (i) included a "non-solicitation" covenant restricting Archrock's ability to pursue an alternative proposal except as required by applicable law, (ii) eliminated Archrock Partners' obligation to pay Archrock a termination fee under any circumstances, (iii) specified that amendments of, and extensions of time and waivers relating to, the merger agreement would require approval by the APLP conflicts committee, (iv) imposed certain additional limitations on the conduct of Archrock's business during the interim period, and (vi) provided that the APLP board would determine and declare quarterly distributions in the ordinary course and consistent with past practice during the interim period.

        On December 30, 2017, Archrock management discussed the APLP conflicts committee's revised exchange ratio proposal with representatives of Citi and determined that the proposed 1.40x exchange ratio should be presented to the AROC board. Also on that day, members of Archrock management participated in various discussions with Archrock's advisors regarding the revised merger proposal and the revised draft of the merger agreement.

        On December 31, 2017, representatives of Latham & Watkins sent a revised draft of the merger agreement to Akin Gump. The revised draft merger agreement, among other things, (i) revised the "no solicitation" restriction on Archrock to permit the AROC board to terminate the agreement to pursue a superior proposal (upon payment of the termination fee to Archrock Partners), (ii) specified a $10 million termination fee payable by Archrock to Archrock Partners in certain circumstances, which fee (less certain unreimbursed out-of-pocket expenses) would be distributed to the APLP common unitholders as a special distribution, and Archrock and its affiliates would waive any rights to receive such distribution, (iii) capped the mutual expense reimbursements payable in certain circumstances at $2 million, and (iv) eliminated certain of the proposed additional limitations on the conduct of Archrock's business during the interim period and added a restriction on the conduct of Archrock Partners' business during the interim period.

        Later on December 31, 2017, a special meeting of the AROC board was convened. Members of AROC management and representatives of Citi and Latham & Watkins also were in attendance. During this meeting, the AROC board discussed the Potential Transaction, in which Archrock would acquire all of the public outstanding common units of Archrock Partners that Archrock does not already own in an all stock-for-unit transaction at a ratio of 1.40 shares of AROC common stock per APLP common unit, as well as the expected leverage and coverage ratios and dividend growth rate of the combined company. Citi updated the AROC board regarding various matters relating to the Proposed Transaction, including the implied premium as originally proposed by Archrock, the APLP conflicts committee's most recent counterproposal and Citi's preliminary financial perspectives regarding the proposed 1.40 exchange ratio. Archrock management then discussed the potential tax impact of the Potential Transaction. Representatives of Latham & Watkins reviewed the directors' duties in considering the Potential Transaction and the principal legal terms of the merger agreement. After discussion, the AROC board determined to convene the following evening once the terms of the merger agreement were substantially final.

        On January 1, 2018, AROC management notified Standard & Poor's and Moody's of the Potential Transaction.

        Over the course of January 1, 2018, representatives of Latham & Watkins, in consultation with Archrock management, and representatives of Akin Gump and MNAT, in consultation with the APLP conflicts committee, participated in multiple conference calls and negotiated and finalized the terms of the proposed merger agreement.

        On January 1, 2018, the APLP conflicts committee held a telephonic meeting, which was attended by representatives of Akin Gump, MNAT and Evercore. Akin Gump provided the APLP conflicts committee with an overview of various matters relating to the proposed merger and the terms of the revised merger agreement. Also at this meeting, Evercore reviewed its financial analysis of the proposed exchange ratio with the APLP conflicts committee and, at the request of the APLP conflicts committee, rendered an oral opinion to the APLP conflicts committee, which was subsequently confirmed by delivery of a written opinion dated as of January 1, 2018, to the effect that, as of such date and based upon and subject to the assumptions, procedures, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to the APLP unaffiliated unitholders. Evercore also reiterated to the APLP conflicts committee the nature of its relationship and engagements for Archrock, Archrock Partners and their affiliates since January 1, 2015 and the amount and nature of the fees it received from such parties in its presentation dated January 1, 2018. At this meeting, the APLP conflicts committee determined that the merger agreement and the merger are in the best interests of Archrock Partners, including the APLP unaffiliated unitholders, (ii) approved the merger and the execution, delivery and performance by Archrock Partners of the merger agreement, which approval constitutes "Special Approval" under the Archrock Partners partnership agreement, and (iii) recommended that (A) the APLP board approve the merger agreement and the merger and submit the merger agreement to a vote of the APLP common unitholders for approval at a special meeting of the APLP common unitholders, and (B) the APLP common unitholders vote in favor of approving and adopting the merger agreement. See "—Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger."

        Later on January 1, 2018, a meeting of the APLP board was held. In addition to members of Archrock management, the meeting was attended by representatives of Latham & Watkins. The APLP conflicts committee provided a report to the full APLP board as to its determinations, and as to its receipt of the oral opinion of Evercore described above. The full APLP board discussed the report and the proposed transaction with the APLP conflicts committee. At this meeting, the APLP board (acting based upon the recommendation of the APLP conflicts committee) unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement are in the best interests of Archrock Partners, including the APLP unaffiliated unitholders, (ii) approved the merger and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (iii) determined to submit the merger agreement to the APLP common unitholders for approval, and (iv) resolved to recommend approval of the merger agreement by the APLP common unitholders.

        Also on January 1, 2018, a special telephonic meeting of the AROC board was convened. Members of Archrock management and representatives of Citi and Latham & Watkins also were in attendance. At this meeting, representatives of Latham & Watkins reviewed the principal legal terms of the merger agreement, focusing primarily on the updates from the draft reviewed with the AROC board the day before. Citi updated the AROC board as to certain information previously provided to the AROC board regarding Citi's material investment banking relationships with Archrock and Archrock Partners. At the request of the AROC board, Citi reviewed with the AROC board its financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated January 1, 2018, to the AROC board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Archrock. The AROC board also discussed the potential market reaction to the transaction as well as perceived benefits of, and other considerations relating to, the merger. After discussion, the AROC board unanimously (i) determined that the transactions contemplated by the merger agreement were in the best interests of Archrock and its stockholders, (ii) approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the AROC common stock issuance, and

(iii) recommended that AROC stockholders vote in favor of approving the AROC common stock issuance contemplated by the merger agreement.

        Later on January 1, 2018, Archrock and Archrock Partners executed the merger agreement.

        On January 2, 2018, Archrock and Archrock Partners issued a joint press release announcing the execution of the merger agreement.

Recommendation of the AROC Board and Its Reasons for the Merger

        At a telephonic meeting held on January 1, 2018, the AROC board unanimously determined that the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, are in the best interests of Archrock and the AROC stockholders. The AROC board unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, and recommended that the AROC stockholders vote FOR the AROC stock issuance proposal and FOR the AROC adjournment proposal.

        In evaluating the merger and the merger agreement, the AROC board consulted with Archrock's management and legal and financial advisors and considered a number of factors. In view of the variety of factors and the quality and amount of information considered, Archrock did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the merger. In addition, individual members of the AROC board may have given different weight to different factors. The AROC board considered this information and these factors, as a whole and, overall, considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendation.

        The decision of the AROC board was based upon a number of potential benefits of the transaction and other factors that it believed would contribute to the success of the combined company, and thus benefit the AROC stockholders, including the factors mentioned below, the order of which does not necessarily reflect their relative significance.

        The AROC board considered the following factors as generally supporting its decision to enter into the merger agreement:

  •
  The merger is expected to increase the financial stability of Archrock and accelerate Archrock's de-leveraging process through increased retained cash flow.

  •
  The merger simplifies the capital structure of Archrock, as well as eliminates the IDRs in Archrock Partners. The elimination of the IDRs is expected to result in a more competitive cost of capital over the long-term. The simplified structure is also expected to result in $2 million to $3 million of ongoing annual cost savings.

  •
  The merger will result in a larger market capitalization, which, coupled with the simplified corporate structure, is expected to attract a broader universe of investors and increase equity trading liquidity, in turn allowing Archrock to access a deeper pool of capital to finance future growth if necessary.

  •
  The merger is expected to result in over 2.00x cash available for dividend coverage through 2020.

  •
  The merger is expected to be immediately accretive to Archrock's cash available for dividend per share, and Archrock expects to increase its cash dividend per share as a result.

  •
  The merger results in a step-up in tax basis on Archrock Partners' assets. Given this step-up in basis and expected capital expenditure levels, Archrock expects not to pay federal cash income taxes through 2023.

  •
  The merger does not require the immediate refinancing of the parties' existing indebtedness, and any future refinancing indebtedness is expected to be obtained on suitable terms.

  •
  AROC common stock rather than cash will be the form of consideration to be paid to APLP unitholders, which does not require Archrock to make any additional borrowings or cash outlays (other than to pay transaction costs).

  •
  Archrock's management was supportive of the merger.

  •
  The AROC board took into account the requirement that AROC stockholder approval be obtained as a condition to the AROC stock issuance in connection with the merger.

  •
  The AROC board took into account the opinion, dated January 1, 2018, of Citi to the AROC board as to the fairness, from a financial point of view and as of the date of the opinion, to Archrock of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the caption "—Opinion of the Financial Advisor to Archrock."

        In addition, Archrock also identified and considered various potential risks of the merger, including the following, the order of which does not necessarily reflect their relative significance:

  •
  The pendency of the merger for an extended period following the announcement of the execution of the merger agreement could have an adverse impact on Archrock and Archrock Partners.

  •
  One or more of the conditions to the merger may not be satisfied.

  •
  The attention of management and employees may be diverted during the period prior to completion of the merger, which may negatively affect Archrock's and Archrock Partners' businesses.

  •
  Archrock shares may not trade at the expected valuations.

  •
  The potential benefits sought in the merger may not be realized or may not be realized within the expected period.

  •
  The merger agreement restricts the conduct of Archrock's and Archrock Partners' businesses, including Archrock's ability to solicit or consider other proposals to acquire Archrock or a portion of its business in certain circumstances, during the period between execution of the merger agreement and the consummation of the merger.

  •
  Litigation may be commenced in connection with the merger, and that litigation may increase costs and result in a diversion of management focus.

  •
  The payment of expenses or a termination fee by Archrock to Archrock Partners in connection with the termination of the merger agreement in certain circumstances (as described under "The Merger Agreement—Effect of Termination; Termination Fee and Expenses") could have a negative impact on the financial condition and results of operations of Archrock.

  •
  The resulting combined company might not achieve its projected financial results.

        The AROC board also considered that the fixed exchange ratio will not adjust upward or downward to compensate for changes in the price of either AROC common stock or APLP common units prior to the consummation of the merger, and the terms of the merger agreement do not include termination rights triggered expressly by a decrease in value of either party as a result of a decline in the market price of that company's common equity. The AROC board determined that this structure was appropriate and the risk acceptable in view of the reciprocal nature of the fixed exchange ratio, the

AROC board's focus on the relative intrinsic values and financial performance of Archrock and Archrock Partners, and the inclusion in the merger agreement of other structural protections such as the AROC board's ability to change its recommendation in favor of the AROC share issuance or to terminate the merger agreement in certain circumstances.

        As part of the overall mix of information it considered, the AROC board also considered the following factors, none of which individually was determinative of the AROC board's decision to recommend the merger but all of which, taken together, were viewed as generally supporting the merger:

  •
  the scope of the due diligence investigation conducted by Archrock and the results thereof;

  •
  the expected earnings, cash flow and balance sheet impact of the merger;

  •
  the relative financial performance, risks and prospects of Archrock and Archrock Partners;

  •
  the historical and then-current stock price information of AROC and APLP; and

  •
  the interests that certain Archrock executive officers and directors may have with respect to the merger in addition to their interests as AROC stockholders. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 77 for further information.

        The AROC board concluded that, overall, the potential benefits of the merger to Archrock and Archrock's stockholders outweighed the risks.

        The AROC board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. This explanation of the AROC board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 33 and "Risk Factors" beginning on page 26.

Recommendations of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger

        The APLP conflicts committee consists of three independent directors: James G. Crump, G. Stephen Finley and Edmund P. Segner, III. The APLP board authorized the APLP conflicts committee to (i) consider, review, evaluate and analyze the merger, the merger agreement and the related arrangements, including, without limitation, any potential conflicts arising in connection therewith, (ii) negotiate, or delegate to any person the authority to negotiate, any terms of the merger, the merger agreement and the related arrangements as it may deem necessary or appropriate, in its sole discretion, (iii) consult with management of the Managing GP in connection with discussions and/or negotiations concerning potential terms and conditions of the merger, the merger agreement and the related arrangements, (iv) determine whether the merger, the merger agreement and the related arrangements are in the best interests of Archrock Partners, (v) consider such other matters as may be requested by the APLP board from time to time or as otherwise deemed appropriate by the APLP conflicts committee, in its sole discretion and (vi) determine whether to approve, and, if so approved, whether to recommend that the APLP board approve, the merger, the merger agreement and the related arrangements, with any such approval of the APLP conflicts committee constituting "Special Approval" for all purposes under the Archrock Partners partnership agreement, including Section 7.9(a) thereof.

        On January 1, 2018, the APLP conflicts committee (i) determined that the merger agreement and the proposed merger are in the best interests of Archrock Partners, including the APLP unaffiliated unitholders, (ii) approved, and recommended that the APLP board approve, the proposed merger and the execution and delivery of the merger agreement and (iii) recommended that the APLP board submit the merger agreement to a vote of the APLP common unitholders and resolved to recommend approval of the merger agreement by the APLP common unitholders. The APLP conflicts committee's approval constitutes "Special Approval" for all purposes under the Archrock Partners partnership agreement, including Section 7.9(a) thereof.

        Later on January 1, 2018, the APLP board (acting based, in part, upon the recommendation of the APLP conflicts committee) unanimously determined that the merger and the merger agreement, including the transactions contemplated thereby, are in the best interests of Archrock Partners, including the APLP unaffiliated unitholders, approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and resolved to submit the merger and the merger agreement to a vote of the APLP common unitholders and recommend approval of the merger agreement by the APLP common unitholders.

        The Managing GP, the APLP conflicts committee, and the APLP board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to Archrock Partners or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the Archrock Partners partnership agreement. Under the Archrock Partners partnership agreement, whenever Managing GP makes a determination or takes any other action, in its capacity as the general partner of Archrock Partners, Managing GP must make such determination or take such other action in good faith and is not subject to any other or different standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In order for a determination or other action to be in "good faith" for purposes of the Archrock Partners partnership agreement, Managing GP must believe that the determination or other action is in the best interests of Archrock Partners. Nothing in this joint proxy statement/prospectus or the actions or determinations of Managing GP, the APLP conflicts committee, or the APLP board described in this joint proxy statement/prospectus should be read to mean that Managing GP, the APLP conflicts committee, or the APLP board assumed any obligations to Archrock Partners or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the Archrock Partners partnership agreement. You are urged to read the full text of the Archrock Partners partnership agreement, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

        The APLP conflicts committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals with respect to the merger and the merger agreement and the related recommendation to the APLP board and the APLP common unitholders. The APLP conflicts committee viewed the following factors as generally positive or favorable in arriving at its determination, approvals and recommendations:

  •
  The exchange ratio of 1.40 of a share of AROC common stock for each outstanding APLP common unit held by APLP unaffiliated unitholders represents an implied market value of $14.70 per APLP common unit based upon the closing price of AROC common stock on December 29, 2017 (the last trading day before the public announcement of the merger), and represents an implied premium of 23.4% to the closing price of APLP common units on December 29, 2017 and 23.9% to the 10 trading day volume-weighted average price of APLP common units for the period ended on December 29, 2017.

  •
  Archrock's status as a corporation following the merger provide a number of benefits relative to Archrock Partners' MLP structure, including that corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations and that APLP common unitholders will benefit from enhanced voting and other rights as stockholders of a corporation as compared to unitholders of an MLP controlled by a general partner.

  •
  The merger eliminates the potential burden on Archrock Partners' cost of capital resulting from the incentive distributions payable to Archrock, which could from time to time make it more challenging for Archrock Partners to pursue accretive acquisitions and relatively more expensive to fund its capital program. The merger is expected to provide APLP common unitholders with equity ownership in an entity with a substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions.

  •
  The merger will provide APLP common unitholders with equity ownership in an entity with anticipated stronger coverage with respect to dividends, which is expected to result in (i) greater market confidence in the combined company, (ii) an enhanced outlook for dividend growth and (iii) better positioning for varying and uncertain industry and commodity pricing environments.

  •
  The APLP conflicts committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, Archrock Partners' industry generally, and Archrock Partners particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the merger.

  •
  The valuation analyses of Archrock and Archrock Partners prepared by Evercore and reviewed and discussed with the APLP conflicts committee, including a discounted cash flow analysis of Archrock Partners, a precedent transactions analysis, a peer group trading analysis of Archrock and Archrock Partners and a premiums paid analysis.

  •
  The delivery of an opinion, dated January 1, 2018, by Evercore to the APLP conflicts committee to the effect that, as of the date of such opinion, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion (as more fully described below under "—Opinion of the Financial Advisor to the APLP Conflicts Committee"), the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to the APLP unaffiliated unitholders.

  •
  The APLP conflicts committee's belief that the merger consideration represented the greatest amount of consideration that Archrock would have been willing to agree to pay at the time of the APLP conflicts committee's determination and approval.

  •
  The merger will simplify Archrock's corporate structure and eliminate potential conflicts of interest between Archrock and Archrock Partners.

  •
  The merger is expected to create synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and other cost savings as a result of maintaining one public company rather than two.

  •
  The exchange ratio is fixed and therefore the implied value of the consideration payable to APLP unaffiliated unitholders will increase in the event that the market price of AROC common stock increases prior to the closing of the merger.

  •
  The terms and conditions of the merger were determined through arm's-length negotiations between the APLP conflicts committee and the AROC board and their respective representatives and advisors.

  •
  The terms of the merger agreement, principally:

  •
  the provisions allowing the APLP conflicts committee to change its recommendation with respect to the Archrock Partners merger proposal if it has determined in good faith after consultation with its financial advisers and outside legal counsel that failure to take such action would be inconsistent with its duties under the Archrock Partners partnership agreement or applicable laws (as described under "The Merger Agreement—The Managing GP Recommendation and Archrock Partners Adverse Recommendation Change");

    •
    the provisions limiting Archrock's ability to consider unsolicited offers from third parties for Archrock (as described under "The Merger Agreement—No Solicitation by Archrock of Alternative Proposals");

    •
    the provisions requiring Archrock to hold a special stockholders' meeting as soon as practicable to approve the Archrock stock issuance, even in the event the AROC board effects an AROC adverse recommendation change (as described under "The Merger Agreement—Archrock Recommendation and Archrock Adverse Recommendation Change");

    •
    the provisions requiring Archrock to vote the APLP common units it beneficially owns in favor of the Archrock Partners merger proposal;

    •
    the pre-closing covenants applicable to Archrock providing protection to APLP common unitholders by restricting Archrock's ability to take certain actions prior to the closing of the merger that could reduce the value of the merger consideration;

    •
    the provisions requiring the consent of the APLP conflicts committee to any amendment of or granting of a waiver under the merger agreement;

    •
    Archrock's obligation to pay a termination fee or an expense reimbursement amount to Archrock Partners in certain circumstances in connection with termination of the merger agreement (as described under "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Effect of Termination; Termination Fees"); and

    •
    the consummation of the merger is not conditioned on financing.

  •
  The APLP conflicts committee's belief that potential alternative transactions with third parties were not achievable due to Archrock's control of Archrock Partner's general partner.

        The APLP conflicts committee viewed the following factors as generally negative or unfavorable in arriving at its determination, approvals and recommendations:

  •
  The APLP unaffiliated unitholders will receive shares of AROC common stock that are expected, throughout calendar years 2018, 2019 and 2020 to pay a lower dividend as compared to the expected distribution on APLP common units on a stand-alone basis.

  •
  The merger will be a taxable transaction to some APLP unaffiliated unitholders for U.S. federal income tax purposes.

  •
  Following the merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of Archrock Partners is currently subject to only one level of tax (at the unitholder level).

  •
  Although the merger is subject to approval by a majority of the outstanding APLP common units entitled to vote at the APLP special meeting, APLP common units held by Archrock and its affiliates (representing approximately        % of the outstanding APLP common units as of the record date for the Archrock Partners special meeting) will count towards the determination of whether the merger agreement has been adopted by APLP common unitholders, and there is no requirement for separate approval by the APLP unaffiliated unitholders.

  •
  The exchange ratio is fixed and therefore the implied value of the consideration payable to APLP unaffiliated unitholders will decrease in the event that the market price of AROC common stock decreases prior to the closing of the merger.

  •
  The APLP conflicts committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of Archrock Partners. Since

    Archrock indirectly controls Archrock Partners, the APLP conflicts committee believed that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of Archrock Partners, and it was unlikely that the APLP conflicts committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of Archrock Partners.

  •
  There is risk that the potential benefits expected to be realized in the merger might not be fully realized, or might not be realized within the expected time period.

  •
  The merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to Archrock Partners' normal business.

  •
  Certain terms of the merger agreement, principally:

  •
  the provisions allowing the AROC board to make an Archrock adverse recommendation change in response to a superior proposal (as described under "The Merger Agreement—Archrock Recommendation and Archrock Adverse Recommendation Change");

  •
  the provisions allowing for Archrock to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal for Archrock (as described under "The Merger Agreement—No Solicitation by Archrock of Alternative Proposals");

  •
  the provisions requiring Archrock Partners to hold a special meeting as soon as practicable to approve the merger, even in the event that the APLP conflicts committee or APLP board effects an APLP adverse recommendation change (as described under "The Merger Agreement—Managing GP Recommendation and APLP Adverse Recommendation Change"); and

  •
  Archrock Partners' obligation to pay an expense reimbursement amount to Archrock in connection with termination of the merger agreement as a result of a material uncured breach by Archrock Partners under the merger agreement (as described under "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Effect of Termination; Termination Fees").

  •
  APLP common unitholders are not entitled to appraisal rights under the merger agreement, the Archrock Partners partnership agreement or Delaware law.

  •
  APLP common unitholders will be foregoing the potential benefits that could be realized by remaining common unitholders of a stand-alone entity.

  •
  AROC common stock may not trade at the expected valuations.

  •
  The resulting combined company might not achieve its projected financial results.

  •
  Litigation may be commenced in connection with the merger and such litigation may increase costs and result in a diversion of management focus.

  •
  Some of Managing GP's directors and executive officers may have interests in the merger that are different from, or in addition to, those of the APLP unaffiliated unitholders.

        In view of the variety of factors and the quality and amount of information considered, the APLP conflicts committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the merger. Individual members of the APLP conflicts committee may have given different relative considerations to different factors.

        The explanation of the reasoning of the APLP conflicts committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

        In reaching its conclusions regarding the merger, the APLP board not only considered the process by which the APLP conflicts committee has made its recommendations but also considered the matters described above or considered by the APLP conflicts committee. As in the case of the APLP conflicts committee, in view of the variety of factors and the quality and amount of information considered, the APLP board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the merger. Individual members of the APLP board may have given different relative considerations to different factors.

Unaudited Projected Financial Information

        Neither Archrock nor Archrock Partners routinely publishes projections as to long-term future performance or earnings. However, in connection with the proposed merger, Archrock management and the General Partner's management ("Archrock Partners management") prepared and provided to the AROC board, the APLP board and the APLP conflicts committee certain internal projections (the "Projections") regarding the future financial performance of Archrock, Archrock Partners and Pro Forma Archrock with respect to 2018 through 2020. The Projections were used by the AROC board, the APLP board and the APLP conflicts committee for the purposes of evaluating the merger. The Projections also were provided to Citi and Evercore for their use and reliance in connection with their respective financial analyses and opinions described in the sections entitled "—Opinion of the Financial Advisor to Archrock" and "—Opinion of the Financial Advisor to APLP Conflicts Committee."

        A summary of the Projections is included below to give AROC stockholders and APLP common unitholders access to certain unaudited projections that were made available to the AROC board, the APLP board, the APLP conflicts committee and Archrock's and the APLP conflicts committee's respective advisors in connection with the merger.

        Archrock and Archrock Partners each caution you that uncertainties are inherent in projections of any kind. None of Archrock, Archrock Partners or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation or can give any assurance to any Archrock stockholder or APLP common unitholder regarding the ultimate performance of Archrock or Archrock Partners compared to the summarized information set forth below or that any projected results will be achieved.

        The inclusion of the following Projections in this joint proxy statement/prospectus should not be regarded as an indication that Archrock, Archrock Partners or their respective advisors or other representatives considered or consider the Projections to be necessarily indicative of actual future performance or events, and the Projections set forth below should not be relied upon as such. Accordingly, AROC stockholders and APLP common unitholders are cautioned not to place undue reliance on the Projections.

        The accompanying prospective financial information was not prepared with a view toward public disclosure or toward compliance with the published guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In the view of Archrock management and Archrock Partners management, the Projections were prepared on a reasonable basis, reflected the best available estimates and judgments based on the facts and circumstances existing at the time such projections were prepared, and presented, to the best of Archrock management's and Archrock Partners management's knowledge and belief, the expected course of action and the expected future financial performance of Archrock and Archrock Partners, as applicable.

        The Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Archrock management and Archrock Partners management. Neither Deloitte & Touche LLP ("Deloitte"), nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte reports incorporated by reference into this joint proxy statement/prospectus relate to historical financial information of Archrock and Archrock Partners, respectively.

        While presented with numerical specificity, the Projections and the estimates of the cost savings, synergies, and transaction expenses described below reflect numerous estimates and assumptions made by Archrock management and Archrock Partners management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of Archrock's and Archrock Partners' businesses, all of which are difficult to predict and many of which are beyond Archrock's and Archrock Partners' control. In developing the Projections, Archrock management and Archrock Partners management made numerous material assumptions, with respect to Archrock, Archrock Partners and the pro forma company for the periods covered by such Projections, including:

  •
  growth in global demand for natural gas;

  •
  growth in the production of natural gas in the United States;

  •
  growth in outsourced contract operations services in the United States;

  •
  utilization and depreciation of Archrock and Archrock Partners compression assets;

  •
  expected pricing in the market for contract operations services;

  •
  expected cost of sales for contract operations services;

  •
  revenue and cost of sales in the aftermarket services business;

  •
  required selling, general and administrative ("SG&A") spending levels;

  •
  organic growth opportunities and potential economic returns;

  •
  the amount of maintenance, growth, and other capital expenditures;

  •
  the level of distributions paid by Archrock Partners;

  •
  the level of dividends paid by Archrock;

  •
  outstanding debt during applicable periods, and the availability and cost of funding; and

  •
  other general business, market and financial assumptions.

        The pro forma projections are based on the Archrock and Archrock Partners standalone projections and also reflect such estimates and assumptions.

        The summaries of the Projections provided to the AROC board, the APLP board and the APLP conflicts committee are not included in this joint proxy statement/prospectus in order to induce any Archrock stockholder or APLP common unitholder to vote in favor of the AROC stock issuance proposal or the Archrock Partners merger proposal, as applicable. By including in this joint proxy statement/prospectus a summary of certain of the Projections, none of Archrock, Archrock Partners or any of their respective advisors or other representatives have made or are making any representation to any person regarding the ultimate performance of Archrock, Archrock Partners or the combined company. The Projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.

        The following table sets forth a summary of the Projections with respect to Archrock, Archrock Partners and the combined company for 2018 through 2020:

(in millions, expect per share amounts)(1)	2018E	2019E	2020E
Archrock
Standalone EBITDA(2)	$55	$71	$74
Cash available for dividend(3)(4)	$40	$51	$52
Cash available for dividend per share(3)(4)	$0.57	$0.72	$0.73
Dividend per share	$0.48	$0.48	$0.48
Archrock Partners
EBITDA, as adjusted(5)	$281	$332	$372
Distributable cash flow(6)	$163	$200	$233
Distributable cash flow per unit(6)	$2.11	$2.38	$2.62
Distribution per unit	$1.14	$1.14	$1.14
Pro Forma Archrock(7)
EBITDA, as adjusted(8)	$304	$371	$413
Cash available for dividend(9)	$161	$220	$255
Cash available for dividend per share(9)	$1.25	$1.71	$1.98
Dividend per share	$0.53	$0.58	$0.64

        In addition to the Projections, management of Archrock and Archrock Partners provided the AROC board, the APLP conflicts committee, Citi and Evercore with estimates of the cost savings and synergies expected to result from the merger. Specifically, management of Archrock and Archrock Partners estimated that the merger would result in approximately $2 to $3 million per year in cost savings, primarily as a result of reduced general and administrative expenses associated with having one public company instead of two public companies.

        Additionally, at the request of the APLP conflicts committee and Evercore, Archrock management and Archrock Partners management also prepared for the APLP conflicts committee and Evercore an upside and downside case for the year ending December 31, 2018, together the "Sensitivity Cases." No Sensitivity Cases were prepared by Archrock management and Archrock Partners management for the years ending December 31, 2019 and 2020. The Sensitivity Cases are set forth in the following table:

(in millions, expect per share amounts)(1)	Downside Case 2018E	Upside Case 2018E
Archrock
Standalone EBITDA(2)	$49	$60
Cash available for dividend(3)(10)	$25	$35
Cash available for dividend per share(3)(10)	$0.35	$0.49
Dividend per share	$0.48	$0.48
Archrock Partners
EBITDA, as adjusted(5)	$259	$292
Distributable cash flow(6)	$141	$174
Distributable cash flow per unit(6)	$1.90	$2.19
Distribution per unit	$1.14	$1.14

(1)
Archrock and Archrock Partners are unable, without unreasonable efforts, to provide a quantitative reconciliation of non-GAAP projections of EBITDA, cash available for dividend, cash available for dividend per share, EBITDA, as adjusted, distributable cash flow and distributable cash flow per unit, because net income or loss, maintenance and other capital expenditures, expense or benefit from income taxes and cash tax expense or refund cannot be estimated as a result of the level of unpredictability and uncertainty associated with these items. For these same reasons, Archrock and Archrock Partners are unable to assess the probable significance of these excluded items.

(2)
Standalone EBITDA, a non-GAAP measure, is defined as distributions received by Archrock from Archrock Partners, plus Archrock's deconsolidated gross margin, less the following deconsolidated items: SG&A expense, and (gain) loss on sale of property, plant and equipment.

(3)
Cash available for dividend, a non-GAAP measure, is defined as distributions received by Archrock from Archrock Partners, plus Archrock's deconsolidated gross margin, less the following deconsolidated items: maintenance and other capital expenditures, cash SG&A expense, cash interest expense associated with Archrock's debt, cash taxes and (gain) loss on sale of property, plant and equipment. Cash available for dividend per share is defined as cash available for dividend divided by outstanding shares.

(4)
Projected financial information for 2018E excludes approximately $10 million in other capital expenditures primarily associated with increased truck fleet maintenance, which was deferred during recent periods of market volatility and depressed commodity prices. Taking into account such capital expenditures, cash available for dividend and cash available for dividend per share for 2018E would have been $30 million and $0.43, respectively.

(5)
EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income taxes, interest expense, depreciation and amortization expense, long-lived asset impairment, restructuring charges, expensed acquisition costs, debt extinguishment costs, non-cash SG&A costs and other items.

(6)
Distributable cash flow, a non-GAAP measure, is defined as net income (loss) (a) plus depreciation and amortization expense, long-lived asset impairment, restructuring charges, expensed acquisition costs, non-cash SG&A costs, debt extinguishment costs and interest expense, less (b) cash interest expense (excluding amortization of deferred financing fees, amortization of debt discount and non-cash transactions related to interest rate swaps) and maintenance capital expenditures and (c) excluding gains or losses on asset sales and other items.

(7)
Pro forma calculations assume closing of the merger on January 1, 2018.

(8)
Archrock pro forma EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income taxes, interest expense, depreciation and amortization expense, long-lived asset impairment, restructuring charges, expensed acquisition costs, debt extinguishment costs, non-cash SG&A costs and other items.

(9)
Archrock pro forma cash available for dividend, a non-GAAP measure, is defined as net income (loss) (a) plus depreciation and amortization expense, long-lived asset impairment, restructuring charges, expensed acquisition costs, non-cash SG&A costs, debt extinguishment costs and interest expense, less (b) cash interest expense (excluding amortization of deferred financing fees, amortization of debt discount and non-cash transactions related to interest rate swaps) and maintenance and other capital expenditures and (c) excluding gains or losses on asset sales and other items. Projected financial information for 2018E does not exclude approximately $10 million in other capital expenditures primarily associated with increased truck fleet maintenance, which was deferred during recent periods of market volatility and depressed commodity prices.

(10)
The Sensitivity Cases provided to the APLP conflicts committee and Evercore for 2018E do not exclude approximately $10 million in other capital expenditures primarily associated with increased truck fleet maintenance, which was deferred during recent periods of market volatility and depressed commodity prices.

        Archrock management and Archrock Partners management also advised the AROC board, the APLP conflicts committee, Citi and Evercore that the merger is expected to result in a partial tax basis step-up of Archrock Partners' subsidiaries' assets. The basis step-up is expected to create increased tax deductions for the combined company as a result of higher tax depreciation and amortization, such that the combined company is not expected to pay federal cash income taxes through 2023. This estimate is based upon assumptions Archrock has made regarding, among other things, income, capital expenditures and net working capital. Further, the IRS or other tax authorities could challenge one or more tax positions that Archrock takes, such as the classification of assets under the income tax depreciation rules, the characterization of expenses for income tax purposes and the tax classification of the merger. Further, any change in law may affect Archrock's tax position. While Archrock expects that its deductions and NOL carryforwards will be available to it as a future benefit, in the event that they are not generated as expected, are successfully challenged by the IRS (in a tax audit or otherwise) or are subject to future limitations as described under the heading "Risk Factors—Tax Risks Related to the Merger and the Ownership of AROC Common Stock Received in the Merger—Archrock's ability to use NOLs to offset future income may be limited", Archrock's ability to realize these benefits may be limited.

        NONE OF ARCHROCK OR ARCHROCK PARTNERS (OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS) INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the Financial Advisor to Archrock

        Archrock has engaged Citi to act as its financial advisor in connection with the proposed merger. In connection with Citi's engagement, the AROC board requested that Citi evaluate the fairness, from a financial point of view, to Archrock of the exchange ratio provided for pursuant to the merger agreement. On January 1, 2018, at a meeting of the AROC board held to evaluate the proposed merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated January 1, 2018, to the AROC board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Archrock.

        The full text of Citi's written opinion, dated January 1, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the AROC board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to Archrock and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Archrock to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Archrock or the effect of any other transaction which Archrock might engage in or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed merger or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed a draft, dated January 1, 2018, of the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives of Archrock concerning the businesses, operations and prospects of Archrock and Archrock Partners;

  •
  reviewed certain publicly available and other business and financial information relating to Archrock and Archrock Partners provided to or discussed with Citi by the management of Archrock, including certain financial forecasts and other information and data relating to Archrock and Archrock Partners provided to or discussed with Citi by the management of Archrock;

  •
  reviewed certain information and data relating to the potential strategic implications and financial, operational and tax benefits (including the amount, timing and achievability thereof) anticipated by the management of Archrock to result from the merger;

  •
  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of AROC common stock and APLP common units, the financial condition and historical and projected cash flows and other operating data of Archrock and Archrock Partners, and the capitalization of Archrock and Archrock Partners;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Archrock and Archrock Partners;

  •
  considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

  •
  evaluated certain potential pro forma financial effects of the merger relative to Archrock and Archrock Partners each on a standalone basis utilizing the financial forecasts and other information and data relating to Archrock and Archrock Partners and the potential strategic implications and financial, operational and tax benefits referred to above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of Archrock that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data (including, without limitation, as to net operating loss carryforwards and other tax attributes of Archrock and the potential strategic implications and financial, operational and tax benefits anticipated by the management of Archrock to result from the merger) that Citi was directed to utilize in its analyses, Citi was advised by the management of Archrock and Citi assumed, with Archrock's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to, and were a reasonable basis upon which to evaluate, the future financial performance of Archrock and Archrock Partners (in the case of Archrock Partners, under alternative cash distribution scenarios), the potential strategic implications and financial, operational and tax benefits (including the amount, timing and achievability thereof) anticipated by the management of

Archrock to result from, and other potential pro forma financial effects of, the merger and the other matters covered thereby. Citi expressed no opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with Archrock's consent, that the financial results, including with respect to the potential strategic implications and financial, operational and tax benefits anticipated to result from the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

        Citi relied, at Archrock's direction, upon the assessments of the management of Archrock as to, among other things, (i) matters relating to the separation of Archrock and Exterran Corporation consummated in November 2015 (the "spin-off"), including any continuing tax indemnities and other arrangements in connection therewith, (ii) the distribution policies of each of Archrock and Archrock Partners on a standalone basis and of the pro forma combined entity following consummation of the merger, (iii) the potential impact on Archrock and Archrock Partners of market, competitive, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and natural gas, energy infrastructure and natural gas compression industries, including commodity pricing, supply and demand for natural gas, oil and natural gas liquids, and supply and demand for contract natural gas compression services, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses or opinion, (iv) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, suppliers, service providers and other commercial relationships of Archrock and Archrock Partners, and (v) the ability to integrate the operations of Archrock and Archrock Partners. Citi assumed, with Archrock's consent, that there would be no developments with respect to any such matters that would have an adverse effect on Archrock, Archrock Partners or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion.

        Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Archrock, Archrock Partners or any other entity and Citi did not make any physical inspection of the properties or assets of Archrock, Archrock Partners or any other entity. Citi expressed no view or opinion as to the potential impact on Archrock, Archrock Partners or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions or investigations. Citi assumed, with Archrock's consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Archrock, Archrock Partners or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion. Citi also assumed, with Archrock's consent, that the merger would qualify for the intended tax treatment contemplated by the merger agreement. Citi's opinion, as set forth in Citi's written opinion dated January 1, 2018, related to the relative values of Archrock and Archrock Partners. Citi did not express any view or opinion as to the actual value of AROC common stock or any other securities when issued in connection with the merger or the prices at which AROC common stock, APLP common units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Representatives of Archrock advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, tax consequences resulting from the spin-off, the merger or otherwise or changes in, and the impact of, U.S. tax laws, regulations and governmental and legislative policies on Archrock, Archrock Partners or the merger (including the contemplated benefits thereof), and Citi relied, with Archrock's consent, upon the assessments of representatives of Archrock as to such matters.

        Citi's opinion did not address any terms (other than the exchange ratio to the extent expressly specified therein), aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the AROC board was aware, the credit, financial and stock markets, and the industries in which Archrock and Archrock Partners operate, have experienced and continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on Archrock, Archrock Partners or the merger (including the contemplated benefits thereof). The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Archrock and Archrock Partners. No company, business or transaction reviewed is identical or directly comparable to Archrock, Archrock Partners or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Archrock and Archrock Partners and the decision to enter into the merger agreement was solely that of the AROC board. Citi's opinion was only one of many factors considered by the AROC board in its evaluation of the merger and should not be viewed as determinative of the views of the AROC board or Archrock management with respect to the merger or the exchange ratio.

Financial Analyses

        The summary of the financial analyses described below under this heading "—Financial Analyses" is a summary of the material financial analyses prepared and reviewed with the AROC board in connection with Citi's opinion, dated January 1, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described, whether or not any such difference is material. Approximate implied per share and implied per APLP common unit equity value reference ranges (other than such ranges derived from historical stock trading histories and Wall Street research analysts' stock price targets) were rounded to the nearest $0.05 and selected approximate implied value reference ranges for Archrock's retained midstream business (as defined below) and Archrock's GP/IDR interests (as defined below) reflect rounding to the nearest $5 million. For purposes of the financial analyses described below, the term EBITDA is used generally to refer to earnings before interest, taxes, depreciation and amortization and, in the case of Archrock Partners, the term EBITDA, as adjusted, is used to refer to net income (loss) excluding income taxes, interest expense, depreciation and amortization expense, long-lived asset impairment, restructuring charges, expensed acquisition costs, debt extinguishment costs, non-cash SG&A costs and other items. Financial data utilized for Archrock and Archrock Partners in the financial analyses described below, to the extent based on financial forecasts and estimates of management, were based on financial forecasts and other information and data relating to Archrock and Archrock Partners provided to or discussed with Citi by the management of Archrock, referred to as the Archrock forecasts and the Archrock Partners forecasts, respectively.

        In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, other than the selected precedent transactions analysis, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per APLP common unit equity value reference ranges derived for Archrock Partners from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Archrock from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. In calculating an implied exchange ratio reference range as reflected in the selected precedent transactions analysis described below, Citi divided the low-end (or high-end, as the case may be) of the approximate implied per APLP common unit equity value reference range derived for Archrock Partners from such analysis by the high-end (or low-end, as the case may be) of the approximate implied per share equity value reference range derived for Archrock from the selected public companies analysis of Archrock (on a consolidated basis) described below in order to calculate the low-end (or high-end) of the implied exchange ratio reference range.

        Selected Public Companies Analyses.    Citi performed separate selected public companies analyses of Archrock (both on a consolidated and sum-of-the-parts basis) and Archrock Partners in which Citi reviewed certain financial and stock market information relating to Archrock, Archrock Partners and the selected publicly traded entities listed below.

        Archrock (consolidated).    In its selected public companies analysis of Archrock on a consolidated basis, Citi reviewed certain financial and stock market information relating to Archrock and the following seven selected entities that Citi considered generally relevant as publicly traded master limited partnerships ("MLPs"), limited partnerships ("LPs") and limited liability companies that serve as general partners ("GPs") for entities with operations in the midstream energy industry, which are collectively referred to as the Archrock selected companies:

  •
  Antero Midstream GP LP

  •
  Energy Transfer Equity, L.P.

  •
  EnLink Midstream, LLC

  •
  EQT GP Holdings, LP

  •
  NuStar GP Holdings, LLC

  •
  Tallgrass Energy GP, LP

  •
  Western Gas Equity Partners, LP

        Citi reviewed, among other information, closing unit or stock prices, as applicable (as of December 29, 2017), as a multiple of calendar year 2018 and calendar year 2019 estimated cash available for distribution or dividend, as applicable, referred to as CAFD, per unit or share. Citi also reviewed indicative yields, calculated as the most recently announced quarterly distribution or dividend per unit or share, as annualized, divided by the closing unit or stock price on December 29, 2017, and calendar year 2018 and calendar year 2019 estimated yields. Financial data of the Archrock selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of Archrock was based on the Archrock forecasts and public filings.

        The overall low to high calendar year 2018 and calendar year 2019 estimated CAFD per unit multiples and overall low to high indicative yields as of December 29, 2017 and calendar year 2018 and calendar year 2019 estimated yields observed for the Archrock selected companies were as follows:

  •
  calendar year 2018 estimated CAFD per unit multiples: 7.5x to 45.3x (with a mean of 18.9x and a median of 14.3x)

  •
  calendar year 2019 estimated CAFD per unit multiples: 7.2x to 27.5x (with a mean of 15.6x and a median of 14.5x)

  •
  indicative yields as of December 29, 2017: 1.2% to 13.9% (with a mean of 6.1% and a median of 5.8%)

  •
  calendar year 2018 estimated yields: 2.2% to 13.9% (with a mean of 6.7% and a median of 6.4%)

  •
  calendar year 2019 estimated yields: 3.6% to 13.9% (with a mean of 7.4% and a median of 7.1%)

        Citi observed that the calendar year 2018 and calendar year 2019 estimated CAFD per share multiples for Archrock were 18.4x and 14.5x, respectively, based on the Archrock forecasts, the indicative yield as of December 29, 2017 for Archrock was 4.6% based on public filings and the calendar year 2018 and calendar year 2019 estimated yields for Archrock were each 4.6% based on the Archrock forecasts. Citi then applied the following selected ranges of calendar year 2018 and calendar year 2019 estimated CAFD per unit multiples derived from the Archrock selected companies to corresponding data of Archrock based on the Archrock forecasts and the following selected ranges of indicative yields as of December 29, 2017 and calendar year 2018 and calendar year 2019 estimated yields derived from the Archrock selected companies to Archrock's most recently announced quarterly dividend per share, as annualized, based on public filings, and Archrock's estimated dividends per share for calendar years 2018 and 2019 based on the Archrock forecasts, respectively:

  •
  calendar year 2018 estimated CAFD per unit multiples: 11.4x to 18.4x

  •
  calendar year 2019 estimated CAFD per unit multiples: 11.6x to 14.5x

  •
  indicative yields as of December 29, 2017: 6.9% to 4.6%

  •
  calendar year 2018 estimated yields: 7.6% to 4.6%

  •
  calendar year 2019 estimated yields: 8.5% to 4.6%

        This analysis indicated a selected approximate implied per share equity value reference range for Archrock on a consolidated basis of $6.75 to $10.50.

        Archrock (sum-of-the-parts).    Citi also performed a selected public companies analysis of Archrock on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for Archrock based on approximate implied values for (i) Archrock's retained midstream assets, which are referred to as Archrock's retained midstream business, (ii) Archrock's limited partner interests in Archrock Partners, which are referred to as Archrock's LP interests, and (iii) Archrock's general partner interest and IDRs in Archrock Partners (collectively, "Archrock's GP/IDR interests").

        In evaluating Archrock's retained midstream business, Citi performed a discounted cash flow analysis of such business by calculating, based on the Archrock forecasts, the estimated present value (as of December 31, 2017) of the unlevered free cash flows that such business was expected to generate during the fiscal years ending December 31, 2018 through December 31, 2020. Citi calculated terminal values for Archrock's retained midstream business by applying to such business' fiscal year 2020 estimated EBITDA, after taking into account Archrock's SG&A expenses, a selected range of EBITDA multiples of 7.8x to 11.0x. The present values (as of December 31, 2017) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.2% to 10.6%. This analysis indicated a selected approximate implied value reference range for Archrock's retained midstream business of $190 million to $295 million.

        In evaluating Archrock's LP interests, Citi utilized the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners of $10.60 to $17.65 from the selected public companies analysis of Archrock Partners described below under "—Selected Public Companies Analyses—Archrock Partners," which selected approximate implied per APLP common unit equity value reference range indicated a selected approximate implied value reference range for Archrock's LP interests of $308 million to $513 million.

        In evaluating Archrock's GP/IDR interests, Citi reviewed certain financial and stock market information relating to Archrock and the Archrock selected companies. Citi reviewed, among other information, implied GP values, calculated as implied equity values based on closing share or unit prices on December 29, 2017 plus total debt, preferred equity and minority interests (as applicable), less cash and cash equivalents and less the value of LP units held by the relevant GP and other non-GP related assets, as a multiple of calendar year 2018 and calendar year 2019 estimated post-tax GP cash flows. Financial data of the Archrock selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of GP/IDR interests in Archrock Partners was based on the Archrock Partners forecasts. The overall low to high calendar year 2018 and calendar year 2019 estimated post-tax GP cash flow multiples observed for the Archrock selected companies were 8.3x to 41.0x (with a mean of 22.2x and a median of 16.0x) and 7.7x to 32.3x (with a mean of 18.3x and a median of 15.6x), respectively. Citi observed that the calendar year 2018 and calendar year 2019 estimated post-tax GP cash flow multiples for Archrock were 25.9x and 25.9x, respectively, based on the Archrock forecasts. Citi then applied selected ranges of calendar year 2018 and calendar year 2019 estimated post-tax GP cash flow multiples derived from the Archrock selected companies of 12.8x to 25.9x and 12.5x to 25.9x, respectively, to the calendar year 2018 and 2019 estimated post-tax GP/IDR cash flows of GP/IDR interests in Archrock Partners. This analysis indicated a selected approximate implied value reference range for Archrock's GP/IDR interests of $15 million to $35 million.

        The analyses described above of Archrock's retained midstream business, Archrock's LP interests and Archrock's GP/IDR interests indicated an overall selected approximate implied per share equity value reference range for Archrock of $6.20 to $10.85.

        Archrock Partners.    In its selected public companies analysis of Archrock Partners, Citi reviewed certain financial and stock market information relating to Archrock Partners and the following five selected entities that Citi considered generally relevant as publicly traded companies and MLPs with operations in the midstream energy industry, which are collectively referred to as the Archrock Partners selected companies:

  •
  Crestwood Equity Partners LP

  •
  CSI Compressco LP

  •
  SemGroup Corporation

  •
  Summit Midstream Partners, LP

  •
  USA Compression Partners, LP

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock or unit prices, as applicable, on December 29, 2017 plus the implied market value of the GP (as applicable), total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2018 and calendar year 2019 estimated EBITDA (or EBITDA, as adjusted, in the case of Archrock Partners), and stock or unit prices (as applicable and as of December 29, 2017) as a multiple of calendar year 2018 and calendar year 2019 estimated distributable cash flow per share or LP unit. Citi also reviewed indicative yields, calculated as the most recently announced quarterly distribution or dividend per share or unit, as annualized, divided by the closing share or unit price on December 29, 2017, and calendar year 2018 and calendar year 2019 estimated yields. Financial data of the Archrock Partners selected companies were based on publicly available Wall Street research analysts' estimates and public filings. Financial data of Archrock Partners was based on the Archrock Partners forecasts and public filings.

        The overall low to high calendar year 2018 and calendar year 2019 estimated EBITDA multiples, calendar year 2018 and calendar year 2019 estimated distributable cash flow per share or LP unit multiples, indicative yields as of December 29, 2017 and calendar year 2018 and calendar year 2019 estimated yields observed for the Archrock Partners selected companies were as follows:

  •
  calendar year 2018 estimated EBITDA multiples: 7.8x to 11.2x (with a mean of 9.6x and a median of 10.0x)

  •
  calendar year 2019 estimated EBITDA multiples: 7.3x to 9.6x (with a mean of 8.6x and a median of 9.0x)

  •
  calendar year 2018 estimated distributable cash flow per share or LP unit multiples: 4.7x to 12.0x (with a mean of 8.2x and a median of 8.0x)

  •
  calendar year 2019 estimated distributable cash flow per share or LP unit multiples: 4.8x to 8.3x (with a mean of 7.2x and a median of 7.8x)

  •
  indicative yields as of December 29, 2017: 6.0% to 13.7% (with a mean of 10.6% and a median of 11.2%)

  •
  calendar year 2018 estimated yields: 6.1% to 13.7% (with a mean of 10.7% and a median of 11.6%)

  •
  calendar year 2019 estimated yields: 6.8% to 13.7% (with a mean of 11.0% and a median of 12.0%)

        Citi observed that the calendar year 2018 and calendar year 2019 estimated EBITDA, as adjusted, multiples and calendar year 2018 and calendar year 2019 estimated distributable cash flow per APLP common unit multiples for Archrock Partners were 7.8x, 6.6x, 5.7x and 5.0x, respectively, based on the Archrock Partners forecasts, the indicative yield as of December 29, 2017 for Archrock Partners was 9.6% based on public filings and the calendar year 2018 and calendar year 2019 estimated yields for Archrock Partners were each 9.6% based on the Archrock Partners forecasts. Citi then applied the following selected ranges of calendar year 2018 and calendar year 2019 estimated EBITDA multiples and calendar year 2018 and calendar year 2019 estimated distributable cash flow per share or LP unit multiples derived from the Archrock Partners selected companies to the calendar year 2018 and calendar year 2019 estimated adjusted EBITDA and calendar year 2018 and calendar year 2019 estimated distributable cash flow per APLP common unit of Archrock Partners based on the Archrock Partners forecasts, the following selected ranges of indicative yields as of December 29, 2017 derived from the Archrock Partners selected companies to Archrock Partners' most recently announced quarterly distribution per APLP common unit, as annualized, based on public filings, and the following selected ranges of calendar year 2018 and calendar year 2019 estimated yields derived from the Archrock Partners selected companies to Archrock Partners' estimated distributions per APLP common unit for calendar years 2018 and 2019 based on the Archrock Partners forecasts, respectively:

  •
  calendar year 2018 estimated EBITDA multiples: 7.8x to 11.0x

  •
  calendar year 2019 estimated EBITDA multiples: 6.6x to 9.6x

  •
  calendar year 2018 estimated distributable cash flow per share or LP unit multiples: 5.7x to 8.8x

  •
  calendar year 2019 estimated distributable cash flow per share or LP unit multiples: 5.0x to 8.3x

  •
  indicative yields as of December 29, 2017: 12.7% to 9.6%

  •
  calendar year 2018 estimated yields: 12.7% to 9.6%

  •
  calendar year 2019 estimated yields: 13.1% to 9.6%

        This analysis indicated a selected approximate implied per APLP common unit equity value reference range for Archrock Partners of $10.60 to $17.65.

        Utilizing the selected approximate implied per share equity value reference range derived for Archrock on a consolidated basis and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners, in each case as described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range 1.010x - 2.615x	Exchange Ratio 1.40x

        Utilizing the selected approximate implied per share equity value reference range derived for Archrock on a sum-of-the-parts basis and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners, in each case as described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range 0.977x - 2.847x	Exchange Ratio 1.40x

        Selected Precedent Transactions Analysis.    Using publicly available information, Citi reviewed financial data relating to the following 11 selected transactions that Citi considered generally relevant as transactions involving acquisitions of natural gas compression assets, referred to as the Archrock Partners selected precedent transactions:

Announced	Acquiror	Seller/Target
January 2017	• Kodiak Gas Services, LLC	• Lucid Energy Group, LLC
October 2016	• Archrock Partners, L.P.	• Archrock, Inc.
April 2015	• Exterran Partners, L.P.	• Exterran Holdings, Inc.
July 2014	• Compressco Partners, L.P.	• Compressor Systems, Inc.
July 2014	• Exterran Partners, L.P.	• MidCon Compression, L.L.C.
February 2014	• Access Midstream Partners, L.P.	• MidCon Compression, L.L.C.
February 2014	• Exterran Partners, L.P.	• MidCon Compression, L.L.C.
January 2014	• Compressco Partners, L.P.	• Undisclosed
August 2013	• USA Compression Partners, LP	• S&R Compression, LLC
March 2013	• Exterran Partners, L.P.	• Exterran Holdings, Inc.
November 2012	• Crestwood Midstream Partners LP	• Enerven Compression, LLC

        Citi reviewed, among other information and to the extent publicly available, transaction values (based on the consideration payable in the Archrock Partners selected precedent transactions) as a multiple of the target entity's next 12 months estimated EBITDA as of the date of announcement of the transactions. Financial data of the Archrock Partners selected precedent transactions were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of Archrock Partners was based on the Archrock Partners forecasts.

        The overall low to high next 12 months estimated EBITDA multiples observed for the Archrock Partners selected precedent transactions were 7.5x to 9.6x (with a mean of 8.5x and a median of 8.4x). Citi then applied a selected range of next 12 months estimated EBITDA multiples of 8.4x to 9.6x derived from the Archrock Partners selected precedent transactions to the calendar year 2018 estimated EBITDA, as adjusted, of Archrock Partners. This analysis indicated a selected approximate implied per APLP common unit equity value reference range for Archrock Partners of $14.00 to $18.60.

        Utilizing the selected approximate implied per share equity value reference range derived for Archrock on a consolidated basis described above under "—Selected Public Companies Analyses—Archrock (consolidated)," and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners as described above under "—Selected Precedent Transactions Analysis," Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range 1.333x - 2.756x	Exchange Ratio 1.40x

        Discounted Cash Flow Analyses.    Citi performed separate discounted cash flow analyses of Archrock, both on a consolidated and sum-of-the-parts basis, and Archrock Partners.

        Archrock (consolidated).    Citi performed a discounted cash flow analysis of Archrock on a consolidated basis by calculating, based on the Archrock forecasts, the estimated present value (as of December 31, 2017) of CAFD per share that Archrock was forecasted to generate during the fiscal years ending December 31, 2018 through December 31, 2020 after taking into account Archrock's projected cash taxes. Citi calculated terminal values for Archrock by applying to Archrock's fiscal year 2020 estimated CAFD per share a selected range of CAFD per share multiples of 11.4x to 18.4x. The present values (as of December 31, 2017) of the CAFD per share and terminal values were then calculated using a selected range of discount rates of 9.4% to 11.2%. In calculating the estimated present value (as of December 31, 2020 and then as of December 31, 2017) of Archrock's projected cash taxes, Citi utilized the same ranges of multiples and discount rates. This analysis indicated a selected approximate implied per share equity value reference range for Archrock of $5.90 to $9.40.

        Archrock (sum-of-the-parts).    Citi also performed a discounted cash flow analysis of Archrock on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for Archrock based on approximate implied values for Archrock's retained midstream business, Archrock's LP interests and Archrock's GP/IDR interests after taking into account Archrock's projected cash taxes.

        In evaluating Archrock's retained midstream business, Citi utilized the selected approximate implied value reference range derived for such business from the discounted cash flow analysis of such business described above under "—Selected Public Companies Analyses—Archrock (sum-of-the-parts)." In evaluating Archrock's LP interests, Citi utilized the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners from the discounted cash flow analysis of Archrock Partners described below under "—Discounted Cash Flow Analyses—Archrock Partners." In evaluating Archrock's GP/IDR interests, Citi performed a discounted cash flow analysis of GP/IDR interests in Archrock Partners by calculating, based on the Archrock Partners forecasts, the estimated present value of the pre-tax GP/IDR cash flows that Archrock Partners was expected to generate during the fiscal years ending December 31, 2018 through December 31, 2020. Citi calculated implied terminal values for GP/IDR interests in Archrock Partners by applying to Archrock Partners' fiscal year 2020 estimated pre-tax GP/IDR cash flows a selected range of pre-tax GP/IDR cash flow multiples of 12.8x to 25.9x. The present values (as of December 31, 2017) of pre-tax GP/IDR cash flows and terminal values were then calculated using a selected range of discount rates of 9.4% to 11.2%. For purposes of this analysis, Citi took into account Archrock's projected cash taxes based on the Archrock forecasts. In calculating the estimated present value (as of December 31, 2017) of Archrock's projected cash taxes, Citi utilized a selected range of CAFD per share multiples of 11.4x to 18.4x and a selected range of discount rates of 9.4% to 11.2%.

        The analyses described above of Archrock's retained midstream business, Archrock's LP interests, Archrock's GP/IDR interests and Archrock's projected cash taxes indicated an overall selected approximate implied per share equity value reference range for Archrock of $7.00 to $10.85.

        Archrock Partners.    Citi performed a discounted cash flow analysis of Archrock Partners by calculating, based on the Archrock Partners forecasts, the estimated present value (as of December 31, 2017) of distributable cash flow per APLP common unit as adjusted to reflect a coverage ratio of 1.0x, referred to as adjusted distributable cash flow per APLP common unit, that Archrock Partners was forecasted to generate during the fiscal years ending December 31, 2018 through December 31, 2020. Citi calculated terminal values for Archrock Partners by applying to Archrock Partners' fiscal year 2020 estimated adjusted distributable cash flow per APLP common unit a selected range of distributable cash flow per LP unit multiples of 5.7x to 8.8x. The present values (as of December 31, 2017) of the adjusted distributable cash flows per APLP common unit and terminal values were then calculated using a selected range of discount rates of 8.6% to 10.8%. This analysis indicated a selected approximate implied per APLP common unit equity value reference range for Archrock Partners of $16.20 to $23.20.

        Utilizing the selected approximate implied per share equity value reference range derived for Archrock on a consolidated basis and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners, in each case as described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range 1.723x - 3.932x	Exchange Ratio 1.40x

        Utilizing the selected approximate implied per share equity value reference range derived for Archrock on a sum-of-the-parts basis and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners, in each case as described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range 1.493x - 3.314x	Exchange Ratio 1.40x

Certain Additional Information

        Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

  •
  historical closing prices of AROC common stock and APLP common units during the 52-week period ended December 29, 2017, which indicated during such period (a) low and high closing prices for AROC common stock of approximately $8.30 and $16.40 per share and low and high closing prices for APLP common units of approximately $10.58 and $18.55, and (b) an implied exchange ratio reference range of 1.099x to 1.509x;

  •
  publicly available Wall Street research analysts' price targets for AROC common stock and APLP common units, which indicated an overall low to high target stock price range for AROC common stock of $12.00 to $16.00 per share and overall low to high target unit price range for APLP common units of $15.50 to $20.00 per unit, and an implied exchange ratio reference range of 0.969x to 1.667x; and

  •
  Citi performed, for informational reference, discounted cash flow analyses of Archrock, both on a consolidated and sum-of-the-parts basis, utilizing generally the same methodologies described above under "—Discounted Cash Flow Analyses—Archrock (consolidated)" and "—Discounted Cash Flow Analyses—Archrock (sum-of-the-parts)" but assuming, for purposes of the terminal period, a normalized coverage ratio and related distributions per APLP common unit as provided by Archrock management. On a consolidated basis, this indicated a selected approximate implied per share equity value reference range for Archrock of $10.40 to $16.95 and, based on this range and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners as described above under "—Discounted Cash Flow Analyses—Archrock Partners," an implied exchange ratio reference range of 0.956x to 2.231x. On a sum-of-the-parts basis, this indicated an overall selected approximate implied per share equity value reference range for Archrock of $8.35 to $13.95 and, based on this range and the selected approximate implied per APLP common unit equity value reference range derived for Archrock Partners as described above under "—Discounted Cash Flow Analyses—Archrock Partners," an implied exchange ratio reference range of 1.161x to 2.778x.

        Other.    Citi also observed certain illustrative pro forma financial effects of the merger on, among other things, Archrock's estimated CAFD per share and Archrock Partners' estimated distributable cash flow per APLP common unit for calendar years 2018 (both before and after adjusting for certain one-time capital expenditures in such year), 2019 and 2020 and Archrock's estimated dividends per share and Archrock Partners' estimated distributions per APLP common unit in such years, based on the Archrock forecasts, the Archrock Partners forecasts and publicly available information and after taking into account potential strategic implications and financial, operational and tax benefits anticipated by the management of Archrock to result from the merger, which indicated that the merger could be:

  •
  relative to Archrock on a standalone basis, (a) accretive to Archrock's estimated CAFD per share (i) in calendar year 2018, by approximately 191.6% before adjusting for certain one-time capital expenditures in such year and approximately 133.1% after adjusting for such expenditures, (ii) in calendar year 2019, by approximately 136.5%, and (iii) in calendar year 2020, by approximately 170.6%, and (b) accretive to Archrock's estimated dividends per share by approximately 10.0%, 21.0% and 33.1% in calendar years 2018, 2019 and 2020, respectively, assuming a dividend growth rate of approximately 10% to 15% through calendar year 2020; and

  •
  relative to Archrock Partners on a standalone basis, (a) dilutive to Archrock Partners' estimated distributable cash flow per APLP common unit for calendar year 2018 by approximately 16.9% before adjusting for certain one-time capital expenditures in such year and approximately 11.8% after adjusting for such expenditures, (b) accretive to Archrock Partners' estimated distributable cash flow per APLP common unit for calendar years 2019 and 2020 by approximately 0.5% and 5.7%, respectively, and (c) dilutive to Archrock Partners' estimated distributions per APLP common unit by approximately 35.2%, 28.7% and 21.5% in calendar years 2018, 2019 and 2020, respectively.

        Actual results achieved by Archrock, Archrock Partners and the pro forma combined company may vary from forecasted results and variations may be material.

Miscellaneous

        Archrock has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $5 million, of which a portion was payable upon delivery of Citi's opinion and $4 million is payable contingent upon consummation of the merger. In addition, Archrock agreed to reimburse Citi for Citi's expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi's engagement.

        As the AROC board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Archrock and certain of its affiliates unrelated to the proposed merger, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, having acted or acting as (i) financial advisor to Archrock in connection with certain merger and acquisition transactions and (ii) a lender under a credit facility of an affiliate of Archrock, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of less than $500,000 from Archrock. As the AROC board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Archrock Partners and certain of its affiliates, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, having acted or acting as (i) joint lead manager for an equity offering of Archrock Partners, (ii) sales agent for at-the-market equity offerings of Archrock Partners and (iii) a lender under certain credit facilities of an affiliate of Archrock Partners, for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $2.5 million from Archrock Partners. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Archrock, Archrock Partners and their respective affiliates for Citi's own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Archrock, Archrock Partners and their respective affiliates.

        Archrock selected Citi to act as financial advisor in connection with the proposed merger based on Citi's reputation, experience and familiarity with Archrock, Archrock Partners and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of the Financial Advisor to the APLP Conflicts Committee

        The APLP conflicts committee retained Evercore Group L.L.C. ("Evercore") as its financial advisor with respect to the provision of (i) financial advisory services to the APLP conflicts committee and (ii) an opinion to the APLP conflicts committee as to the fairness, from a financial point of view, to the APLP unaffiliated unitholders of the exchange ratio provided for pursuant to the merger agreement. At the request of the APLP conflicts committee at a meeting of the APLP conflicts committee held on January 1, 2018, Evercore rendered its oral opinion to the APLP conflicts committee that, as of January 1, 2018, based upon and subject to the assumptions, procedures, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to the APLP unaffiliated unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

        The opinion speaks only as of the date it was delivered and not as of the time the merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after January 1, 2018, which could alter the facts and circumstances on which Evercore's opinion was based. It is understood that subsequent events may affect Evercore's opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

        Evercore's opinion was directed to the APLP conflicts committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of January 1, 2018, to the APLP unaffiliated unitholders of the exchange ratio provided for pursuant to the merger agreement. Evercore's opinion did not address any other term or aspect of the merger. The full text of the written opinion that describes the assumptions made, procedures followed, qualifications and limitations of the review undertaken, and other matters considered by Evercore in rendering its opinion, is attached hereto as Annex C. The summary of Evercore's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. However, neither the written opinion nor the summary of such opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how APLP common unitholders or any other person should act or vote with respect to the merger or any other matter.

        Evercore's opinion to the APLP conflicts committee was among several factors taken into consideration by the APLP conflicts committee in making its recommendation to the board of directors of the Managing GP regarding the merger.

        In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

  i.
  reviewed certain publicly-available historical business and financial information relating to Archrock Partners and Archrock that Evercore deemed to be relevant, including their Annual Reports on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by Archrock and Archrock Partners since January 1, 2017;

  ii.
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Archrock Partners and Archrock prepared and furnished to Evercore by management of Archrock Partners and Archrock;

  iii.
  reviewed certain non-public projected financial and operating data and assumptions relating to Archrock Partners and Archrock prepared and furnished to Evercore by management of Archrock Partners and Archrock, which include certain sensitivity cases prepared by management of Archrock Partners and Archrock;

  iv.
  discussed the past and current operations, financial projections and current financial condition of Archrock Partners and Archrock with management of Archrock Partners and Archrock (including their views on the risks and uncertainties of achieving such projections);

  v.
  reviewed the reported prices and the historical trading activity of APLP common units and AROC common stock;

  vi.
  reviewed publicly available research analysts estimates for Archrock's and Archrock Partners' future financial performance, in each case, on a standalone basis;

  vii.
  compared the financial performance of Archrock Partners and Archrock and their stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

  viii.
  compared the financial performance of Archrock Partners and Archrock and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

  ix.
  reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the merger;

  x.
  performed discounted cash flow analyses on Archrock Partners based on the APLP Financial Projections—Management Case (as defined below);

  xi.
  performed discounted distribution analyses on Archrock Partners based on the APLP Financial Projections—Management Case;

  xii.
  performed discounted dividends analyses on Archrock based on the AROC Financial Projections—Management Case (as defined below);

  xiii.
  reviewed a draft of the merger agreement; and

  xiv.
  performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate for the purposes of providing its opinion.

        For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to Archrock Partners and Archrock referred to above, Evercore assumed that such data were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Archrock Partners and Archrock as to the future financial performance of Archrock Partners and Archrock under the alternative business assumptions stated therein. Evercore did not express a view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based. Evercore relied, at the APLP conflicts committee's direction, without independent verification, upon the assessments of the management of Archrock Partners and Archrock as to the future financial and operating performance of Archrock Partners and Archrock and Evercore has assumed that Archrock Partners and Archrock will realize the benefits that each expects to realize from the merger.

        For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the merger agreement would be executed and delivered (in the draft form reviewed by Evercore), that the representations and warranties of each party contained in the merger agreement (in the draft form reviewed by Evercore) would be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Archrock Partners, or the consummation of the merger or materially reduce the benefits to the APLP unaffiliated unitholders.

        Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Archrock Partners or Archrock, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Archrock Partners under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of its opinion. It is understood that subsequent developments may affect Evercore's opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

        The estimates contained in Evercore's analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Evercore's analyses and estimates are inherently subject to substantial uncertainty.

        In arriving at its opinion, Evercore did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore's experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

        Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, as of the date of the opinion, to the APLP unaffiliated unitholders. Evercore's opinion did not express any opinion as to the structure, terms (other than the exchange ratio) or effect or any other aspect of the merger, including, without limitation, the tax consequences of the merger. Evercore did not express any view on, and its opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Archrock Partners, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Archrock Partners, the General Partner or Managing GP, or any classes of such persons, whether relative to the exchange ratio or otherwise.

        Evercore assumed that any modification to the structure of the merger will not vary in any respect material to its analysis. Evercore's opinion did not address the relative merits of the merger as compared to other business or financial strategies that might have been available to Archrock Partners, nor did it address the underlying business decision of Archrock Partners to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of APLP common units or any business combination or other extraordinary transaction involving Archrock Partners. Evercore's opinion did not constitute a recommendation to the APLP conflicts committee or to any other persons in respect of the merger, including as to how any holders of APLP common units should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which APLP common units or AROC common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Archrock Partners and Archrock and their advisors with respect to legal, regulatory, accounting and tax matters.

        The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion and reviewed with the APLP conflicts committee on January 1, 2018. Unless the context indicates otherwise, enterprise values and equity values used in the selected MLPs and corporations analysis described below were calculated using the closing price of the selected MLPs and corporations listed below as of December 29, 2017, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction's announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

        No entity or transaction used in the analyses of entities or transactions summarized below is identical or directly comparable to Archrock Partners, Archrock or the merger. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected entities and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the entities considered.

  Projections

        See "The Merger—Unaudited Projected Financial Information" for a description of certain non-public historical and projected financial and operating data and assumptions, relating to Archrock Partners and Archrock, prepared and furnished to Evercore by management of Archrock Partners and Archrock.

  Analysis of Archrock Partners

        Evercore performed a series of analyses to derive indicative valuation ranges for APLP common units and applied each of the resulting implied valuation ranges to derive a range of implied exchange ratios of the APLP common units to AROC common stock, and compared these ratios to the exchange ratio provided for pursuant to the merger agreement.

        Evercore performed its analyses utilizing three years of financial projections for Archrock Partners provided by Archrock Partners' and Archrock's management which are referred to in this section as "APLP Financial Projections—Management Case," and one year of financial projections for two sensitivity cases provided by Archrock Partners' and Archrock's management, which are referred to in this section as "APLP Financial Projections—Upside Case" and "APLP Financial Projections—Downside Case." The APLP Financial Projections—Management Case, APLP Financial

Projections—Upside Case and the APLP Financial Projections—Downside Case are collectively referred to in this section as the "APLP Financial Projections." The APLP Financial Projections were not adjusted by Evercore.

  Discounted Cash Flow Analysis

        Evercore performed a discounted cash flow analysis of Archrock Partners by valuing the cash flows to be received by Archrock Partners based solely on the APLP Financial Projections—Management Case. Evercore calculated the per unit value range for APLP common units by utilizing a range of discount rates with a mid-point equal to the Partnership's weighted average cost of capital ("WACC"), as estimated by Evercore based on the Capital Asset Pricing Model ("CAPM"), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 9.0% to 10.5%, a range of estimated EBITDA exit multiples of 7.0x to 8.0x and a range of perpetuity growth rates of 1.5% to 2.5%. Tax depreciation was assumed to be allocated 100% to a seven-year modified accelerated cost recovery system schedule and the applicable tax rate was assumed to be 21%, per management of Archrock Partners and Archrock.

        Evercore's discounted cash flow analysis for Archrock Partners resulted in an implied equity value per unit range of $11.84 per unit to $17.39 per unit based on the range of estimated EBITDA exit multiples and an implied equity value per unit range of $14.75 per unit to $28.81 per unit based on the range of perpetuity growth rates.

  Discounted Distribution Analysis

        Evercore performed a discounted distribution analysis of the APLP common units based on the present value of the future cash distributions to the APLP common unitholders. The projected distributions utilized by Evercore were based on the APLP Financial Projections—Management Case. Evercore assumed (i) a terminal yield range of 9.0% to 10.5% based on trading of the APLP common units over the last 52 weeks prior to the public announcement of the merger, (ii) a cost of equity of 13.5% to 14.5% based on CAPM and (iii) a cost of equity of 13.0% to 14.0% based on expected market total return for MLPs and corporations that Evercore deemed to have certain characteristics that are similar to Archrock Partners. Evercore determined an implied equity value per unit range of $10.04 per unit to $11.51 per unit based on CAPM and an implied equity value per unit range of $10.15 per unit to $11.64 per unit based on expected market total return.

  Precedent M&A Transaction Analysis

        Evercore reviewed selected publicly available information for historical transactions involving compression assets announced since January 2012 and selected 12 transactions that involved assets that

Evercore deemed to have certain characteristics similar to those of the Partnership, although Evercore noted that none of the selected transactions were directly comparable to the merger:

Date Announced	Acquiror / Target (Seller)
10/31/2016	Archrock Partners LP / Archrock, Inc. Assets
4/20/2015	Exterran Partners, L.P. / Exterran Holdings, Inc. Assets
10/23/2014	EnLink Midstream Partners, LP / E2 Appalachian Compression, LLC and E2 Energy Services, LLC
7/20/2014	Compressco Partners, L.P. / Compressor Systems, Inc.
7/14/2014	Exterran Partners, L.P. / MidCon Compression, LLC Assets
6/2/2014	Enerflex Ltd / Axip Energy Services
2/28/2014	Access Midstream Partners, L.P. / MidCon Compression, LLC Assets
2/28/2014	Exterran Partners, L.P. / MidCon Compression, LLC Assets
8/13/2013	USA Compression Partners, LP / S&R Compression, LLC
3/8/2013	Exterran Partners, L.P. / Exterran Holdings, Inc. Assets
11/26/2012	Crestwood Marcellus Midstream, LLC / Enerven Compression, LLC
2/23/2012	Exterran Partners, L.P. / Exterran Holdings, Inc. Assets

        Evercore reviewed the EBITDA multiples paid in the selected historical transactions and derived a range of relevant implied multiples of transaction value to EBITDA of 7.5x to 9.0x for 2018 EBITDA for its precedent transactions analysis. Evercore then applied this range of selected multiples to estimated 2018 EBITDA from the APLP Financial Projections. The mean and median implied multiples of transaction value to EBITDA are set forth below:

Benchmark (All Reviewed Transactions)	Mean	Median
Transaction Value / EBITDA	8.1x	8.0x

Benchmark (Only Corporate Transactions)	Mean	Median
Transaction Value / EBITDA	8.6x	8.5x

        Evercore determined an implied equity value per unit range by utilizing (i) the APLP Financial Projections—Management Case of $10.57 per unit to $16.43 per unit, (ii) the APLP Financial Projections—Upside Case implied equity value per unit range of $11.76 per unit to $17.86 per unit and (iii) the APLP Financial Projections—Downside Case of $8.31 per unit to $13.73 per unit.

  Peer Group Trading Analysis

        Evercore performed a peer group trading analysis of Archrock Partners by reviewing and comparing the market values and trading multiples of the following compression MLPs and corporations that Evercore deemed to have certain characteristics that are similar to those of Archrock Partners:

  Compression MLPs:

    •
    CSI Compressco LP

    •
    USA Compression Partners, LP

  Compression Corporations:

    •
    Exterran Corporation

    •
    Natural Gas Services Group, Inc.

        Although the peer group was compared to Archrock Partners for purposes of this analysis, no MLP or corporation used in the peer group analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and other regulatory agencies and equity research analyst estimates.

        For each of the peer group MLPs and corporations, Evercore calculated the following trading multiples:

  •
  Enterprise Value / 2018 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2018; and

  •
  Enterprise Value / 2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019.

        The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Archrock Partners noted by Evercore.

Benchmark (Contract Compression MLPs)	Mean	Median
Enterprise Value / 2018 EBITDA	9.2x	9.2x
Enterprise Value / 2019 EBITDA	8.6x	8.6x

Benchmark (Contract Compression Corporations)	Mean	Median
Enterprise Value / 2018 EBITDA	7.7x	7.7x
Enterprise Value / 2019 EBITDA	6.6x	6.6x

Benchmark	Reference Range
Enterprise Value / 2018 EBITDA	7.5x - 9.0x
Enterprise Value / 2019 EBITDA	7.0x - 9.0x

        Evercore applied the Enterprise Value to EBITDA multiple reference ranges illustrated above to estimated 2018 and 2019 EBITDA from the APLP Financial Projections—Management Case. Evercore determined an implied equity value per unit range by utilizing the APLP Financial Projections—Management Case of $10.57 per unit to $22.88 per unit.

        Evercore also applied the Enterprise Value to EBITDA multiple reference ranges illustrated above to estimated 2018 EBITDA from the APLP Financial Projections—Upside Case and APLP Financial Projections—Downside Case. Evercore determined an implied equity value per unit range by utilizing (i) the APLP Financial Projections—Upside Case of $11.76 per unit to $19.90 per unit and (ii) the APLP Financial Projections—Downside Case of $8.31 per unit to $15.53 per unit.

  Premiums Paid Analysis

        Evercore also reviewed selected publicly available information for historical premiums paid in (i) MLP merger transactions generally and (ii) MLP buy-in transactions specifically. Evercore considered that, historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range for MLP buy-in transactions of (i) (8.6%) to 27.9% premium to the one-day trailing price, (ii) (1.8%) to 27.7% to the five-day trailing price and (iii) 1.0% to 52.4% to the 30-day trailing price and a median premium for MLP buy-in transactions of (i) 15.0% to the one-day trailing price, (ii) 13.8% to the five-day trailing price and (iii) 12.7% to the 30-day trailing price, and a range for all MLP merger transactions of (i) (8.6%) to 31.6% premium to the one-day trailing price, (1.8%) to 35.8% to the five-day trailing price and (iii) 1.0% to 52.4% to the 30-day trailing price and a median premium for all MLP merger transactions of (i) 14.8% to the one-day trailing price, (ii) 13.7% to the five-day trailing price and (iii) 11.7% to the 30-day trailing price. Evercore noted that none of the selected transactions or the selected MLPs or companies that participated in the selected transactions were directly comparable to the merger or Archrock Partners.

        The selected transactions, implied premiums paid considering the per unit offer price relative to the targets' prior one-day, five-day and 30-day closing unit prices, and resulting minimum, maximum, mean and median data were as follows:

Date Announced	Acquiror	Target
6/2/17	World Point Terminals, Inc.	World Point Terminals, LP*
3/18/17	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP*
3/3/17	VTTI B.V.	VTTI Energy Partners LP*
2/1/17	ONEOK, Inc.	ONEOK Partners, L.P.*
1/26/17	Enbridge Energy Co, Inc.	Midcoast Energy Partners, L.P.*
10/24/16	American Midstream Partners, LP	JP Energy Partners LP
9/26/16	TransCanada Corporation	Columbia Pipeline Partners LP*
8/1/16	Transocean Ltd.	Transocean Partners LLC*
5/31/16	SemGroup Corporation	Rose Rock Midstream, L.P.*
11/3/15	Targa Resources Corp.	Targa Resources Partners LP*
10/26/15	Western Refining, Inc.	Northern Tier Energy LP*
7/13/15	MPLX LP	MarkWest Energy Partners, L.P.
5/13/15	The Williams Companies, Inc.	Williams Partners L.P. *
5/6/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP*
1/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP
10/27/14	Access Midstream Partners LP	Williams Partners L.P.
10/13/14	Targa Resource Partners LP	Atlas Pipeline Partners, L.P.
10/1/14	Enterprise Products Partners L.P.	Oiltanking Partners L.P.
8/10/14	Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.*
8/10/14	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.*
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
8/27/13	Plains All American Pipeline, L.P.	PAA Natural Gas Storage LP*
5/7/13	Pioneer Natural Resources Company	Pioneer Southwest Energy Partners L.P.*
5/6/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
1/29/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
2/23/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.*

*
MLP Buy-in Transactions

MLP Buy-Ins Premiums

	1-Day	5-Day	30-Day
Median	15.0%	13.8%	12.7%
Mean	13.4%	14.1%	16.2%
Max	27.9%	27.7%	52.4%
Min	(8.6)%	(1.8)%	1.0%

 All Transactions Premiums

	1-Day	5-Day	30-Day
Median	14.8%	13.7%	11.7%
Mean	14.1%	14.3%	15.9%
Max	31.6%	35.8%	52.4%
Min	(8.6)%	(1.8)%	1.0%

        For MLP buy-in transactions, Evercore applied a "1-Day" median premium reference of 15.0%, a "5-Day" median premium reference of 13.8% and a "30-Day" median premium reference of 12.7% to Archrock Partners' prior one trading day closing price of $11.79 as of December 28, 2017, prior five trading day closing unit price of $11.79 as of December 22, 2017 and prior 30 day closing unit price of $10.61 as of November 29, 2017, respectively, resulting in an implied equity value per unit range of $11.96 to $13.56.

        For all MLP merger transactions, Evercore applied a "1-Day" median premium reference of 14.8%, a "5-Day" median premium reference of 13.7% and a "30-Day" median premium reference of 11.7% to Archrock Partners' prior one trading day closing price of $11.79 as of December 28, 2017, prior five trading day closing unit price of $11.79 as of December 22, 2017 and prior 30 day closing unit price of $10.61 as of November 29, 2017, respectively, resulting in an implied equity value per unit range of $11.85 to $13.53.

  Analysis of Archrock

        Evercore performed a series of analyses to derive indicative valuation ranges for AROC common stock. Evercore performed its analyses utilizing three years of financial projections for Archrock provided by Archrock's management which are referred to in this section as "AROC Financial Projections—Management Case," and one year of financial projections for two sensitivity cases provided by the Partnership's and Archrock's management, which are referred to in this section as "AROC Financial Projections—Upside Case" and "AROC Financial Projections—Downside Case." The AROC Financial Projections—Management Case, AROC Financial Projections—Upside Case and the AROC Financial Projections—Downside Case are collectively referred to in this section as the "AROC Financial Projections." The AROC Financial Projections were not adjusted by Evercore.

  Discounted Dividend Analysis

        Evercore performed a discounted dividend analysis of AROC common stock based on the present value of the future cash dividends to the AROC stockholders. The projected dividends utilized by Evercore were based on the AROC Financial Projections—Management Case. Evercore assumed (i) a terminal yield range of 4.0% to 5.0% based on trading of AROC common stock over the last 52 weeks prior to the public announcement of the merger, (ii) a cost of equity of 13.5% to 14.5% based on CAPM and (iii) a cost of equity of 13.0% to 14.0% based on expected market total return for MLPs and corporations that Evercore deemed to have certain characteristics that are similar to those of Archrock. Evercore determined an implied equity value per unit range of $7.58 per share to $9.40 per share based on CAPM and an implied equity value per unit range of $7.67 per share to $9.52 per share based on expected market total return.

  Peer Group Trading Analysis

        Evercore performed a peer group trading analysis of Archrock by reviewing and comparing the market values and trading multiples of the following compression corporations that Evercore deemed to have certain characteristics that are similar to those of Archrock:

  Compression Corporations:

    •
    Exterran Corporation

    •
    Natural Gas Services Group, Inc.

        Although the peer group was compared to Archrock for purposes of this analysis, no corporation used in the peer group analysis is identical or directly comparable to Archrock. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and other regulatory agencies and equity research analyst estimates.

        For each of the peer group companies, Evercore calculated the following trading multiples:

  •
  Enterprise Value / 2018 EBITDA, which is defined as Enterprise Value divided by estimated consolidated EBITDA for the calendar year 2018; and

  •
  Enterprise Value / 2019 EBITDA, which is defined as Enterprise Value divided by estimated consolidated EBITDA for the calendar year 2019.

        The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Archrock noted by Evercore.

Benchmark (Contract Compression Corporations)	Mean	Median
Enterprise Value / 2018 EBITDA	7.7x	7.7x
Enterprise Value / 2019 EBITDA	6.6x	6.6x

Benchmark	Reference Range
Enterprise Value / 2018 EBITDA	7.0x - 8.0x
Enterprise Value / 2019 EBITDA	6.0x - 7.0x

        Evercore applied the Enterprise Value to EBITDA multiple reference ranges illustrated above to estimated 2018 and 2019 consolidated EBITDA from the AROC Financial Projections—Management Case. Evercore determined an implied equity value per share range by utilizing the AROC Financial Projections—Management Case of $9.65 per share to $16.32 per share.

        Evercore also applied the Enterprise Value to EBITDA multiple reference ranges illustrated above to estimated 2018 consolidated EBITDA from the AROC Financial Projections—Upside Case and AROC Financial Projections—Downside Case. Evercore determined an implied equity value per unit range by utilizing (i) the AROC Financial Projections—Upside Case of $11.26 per unit to $15.73 per unit and (ii) the AROC Financial Projections—Downside Case of $6.92 per share to $10.77 per share.

  Exchange Ratio Summary

        Evercore analyzed the implied exchange ratios from the valuation techniques utilized for the valuation of Archrock Partners and Archrock. These valuation techniques included the Discounted Distribution Analysis, Discounted Dividend Analysis, Precedent M&A Transaction Analysis and Peer Group Trading Analysis. For the implied exchange ratios based on Discounted Distribution Analysis, Discounted Dividend Analysis and Peer Group Trading Analysis, Evercore compared the high value to the high value, and the low value to the low value for each technique. For the implied exchange ratios based on the Precedent M&A Transaction Analysis, Evercore compared the high value of Archrock Partners to the closing share price of Archrock as of December 29, 2017 and the low value of Archrock Partners to the share price of Archrock as of December 29, 2017.

        The resulting exchange ratio ranges were (i) 1.224x to 1.325x for Discounted Distribution and Discounted Dividend Analysis based on CAPM, (ii) 1.223x to 1.324x for Discounted Distribution and Discounted Dividend Analysis based on expected market total return, (iii) 1.202x to 1.442x for Peer Group Trading Analysis utilizing the APLP Financial Projections—Downside Case and the AROC Financial Projections—Downside Case, (iv) 1.095x to 1.403x for the Peer Group Trading Analysis utilizing the APLP Financial Projections—Management Case and the AROC Financial Projections—Management Case, (v) 1.045x to 1.265x for the Peer Group Trading Analysis utilizing the APLP Financial Projections—Upside Case and the AROC Financial Projections—Upside Case, (vi) 0.792x to 1.307x for the Precedent M&A Transaction Analysis utilizing the APLP Financial Projections—Downside Case, (vii) 1.006x to 1.565x for the Precedent M&A Transaction Analysis utilizing the APLP Financial Projections—Management Case and (vii) 1.120x to 1.701x for the Precedent M&A Transaction Analysis utilizing the APLP Financial Projections—Upside Case.

  General

        Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Archrock Partners, Archrock and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        The APLP conflicts committee selected Evercore to provide financial advice in connection with its evaluation of the merger because of, among other reasons, Evercore's experience, reputation and familiarity with the midstream sector of the energy industry and because its investment banking professionals have substantial experience in transactions similar to the merger.

        The description set forth above constitutes a summary of the analyses employed and factors considered by Evercore in rendering its opinion to the APLP conflicts committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

        Pursuant to the terms of the engagement of Evercore, Evercore will receive a fee of $2,000,000 for its services, of which $200,000 became payable upon the execution of its engagement letter, $800,000 became payable upon delivery of the opinion and $1,000,000 will become payable upon closing of the merger. In addition, Archrock Partners has agreed to reimburse certain of Evercore's expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

        During the two year period prior to the date hereof, no material relationship existed between Evercore or any of its affiliates, on the one hand, and Archrock Partners or Archrock or any of their respective affiliates, on the other hand, pursuant to which compensation was or is intended to be received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Archrock Partners or Archrock in the future and in connection with any such services Evercore may receive compensation.

No Appraisal Rights

        Neither AROC stockholders nor APLP common unitholders are entitled to appraisal rights in connection with the merger under applicable law or contractual appraisal rights under Archrock's organizational documents, the Archrock Partners partnership agreement or the merger agreement.

Listing of AROC Common Stock to be Issued in the Merger; Delisting and Deregistration of APLP Common Units

        Archrock expects to obtain approval to list, on the NYSE, the AROC common stock to be issued pursuant to the merger agreement, which approval is a condition to the merger. Upon completion of the merger, APLP common units currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

        The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because Archrock controls Archrock Partners both before and after the merger, the changes in Archrock's ownership interest in Archrock Partners resulting from the merger will be accounted for as an equity transaction, and no gain or loss will be recognized in Archrock's consolidated income statement. In addition, the tax effects of the merger are reported as adjustments to long-term assets associated with discontinued operations, deferred income taxes, additional paid-in capital and accumulated other comprehensive income consistent with ASC 740, Income Taxes (ASC 740).

Interests of Certain Persons in the Merger

        In considering the recommendations of the APLP conflicts committee and the APLP board, APLP common unitholders should be aware that some of the executive officers and directors of the Managing GP have interests in the transaction that may differ from, or may be in addition to, the interests of APLP common unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The APLP conflicts committee and the APLP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the merger agreement.

        In considering the recommendations of the AROC board, AROC stockholders should be aware that some of the executive officers and directors of Archrock have interests in the transaction that may differ from, or may be in addition to, the interests of AROC stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The AROC board was aware of these interests and considered them, among other matters, prior to providing its approval and recommendation with respect to the merger agreement.

  Common Directors and Executive Officers

        D. Bradley Childers, Chairman of the APLP board, is also a director of Archrock. The following executive officers of the Managing GP are executive officers of Archrock:

  •
  D. Bradley Childers is President and Chief Executive Officer of Archrock and Managing GP;

  •
  Raymond K. Guba is Interim Chief Financial Officer of Archrock and Managing GP;

  •
  Donna A. Henderson is Vice President and Chief Accounting Officer of Archrock and Managing GP;

  •
  Stephanie C. Hildebrandt is Senior Vice President, General Counsel and Secretary of Archrock and Senior Vice President and General Counsel of Managing GP;

  •
  Jason G. Ingersoll is Vice President, Sales of Archrock and Managing GP; and

  •
  Robert E. Rice is Senior Vice President and Chief Operating Officer of Archrock and Senior Vice President of Managing GP.

        Each of these individuals will retain his or her position with Archrock following the merger. In addition, Mr. Rice and Ms. Hildebrandt serve as directors of Managing GP.

  Indemnification and Insurance

        The merger agreement provides that from and after the effective time of the merger, Archrock and Archrock Partners (as the surviving entity of the merger) jointly and severally agree to indemnify and hold harmless against any reasonable cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the effective time of the merger, an officer, director or employee of Archrock Partners or any of its subsidiaries or the Managing GP, to the fullest extent permitted under applicable law.

        In addition, Archrock and Archrock Partners (continuing as a wholly owned indirect subsidiary of Archrock) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of Archrock Partners and the Managing GP immediately prior to the effective time of the merger and ensure that the organizational documents of Archrock Partners and the Managing GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Archrock Partners and the Managing GP than are presently set forth in such organizational documents. In addition, Archrock will maintain in effect for six years from the effective time of the merger Archrock's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to such indemnified persons, provided that in no event will Archrock be required to expend more than an amount per year equal to 300% of current annual premiums paid by Archrock for such insurance.

  Directors and Executive Officers of Archrock After the Merger

        The directors and executive officers of Archrock prior to the merger are expected to continue as directors and executive officers of Archrock after the merger.

  Security Ownership of Directors and Executive Officers

        The following table sets forth the beneficial ownership of the directors and executive officers of Archrock and Archrock Partners in (i) APLP common units prior to the merger, (ii) AROC common stock prior to the merger and (iii) AROC common stock after giving effect to the merger, in each case as of January 26, 2018.

Name of Beneficial Owner	APLP Common Units(1)	Percentage of APLP Common Units Outstanding(2)	AROC Common Stock Prior to the Merger(3)	Percentage of Shares of AROC Common Stock Outstanding(4)	AROC Common Stock after the Merger(5)	Percentage of AROC Common Stock Outstanding after the Merger
Anne-Marie N. Ainsworth	—	—	30,645	*	30,645	*
Wendell R. Brooks	—	—	36,011	*	36,011	*
D. Bradley Childers	80,022	*	556,275	*	668,306	*
James G. Crump	35,040	*	—	—	49,056	*
G. Stephen Finley	37,647	*	—	—	52,706	*
Raymond K. Guba	—	—	—	—	—	—
Gordon T. Hall	—	—	121,473	*	121,473	*
Frances Powell Hawes	—	—	30,645	*	30,645	*
Donna A. Henderson	—	—	27,593	*	27,593	*
Stephanie C. Hildebrandt	—	—	54,187	*	54,187	*
J.W.G. Honeybourne	—	—	72,951	*	72,951	*
Jason G. Ingersoll	2,828	*	50,722	*	54,682	*
James H. Lytal	—	—	30,645	*	30,645	*
Mark A. McCollum	2,000	*	66,793	*	69,593	*
Robert E. Rice	17,474	*	135,657	*	160,121	*
Edmund P. Segner	29,637	*	—	—	41,492	*

*
Less than 1 percent.

(1)
Includes APLP common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include unvested phantom units held by Messrs. Childers (113,161), Ingersoll (10,676) and Rice (22,789), awarded under APLP's long-term incentive plans; such phantom units will be converted to AROC restricted stock units and will be subject to substantially the same terms, including vesting. Does not include approximately 29,065,000 APLP common units held by Archrock and its subsidiaries, which, when combined with the 2 percent general partner interest held by a subsidiary of Archrock, represent an approximate 42.6% interest in Archrock Partners at January 26, 2018, with respect to which each officer and director disclaims beneficial ownership.

(2)
The percent of Archrock Partners voting securities owned is based on the outstanding common units on January 26, 2018.

(3)
Includes shares of AROC common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power and shares of AROC common stock held in Archrock's 401(k) Plan. Includes unvested restricted stock held by Ms. Henderson (22,990), Ms. Hildebrandt (54,187) and Messrs. Childers (294,358), Ingersoll (32,403) and Rice (64,133). Does not include vested options to purchase AROC common stock held by Messrs. Childers (407,325) and Rice (66,420).

(4)
The percent of Archrock voting securities owned is based on outstanding shares of AROC common stock on January 26, 2018.

(5)
Rounded up to the nearest whole share where applicable.

THE MERGER AGREEMENT

        This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Archrock, Archrock Partners or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the merger agreement and described in this summary. The representations, warranties, and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. These representations were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from those generally applicable to reports filed with the SEC or from what may be viewed as material by investors. These representations do not survive completion of the merger. For the foregoing reasons, one should not read these representations or any description thereof as characterizations of the actual state of facts or condition of Archrock or Archrock Partners at any time, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

The Merger; Effective Time; Closing

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, an indirect wholly owned subsidiary of Archrock, will merge with and into Archrock Partners, with Archrock Partners continuing as the surviving entity and a wholly owned indirect subsidiary of Archrock.

        At the effective time of the merger, each APLP common unit issued and outstanding will be converted into the right to receive 1.40 shares of AROC common stock, other than (i) APLP common units that are owned immediately prior to the effective time of the merger by Archrock Partners, which will be automatically cancelled and will cease to exist, and (ii) APLP common units owned immediately prior to the effective time of the merger by the Managing GP, Archrock or any subsidiaries of Archrock (other than Archrock Partners), which will remain outstanding, unaffected by the merger. The General Partner Interest (as defined in the Archrock Partners partnership agreement) will also remain outstanding, unaffected by the merger.

        Archrock will not issue any fractional shares of AROC common stock in the merger. Instead of receiving any fractions of AROC common stock, all fractions of AROC common stock to which a holder of APLP common units would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of AROC common stock.

        The effective time of the merger will occur at such time as Archrock and Archrock Partners cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Archrock and Archrock Partners in writing and specified in the certificate of merger.

        The closing of the merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Archrock and Archrock Partners may agree.

Conditions to Completion of the Merger

        Archrock and Archrock Partners may not complete the merger unless each of the following conditions is satisfied or waived:

  •
  Archrock Partners has obtained APLP common unitholder approval;

  •
  Archrock has obtained AROC stockholder approval;

  •
  any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act shall have been terminated or must have expired;

  •
  no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the merger agreement or making the completion of the transactions contemplated by the merger agreement illegal;

  •
  the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

  •
  the AROC common stock deliverable to the APLP common unitholders as contemplated by the merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

        The obligations of Archrock and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the merger agreement of Archrock Partners, the General Partner and the Managing GP:

  •
  with respect to Archrock Partners', the General Partner's and the Managing GP's authority to execute the merger agreement and complete the transactions contemplated by the merger agreement, the applicable unitholder voting requirements for approval of the merger agreement and transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  with respect to Archrock Partners' capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  with respect to all other representations and warranties, being true and correct at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, absence of certain changes or events, information supplied for inclusion in this joint proxy statement/prospectus, and for purposes of the definition of an Archrock Partners material contract) does not have, and would not reasonably be expected to have, individually or in the aggregate a "material adverse effect" on Archrock Partners;

  •
  Archrock Partners, the General Partner and the Managing GP having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

  •
  the receipt by Archrock of an officer's certificate signed on behalf of Archrock Partners, the General Partner and the Managing GP by an executive officer of the Managing GP certifying that the preceding conditions have been satisfied.

        The obligation of Archrock Partners to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the merger agreement of Archrock:

  •
  with respect to its authority to execute the merger agreement and complete the transactions contemplated by the merger agreement, and the applicable stockholder voting requirements for approval of the issuance of AROC common stock in connection with the merger, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  with respect to all other representations and warranties, being true and correct at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, absence of certain changes or events, information supplied for inclusion in this joint proxy statement/prospectus, and for purposes of the definition of an Archrock material contract) does not have, and would not reasonably be expected to have, individually or in the aggregate a "material adverse effect" on Archrock;

  •
  Archrock and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

  •
  the receipt by Archrock Partners of an officer's certificate signed on behalf of Archrock by an executive officer of Archrock certifying that the preceding conditions have been satisfied.

        For purposes of the merger agreement, the term "material adverse effect" means, when used with respect to a person, any change, condition, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or prevents or materially impedes, interferes with or hinders a party's ability to consummate the transactions contemplated by the merger agreement, including the merger, on or before September 30, 2018; provided, however, that any adverse changes, conditions, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by Archrock, Archrock Partners and the Managing GP that the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement do not violate or conflict with such party's organizational documents, applicable laws or certain contracts, and the satisfaction of the closing conditions set forth in the merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the merger agreement; (iii) any change in the market price or trading volume of the limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing does not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries arising out of or related to the merger agreement or the transactions contemplated by the merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (ix) with respect to Archrock only, any effect to the extent resulting from a change, condition, effect, event or occurrence that has a material adverse effect on Archrock Partners and its subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

        For purposes of the merger agreement, except where expressly provided otherwise, Archrock Partners, the General Partner, the Managing GP and their respective subsidiaries are not considered subsidiaries of Archrock or affiliates of Archrock or any of its subsidiaries.

Representations and Warranties

        The merger agreement contains representations and warranties by Archrock and Merger Sub, on the one hand, and Archrock Partners, the General Partner and the Managing GP, on the other hand. These representations and warranties have been made solely for the benefit of the other party to the merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both Archrock and Merger Sub, on the one hand, and Archrock Partners, the General Partner and the Managing GP, on the other hand relate to, among other things:

  •
  organization, standing and similar organizational matters;

  •
  capital structure;

  •
  due authorization of the merger agreement and the transactions contemplated by the merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

  •
  required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  documents filed with the SEC, financial statements included in those documents since December 31, 2014;

  •
  no undisclosed liabilities or obligations;

  •
  maintenance of a system of internal controls;

  •
  absence of changes or events since December 31, 2016;

  •
  legal proceedings;

  •
  compliance with applicable laws and permits;

  •
  information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

  •
  taxes and other tax matters;

  •
  material contracts;

  •
  benefit plans and other labor matters;

  •
  environmental matters;

  •
  property;

  •
  intellectual property;

  •
  opinions of financial advisors;

  •
  brokers and other advisors;

  •
  insurance;

  •
  the Investment Company Act of 1940, as amended; and

  •
  no other representations and warranties.

        Additional representations and warranties made only by Archrock to Archrock Partners relate to, among other things, ownership of APLP common units.

Conduct of Business Prior to Closing

        Under the merger agreement, each of Archrock and Merger Sub, on the one hand, and Archrock Partners, the General Partner and the Managing GP, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

        Subject to certain exceptions, unless Archrock consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the General Partner, the Managing GP and Archrock Partners have agreed, and will cause their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by Archrock Partners and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of Archrock Partners.

        Subject to certain exceptions, unless Archrock consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the General Partner, the Managing GP and Archrock Partners, will not, and will not permit their respective subsidiaries to:

  •
  amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  declare, authorize, set aside or pay any dividend or distribution payable in cash, equity or property in respect of any APLP common units, other than regular quarterly cash distributions on the APLP common units not to exceed $0.285 per APLP common unit per quarter;

  •
  make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than acquisitions or dispositions (x) in the ordinary course of business or (y) outside the ordinary course of business the consideration for which does not exceed $25 million in value in the aggregate;

  •
  split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity's capital stock or other equity interests;

  •
  solely with respect to Archrock Partners, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in an Archrock Partners material adverse effect; or

  •
  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the merger or the other transactions contemplated by the merger agreement.

        Subject to certain exceptions, unless Archrock Partners consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), Archrock has agreed, and will cause each of its subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by Archrock and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of Archrock.

        Subject to certain exceptions, unless Archrock Partners consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), Archrock will not, and will not permit its subsidiaries to:

  •
  amend Archrock's or any of its subsidiaries' organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the merger or the other transactions contemplated by the merger agreement, or (b) adversely affect (1) the economic benefits to be obtained by the holders of public common units upon the consummation of the merger or (2) the terms of Archrock's shares in any material respect;

  •
  declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Archrock's capital stock, other than regular quarterly cash dividends on the AROC common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the merger; provided, however, that nothing contained in the merger agreement prohibits Archrock from increasing the quarterly cash dividend on the AROC common stock;

  •
  make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than acquisitions or dispositions (x) in the ordinary course of business or (y) outside the ordinary course of business the consideration for which does not exceed $25 million in value in the aggregate;

  •
  merge, consolidate or enter into any other business combination transaction or agreement with any person;

  •
  split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Archrock's capital stock or other equity interests;

  •
  issue or sell any shares of AROC common stock, issue or sell any preferred stock, or grant or issue any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire shares of AROC common stock or any other capital stock of Archrock or its subsidiaries, in each case, other than pursuant to an equity incentive plan of Archrock existing on January 1, 2018;

  •
  solely with respect to Archrock, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

  •
  directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct Archrock Partners to repurchase, redeem or otherwise acquire) any APLP common units (other than APLP common units held by Archrock or its subsidiaries on January 1, 2018);

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in an Archrock material adverse effect; or

  •
  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the merger or the other transactions contemplated by the merger agreement.

No Solicitation by Archrock of Alternative Proposals

        The merger agreement contains detailed provisions prohibiting Archrock from seeking any proposal for an acquisition of 25% or more of Archrock's assets or equity that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the completion of the transactions contemplated by the merger agreement (an "alternative proposal"). Under these "no solicitation" covenants, Archrock has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective representatives not to, directly or indirectly, except as permitted by the merger agreement:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage the submission of an alternative proposal (including any acquisition structured as a merger, consolidation or share exchange);

  •
  participate in any discussions or negotiations regarding, or furnish any information with respect to, any proposal or offer from any person relating to, or that could reasonably be expected to lead to, an alternative proposal;

  •
  knowingly assist, participate in or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing;

  •
  enter into any acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions); or

  •
  make an Archrock adverse recommendation change.

        Archrock has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to an alternative proposal and immediately prohibit any access by any person to confidential information relating to a possible alternative proposal.

        After the date of the merger agreement and before Archrock obtains its stockholders' approval, if (i) Archrock has received a written alternative proposal that the AROC board believes is bona fide

(ii) the AROC board, after consultation with Archrock's financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and, after consultation with Archrock's outside legal counsel, failure to take such action would be inconsistent with its duties under applicable laws, and (iii) such alternative proposal did not result from a material breach of the "no solicitation" covenants in the merger agreement, then Archrock may (x) furnish information, including confidential information, with respect to Archrock and its subsidiaries to the person making such alternative proposal and (y) participate in discussions or negotiations regarding such alternative proposal; provided, however, that (A) Archrock and its respective subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless Archrock has, or first enters into, a confidentiality agreement with such person and (B) Archrock will provide to Archrock Partners, the General Partner and the Managing GP non-public information with respect to Archrock Partners and its subsidiaries that was not previously provided or made available to Archrock Partners, the General Partner and the Managing GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

Archrock Recommendation and Archrock Adverse Recommendation Change

        Under the merger agreement, Archrock, through the AROC board, has agreed to recommend that AROC stockholders vote in favor of the AROC stock issuance proposal (the "AROC board recommendation"). Subject to the provisions described below, the merger agreement provides that Archrock, directly or indirectly, will not:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage the submission of an alternative proposal (including any acquisition structured as a merger, consolidation or share exchange);

  •
  participate in any discussions or negotiations regarding, or furnish any information with respect to, any proposal or offer from any person relating to, or that could reasonably be expected to lead to, an alternative proposal;

  •
  knowingly assist, participate in or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing;

  •
  enter into any acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions); or

  •
  (a) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Archrock Partners, the AROC board recommendation, (b) fail to include the AROC board recommendation in this joint proxy statement/prospectus, (c) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any alternative proposal, (d) authorize Archrock or any of its subsidiaries to enter into an alternative acquisition agreement or enter into an agreement, arrangement or understanding with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions), or (e) if an alternative proposal has been publicly known (including by way of media rumors or speculations with respect thereto) or been delivered to Archrock, fail to publicly recommend against such alternative proposal within ten business days of a request by Archrock Partners and to reaffirm the AROC board recommendation within such ten business day period upon such request.

        Each of the foregoing actions is referred to as an "Archrock adverse recommendation change."

        Notwithstanding these restrictions, after the date of the merger agreement and before Archrock obtains its stockholders' approval, if (i) Archrock has received a written alternative proposal that the AROC board believes is bona fide, (ii) the AROC board, after consultation with Archrock's financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and, after consultation with Archrock's outside legal counsel, failure to take such action would be inconsistent with its duties under applicable laws and (iii) such alternative proposal did not result from a material breach of the "no solicitation" covenants in the merger agreement, then Archrock may (x) furnish information, including confidential information, with respect to Archrock and its subsidiaries to the person making such alternative proposal and (y) participate in discussions or negotiations regarding such alternative proposal; provided, however, that (A) Archrock and its respective subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless Archrock has, or first enters into, a confidentiality agreement with such person and (B) Archrock will provide to Archrock Partners, the General Partner and the Managing GP non-public information with respect to Archrock Partners and its subsidiaries that was not previously provided or made available to Archrock Partners, the General Partner and the Managing GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

        Notwithstanding these restrictions, before Archrock obtains its stockholder approval, the AROC board may make a change in recommendation or terminate the merger agreement if in response to a superior proposal and following consultation with outside legal counsel, the AROC board determines that the failure to make a change in recommendation or terminate the merger agreement would be inconsistent with its fiduciary duties under applicable laws.

        The merger agreement further provides that the AROC board may not make a change in recommendation or terminate the merger agreement unless: (i) Archrock has provided prior written notice to Archrock Partners stating that the AROC board, after consultation with Archrock's financial advisors and outside legal counsel, has determined in good faith that the alternative proposal it received constitutes a superior proposal and describing the material terms of such proposal at least three calendar days in advance of its intention to take such action with respect to a change in recommendation (provided that any material amendment to the terms of an alternative proposal will require a new notice and a new notice period, except that such notice period shall be for two days from the time Archrock Partners received such new notice, as opposed to three days); (ii) Archrock has negotiated, and has used its reasonable best efforts to cause Archrock's financial advisors and outside legal counsel to negotiate, with Archrock Partners, the General Partner and the Managing GP in good faith (to the extent Archrock Partners, the General Partner and the Managing GP desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement; and (iii) the AROC board again concludes in good faith and taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by Archrock Partners, that the alternative proposal continues to constitute a superior proposal or the failure to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

        Notwithstanding the restrictions described above, the merger agreement does not prohibit Archrock, nor the AROC board from (i) taking and disclosing to its stockholders a position required by Rule 14e-2 under the Exchange Act or (ii) complying with Rule 14d-9 under the Exchange Act.

AROC Stockholder Approval

        Archrock has agreed to hold a special meeting of the AROC stockholders as promptly as practicable (which shall be no later than 35 days after the date that the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act) for the purpose of obtaining the AROC stockholder approval. See "The Archrock Special Meeting." This obligation is not affected by any action by the AROC board with respect to the merger agreement or the transactions contemplated by the merger agreement.

        The merger agreement also requires Archrock, through the AROC board, to recommend to the AROC stockholders' approval of the AROC stock issuance (subject to the ability of the AROC board to change such recommendation as described herein) and use reasonable best efforts to obtain from the AROC stockholders the AROC stockholder approval.

The Managing GP Recommendation and Archrock Partners Adverse Recommendation Change

        Under the merger agreement, Archrock Partners, acting through the APLP board and the APLP conflicts committee, has agreed to recommend that APLP common unitholders vote in favor of the Archrock Partners merger proposal (the "APLP board recommendation").

        Subject to the provisions described below, the merger agreement provides that Archrock Partners, the General Partner and the Managing GP, acting through the APLP board, the APLP conflicts committee or otherwise, shall not, and shall not cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

  •
  withdraw, modify or qualify, propose publicly to withdraw, modify or qualify, in any manner adverse to Archrock, the APLP board recommendation; or

  •
  fail to include the APLP board recommendation in this joint proxy statement/prospectus.

        Each of the foregoing actions is referred to as an "Archrock Partners adverse recommendation change."

        Notwithstanding these restrictions, before Archrock Partners obtains its unitholder approval, the APLP board (but only with the written approval of the APLP conflicts committee) or the APLP conflicts committee may make an Archrock Partners adverse recommendation change if the APLP board or the APLP conflicts committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Archrock Partners partnership agreement or applicable law.

        The merger agreement further provides that the APLP board or the APLP conflicts committee may not make an Archrock Partners adverse recommendation change unless: (i) the APLP board or the APLP conflicts committee, as applicable, has provided prior written notice to Archrock specifying in reasonable detail the material events giving rise to such action at least three calendar days in advance of its intention to take such action with respect to a change in recommendation; (ii) Archrock Partners has negotiated with Archrock in good faith to make such adjustments in the terms and conditions of the merger agreement; and (iii) the APLP board or the APLP conflicts committee again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by Archrock, that the failure to effect a change in recommendation or to terminate the merger agreement would be inconsistent with its duties under the Archrock Partners partnership agreement or applicable law.

APLP Common Unitholder Approval

        Archrock Partners has agreed to hold a special meeting of the APLP common unitholders as promptly as practicable (which shall be no later than 35 days after the date that the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act) for purposes of obtaining the APLP common unitholder approval. See "—The Archrock Partners Special Meeting." This obligation is not affected by the withdrawal or modification by the APLP board or the APLP conflicts committee of its recommendation or any other action by the APLP board or the APLP conflicts committee, as the case may be, with respect to the merger agreement or the transactions contemplated by the merger agreement.

        The merger agreement also requires Archrock Partners, through the APLP board and the APLP conflicts committee, to recommend to the limited partners of Archrock Partners approval of the merger agreement (subject to the ability of the APLP board or the APLP conflicts committee to change such recommendation as described herein) and use reasonable best efforts to obtain from the limited partners of Archrock Partners the APLP common unitholder approval.

Reasonable Best Efforts to Obtain Required Approvals

        Archrock Partners, the General Partner and the Managing GP, on the one hand, and Archrock, on the other hand, have agreed to, as soon as reasonably practicable after the date of the merger agreement, establish a record date for and, as soon as reasonably practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, duly call, give notice of, convene and hold a meeting of its unitholders and stockholders, respectively, to consider the merger-related proposals. Unless a change in recommendation occurs in compliance with the terms of the merger agreement, the AROC board, the APLP conflicts committee and the APLP board will recommend approval of the transaction and use their reasonable best efforts to solicit and obtain adoption.

Agreement to Take Further Action and to Use Reasonable Best Efforts

        Each of Archrock, Archrock Partners, the General Partner and the Managing GP are required to cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than September 30, 2018), including, for the avoidance of doubt, in the case of Archrock until the closing or the termination of the merger agreement, retaining ownership and voting control over, and voting or causing to be voted, all common units beneficially owned by Archrock and its affiliates as of the date of the merger agreement or acquired thereafter in favor of the merger at the Archrock Partners special meeting (unless there is an Archrock Partners adverse recommendation change, in which case Archrock shall be free to vote such common units in its sole discretion) and to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than September 30, 2018) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the merger agreement, (iii) defend any proceedings challenging the merger agreement or the completion of the transactions contemplated by the merger agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the merger agreement and (iv) obtain all necessary consents, approvals or waivers from third parties.

        Furthermore, each party must use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation or other inquiry relating to the merger, (ii) promptly inform the other party of, and supply to the other party, any communication received from the Federal Trade Commission, the Antitrust Division, or any other governmental authority and any material communication received or given in connection with any proceeding by a private party, (iii) permit the other party to review in advance and incorporate the other party's reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Archrock shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any antitrust law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any governmental authority in connection with obtaining such clearances; provided, however, that Archrock shall consult in advance with Archrock Partners and in good faith take Archrock Partners' views into account regarding the overall strategy, in each case regarding the merger.

APLP Conflicts Committee

        Archrock has agreed, until the effective time of the merger or the termination of the merger agreement, not to, without the consent of holders of a majority of the then existing APLP conflicts committee, take any action (or allow its subsidiaries to take any action) intended to cause the Managing GP to eliminate the APLP conflicts committee, revoke or diminish the authority of the APLP conflicts committee or remove or cause the removal of any director of the APLP board that is a member of the APLP conflicts committee either as a director or member of such committee.

Financing Covenant

        Archrock Partners has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide all customary cooperation as reasonably requested by Archrock to assist Archrock in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment, restructuring or refinancing of debt contemplated in connection with the merger and the other transactions contemplated by the merger agreement and any other amounts required to be paid in connection with the transactions contemplated by the merger agreement or the completion of the merger.

Access to Information

        Until completion of the merger, each of Archrock and Archrock Partners have agreed to afford the other party and its representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries' respective properties, books, contracts, commitments, personnel and records.

Indemnification and Insurance

        The merger agreement provides that from and after the effective time of the merger, Archrock and Archrock Partners (as the surviving entity of the merger) jointly and severally agree to indemnify and hold harmless against any reasonable cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the effective time of the merger, an officer, director or employee of Archrock Partners or any of its subsidiaries or the Managing GP, to the fullest extent permitted under applicable law.

        In addition, Archrock and Archrock Partners (as the surviving entity of the merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of Archrock Partners and the Managing GP immediately prior to the effective time of the merger and ensure that the organizational documents of Archrock Partners and the Managing GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Archrock Partners and the Managing GP than are presently set forth in such organizational documents. In addition, Archrock will maintain in effect for six years from the effective time of the merger Archrock's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to such indemnified persons, provided that in no event will Archrock be required to expend more than an amount per year equal to 300% of current annual premiums paid by Archrock for such insurance.

Certain Tax Matters

        For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties agree to treat the merger (a) with respect to the holders of APLP common units (other than common units held by Archrock and its subsidiaries immediately prior to the closing), as a taxable sale of such common units to Archrock and (b) as if an indirect subsidiary of AROC ("NewCo") purchased the shares of AROC common stock issued pursuant to the merger for fair market value with cash deemed contributed to NewCo by Archrock, through one or more intermediate entities, and then as a purchase by NewCo of the common units from such holders of APLP common units in exchange for such shares of AROC common stock. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

        Archrock, NewCo, Merger Sub, the surviving entity and the exchange agent (and any of their successors and assigns) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement, without duplication, such amounts, if any and which may include shares of AROC common stock, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated as having been paid to the former holder of APLP common units in respect of whom such withholding was made. If withholding is taken in AROC common stock, Archrock and the exchange agent will be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Adjustments to Prevent Dilution

        The merger consideration, the exchange ratio and any other similar dependent item, as the case may be, will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding APLP common units or AROC common stock prior to the effective time of the merger to provide the APLP common unitholders the same economic effect as contemplated by the merger agreement prior to such event.

Dividends and Distributions

        No dividends or other distributions with respect to AROC common stock issued in the merger will be paid to the holder of any unsurrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there will be paid, without interest, to the record holder of the AROC common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such AROC common stock with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such AROC common stock with a record date after the effective time of the merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of AROC common stock, all AROC common stock to be issued pursuant to the merger will be entitled to dividends as if issued and outstanding as of the effective time of the merger.

        In addition, each of Archrock and Archrock Partners will coordinate with the other regarding the declaration of any dividends or distributions in respect of AROC common stock and APLP common units and the record and payment dates relating thereto, it being the intention that APLP common unitholders not receive, for any quarter, distributions both in respect of APLP common units and also dividends in respect of AROC common stock that they receive in exchange for such APLP common units in the merger. Prior to the Effective Time, the APLP board shall determine and declare quarterly distributions in the ordinary course and consistent with past practice, including with timing consistent with past practice; provided, that the amount of any such quarterly distribution declared prior to the effective time of the merger shall not exceed $0.285 per APLP common unit.

Section 16 Matters

        Prior to the completion of the merger, Archrock and Archrock Partners have agreed to take all steps as may be required to cause any dispositions of common units of Archrock Partners resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Archrock Partners, or will become subject to such reporting requirements with respect to the surviving company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

        The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information, applicability of takeover statutes and public announcements.

Termination of the Merger Agreement

        The merger agreement may be terminated prior to the closing of the merger:

  •
  by the mutual written consent of Archrock and Archrock Partners duly authorized by the AROC board and the APLP conflicts committee, respectively; or

  •
  by either of Archrock Partners or Archrock:

  •
  if the closing does not occur on or before September 30 2018; provided, that this termination right will not be available to a party whose failure to perform and comply in all material respects with its covenants and agreements is the cause of the failure of the closing and this termination right will not be available to Archrock Partners or Archrock, respectively, if the other party has filed and is pursuing an action seeking specific performance;

  •
  if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, that the right to terminate the merger agreement is not available to Archrock Partners or Archrock if such restraint was due to the failure of, in the case of Archrock Partners, Archrock Partners, the General Partner or the Managing GP and, in the case of Archrock, Archrock or Merger Sub, to perform any of its obligations under the merger agreement;

    •
    if the Archrock Partners special meeting has occurred and the APLP common unitholder approval has not been obtained, so long as Archrock has complied in all material respects with the "no solicitation" covenants in the merger agreement; or

    •
    if the Archrock special meeting has occurred and the AROC stockholder approval has not been obtained.

  •
  by Archrock:

  •
  if the APLP board or the APLP conflicts committee makes a change in recommendation, unless the APLP common unitholder approval has been obtained;

  •
  if Archrock Partners, the General Partner or the Managing GP has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless Archrock or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the merger agreement); or

  •
  if Archrock is terminating the merger agreement to enter into a definitive agreement relating to a superior proposal in accordance with the terms of the merger agreement.

  •
  by Archrock Partners (which may be effected by the APLP conflicts committee):

  •
  if Archrock has breached or failed to perform the "no-solicitation" covenant in the merger agreement; or

  •
  if Archrock has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless Archrock Partners, the General Partner or Managing GP is in material breach of any representations, warranties, covenants or agreements in the merger agreement).

Effect of Termination; Termination Fee and Expenses

        If the merger agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the merger and other transactions contemplated by the merger agreement when required under the agreement or for intentional fraud or any "willful breach" (as defined in the merger agreement).

        The merger agreement contains various amounts payable under the circumstances described below:

  •
  if the merger agreement is terminated by Archrock Partners or Archrock due to the failure of the closing of the merger to occur prior to September 30, 2018, then Archrock shall reimburse Archrock Partners for its reasonable expenses (up to $2 million);

  •
  if the merger agreement is terminated by Archrock Partners or Archrock due to the failure to obtain the required AROC stockholder approval, then Archrock shall reimburse Archrock Partners for its reasonable expenses (up to $2 million);

  •
  if the merger agreement is terminated by Archrock Partners due to a material uncured breach by Archrock of any of its covenants, agreements, representations or warranties, then Archrock shall pay to Archrock Partners an amount equal to $10 million;

  •
  if the merger agreement is terminated by Archrock due to a material uncured breach by Archrock Partners of any of its covenants, agreements, representations or warranties, then Archrock Partners shall reimburse Archrock for its reasonable expenses (up to $2 million);

  •
  if the merger agreement is terminated by Archrock to enter into a definitive agreement relating to a superior proposal, then Archrock shall pay to Archrock Partners an amount equal to $10 million; or

  •
  if an alternative proposal is publicly made prior to the AROC stockholders meeting and the merger agreement is terminated by Archrock Partners or Archrock due to the failure of the closing of the merger to occur prior to September 30, 2018 or the failure to obtain the required AROC stockholder approval, and, within twelve months of termination, Archrock (or any of its subsidiaries) has entered into a definitive agreement with respect to an alternative proposal or consummated an alternative proposal (whether or not such proposal is the same proposal made prior to the AROC stockholders meeting), then Archrock shall pay to Archrock Partners an amount equal to $10 million.

        If a $10 million fee is paid to Archrock Partners in one of the preceding circumstances, that fee (less certain unreimbursed out-of-pocket expenses) received by Archrock Partners will be distributed to the APLP common unitholders as a special distribution, and Archrock and its affiliates will waive any rights to receive such distribution.

Amendment and Supplement; Waiver

        At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the AROC board and the APLP board; provided, however, that the APLP board may not take or authorize any such action unless it has first referred such action to the APLP conflicts committee; provided, further, that following receipt of the APLP common unitholder approval or the AROC stockholder approval, there will be no amendment or change to the provisions of the merger agreement which by applicable law or stock exchange rule would require further approval by the Archrock Partners limited partners or AROC stockholders, as applicable, without such approval.

        At any time prior to the effective time of the merger, any party may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party, (c) waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided herein, waive any of such party's conditions or (d) make or grant any consent under the merger agreement; provided, however, that the APLP board may not take or authorize any such action unless it has been approved in writing by the APLP conflicts committee. Notwithstanding the foregoing, no failure or delay by Archrock Partners, the General Partner, the Managing GP, Archrock or Merger Sub in exercising any right under the merger agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the merger agreement.

Assignment

        The merger agreement and any interests, rights or obligations under the merger agreement are not assignable, by operation of law or otherwise, by either party without the prior written consent of the other party.

Specific Performance

        The parties to the merger agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

        The merger agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

COMPARISON OF RIGHTS OF AROC STOCKHOLDERS AND APLP COMMON UNITHOLDERS

        Archrock is a corporation and Archrock Partners is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of AROC stockholders are governed by Archrock's certificate of incorporation and bylaws and the DGCL. The rights of APLP common unitholders are governed by the Archrock Partners partnership agreement and the Delaware LP Act. If the merger is completed, the rights of APLP common unitholders as AROC stockholders will be governed by Archrock's certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of APLP common unitholders and the rights of AROC stockholders. Some of these, such as distribution/dividend and voting rights, are significant. The following description summarizes certain differences that may affect the rights of AROC stockholders and APLP common unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. APLP common unitholders should read carefully the relevant provisions of Archrock's certificate of incorporation and bylaws and the Archrock Partners partnership agreement and the following description is qualified in its entirety thereby. Copies of the documents referred to in this summary may be obtained as described under "Where You Can Find More Information" beginning on page 138.

Purpose and Term of Existence

Archrock	Archrock Partners
Archrock's stated purpose is to engage in any and all lawful act or activity for which corporations may be organized under the DGCL. Archrock is to have perpetual existence.	Archrock Partners' purpose under the Archrock Partners partnership agreement is limited to any business activity that is approved by the general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that the general partner will not cause Archrock Partners to engage, directly or indirectly, in any business activity that the general partner determines would cause Archrock Partners to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.
Archrock Partners will have a perpetual existence unless terminated pursuant to the terms of the Archrock Partners partnership agreement.

 Authorized Capital

Archrock	Archrock Partners
Archrock's authorized stock consists of:

(i)    250,000,000 shares of common stock, $0.01 par value per share; and

(ii)    50,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this joint proxy statement/prospectus.

As of the record date, we estimate there will be approximately              outstanding shares of AROC common stock and no outstanding shares of Archrock Partners preferred stock.

The authorized equity interests of Archrock Partners consist of common units, the IDRs and the general partner units representing the general partner interest.

As of the record date, we estimate there will be approximately              outstanding common units and              general partner units.

As a limited partnership, Archrock Partners does not have authorized capital. Rather, the Archrock Partners partnership agreement authorizes Archrock Partners to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by the general partner without the approval of the APLP common unitholders.

Holders of any additional APLP common units that Archrock Partners issues will be entitled to share equally with the then-existing holders of common units in Archrock Partners' distributions of available cash. In addition, the issuance of additional APLP common units or other partnership securities may dilute the value of the interests of the then-existing holders of APLP common units in Archrock Partners' net assets.

In accordance with Delaware law and the provisions of the Archrock Partners partnership agreement, Archrock Partners may also issue additional partnership securities that, as determined by the General Partner, may have special voting rights to which APLP common units are not entitled. In addition, the Archrock Partners partnership agreement does not prohibit the issuance by Archrock Partners' subsidiaries of equity securities, which may effectively rank senior to the APLP common units.

Archrock	Archrock Partners
Upon the issuance of additional partnership securities, the General Partner will be entitled, but not required, to make additional capital contributions in exchange for general partner units to the extent necessary to maintain its 2% general partner interest in Archrock Partners. The general partner's 2% interest in Archrock Partners will be reduced if Archrock Partners issues additional units in the future and the General Partner does not contribute a proportionate amount of capital to Archrock Partners to maintain its 2% general partner interest.

Moreover, the General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, Archrock Partners issues those securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. APLP common unitholders will not have preemptive rights to acquire additional APLP common units or other partnership securities.

Dividends / Distributions

Archrock receives distributions from Archrock Partners with respect to the APLP common units that it owns.

In addition, through Archrock's indirect ownership of the Managing GP, Archrock participates in the distributions to the General Partner pursuant to the 2% general partner interest and the IDRs.

The AROC board may declare dividends on the capital stock of Archrock, subject to applicable Delaware law.

Quarterly Distributions of Available Cash. Within 45 days after the end of each quarter, Archrock Partners distributes all of Archrock Partners' available cash from operating surplus for any quarter to unitholders of record on the applicable record date as follows: first, 98% to all APLP common unitholders, pro rata, and 2% to the General Partner, until Archrock Partners distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and thereafter, in the manner described in "General Partner Interest and IDRs" below. This is based on the assumptions that Archrock Partners' general partner maintains its 2% general partner interest and that Archrock Partners does not issue additional classes of equity securities.

Archrock	Archrock Partners
The term "available cash," for any quarter, means the sum of (i) all cash and cash equivalents on hand at the end of that quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents on hand immediately prior to the date of the determination of available cash with respect to such quarter, less the amount of cash reserves established by the General Partner to:
(i) provide for the proper conduct of Archrock Partners' business (including reserves for future capital expenditures and for anticipated future credit needs);
(ii) comply with applicable law or any loan agreements, security agreements, mortgages, debt instruments or other agreements; or
(iii) provide funds for distributions for any one or more of the upcoming four quarters.

Minimum Quarterly Distribution. Archrock Partners will distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution to the extent Archrock Partners has sufficient cash from Archrock Partners' operations after establishment of cash reserves and payment of fees and expenses, including payments to the General Partner. However, there is no guarantee that Archrock Partners will pay the minimum quarterly distribution on the units in any quarter. Even if the cash distribution policy is not modified or revoked, the amount of distributions paid under the policy and the decision to make any distribution is determined by the General Partner, taking into consideration the terms of the Archrock Partners partnership agreement. Archrock Partners will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under its credit agreement.

Archrock	Archrock Partners
General Partner Interest and IDRs. The general partner is currently entitled to 2% of all quarterly distributions that Archrock Partners makes prior to the liquidation. The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to Archrock Partners to maintain its current general partner interest. The general partner's 2% interest in these distributions may be reduced if Archrock Partners issues additional units in the future and the General Partner does not contribute a proportionate amount of capital to Archrock Partners to maintain its 2% general partner interest.

The general partner also currently holds IDRs that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash Archrock Partners distributes from operating surplus (as defined below) in excess of $0.4025 per unit per quarter. The maximum distribution of 50% includes distributions paid to the General Partner on its general partner interest and assumes that the General Partner maintains its general partner interest at 2%.

 Business Combinations

Archrock	Archrock Partners
Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

(i)    such corporation's certificate of incorporation is not amended;

(ii)    the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after; and

(iii)    either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of AROC common stock of such corporation outstanding immediately prior to the effective date of the merger.

In the case of the merger, although shares of AROC common stock are being issued in the merger, Archrock is not one of the constituent corporations in the merger. Therefore, the DGCL does not require that the merger be approved by the Archrock stockholders and the only stockholder votes necessary are to approve the AROC stock issuance, as required by NYSE rules.

Archrock's organizational documents do not contain additional approval requirements for certain non-cash changes of control.

A merger, consolidation or conversion of Archrock Partners requires the prior consent of the General Partner. However, the General Partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to Archrock Partners or the limited partners, including any duty to act in the best interest of Archrock Partners or the limited partners.

In addition, the Archrock Partners partnership agreement generally prohibits the General Partner without the prior approval of a majority of outstanding APLP common units voting as a class (a "unit majority"), from causing Archrock Partners to, among other things, sell, exchange or otherwise dispose of all or substantially all of Archrock Partners' assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on Archrock Partners' behalf the sale, exchange or other disposition of all or substantially all of the assets of Archrock Partners' subsidiaries. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Archrock Partners' assets without that approval. The General Partner may also sell all or substantially all of Archrock Partners' assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, the General Partner may consummate any merger without the prior approval of holders of a unit majority if Archrock Partners is the surviving entity in the transaction, the General Partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Archrock Partners partnership agreement, each unit will be an identical unit following the transaction, and the partnership securities to be issued do not exceed 20% of Archrock Partners' outstanding partnership securities immediately prior to the transaction.

Archrock	Archrock Partners
Archrock is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" generally includes, among other things, mergers, sales of 10% or more of the assets of the corporation, certain transactions resulting in an issuance or transfer of stock to the interested stockholder or other transaction resulting in a disproportionate financial benefit to the interested stockholder. An "interested stockholder" is generally a person who beneficially owns 15% or more of the corporation's voting stock. See "Description of AROC Capital Stock—Anti-Takeover Effects of Provisions of Archrock's Certificate of Incorporation, Archrock's Bylaws and Delaware Law—Delaware Law."	If the conditions specified in the Archrock Partners partnership agreement are satisfied, the General Partner may convert Archrock Partners or any of its subsidiaries into a new limited liability entity or merge Archrock Partners or any of its subsidiaries into, or convey all of Archrock Partners' assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in Archrock Partners' legal form into another limited liability entity, the General Partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the General Partner with the same rights and obligations as contained in the Archrock Partners partnership agreement. The unitholders are not entitled to dissenters' rights of appraisal under the Archrock Partners partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of Archrock Partners' assets or any other similar transaction or event.

Management by Board of Directors / General Partner

In accordance with the DGCL, Archrock's business and affairs are managed by the AROC Board.

Archrock's certificate of incorporation provides that the number of directors will be fixed exclusively by the AROC board in the manner provided in its bylaws. Archrock's bylaws provide that, the number of directors shall be as, or shall be determined in the manner, set forth in Archrock's certificate of incorporation or, to the extent not set forth therein, in a resolution adopted by a majority of the total number of directors which Archrock would have if there were no vacancies on the AROC board. As of the date of this joint proxy statement/prospectus, the AROC Board has eight directors.

The Managing GP, through its ownership of the General Partner, directs and manages all activities of Archrock Partners. Except as otherwise expressly provided in the Archrock Partners partnership agreement, all management powers over the business and affairs of Archrock Partners will be exclusively vested in the General Partner, and no limited partner has any management power over the business and affairs of Archrock Partners. In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any provision of the Archrock Partners partnership agreement, the General Partner, subject to restrictions on the General Partner's authority, will have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of Archrock Partners, to exercise all powers and effectuate the purposes set forth in the Archrock Partners partnership agreement.

Archrock	Archrock Partners
Restrictions on the General Partner's Authority. Except as otherwise provided in the Archrock Partners partnership agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of Archrock Partners' subsidiaries) without the approval of holders of a unit majority; provided, however, that such restriction does not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and does not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a unit majority, the General Partner may not, on behalf of Archrock Partners, except as otherwise permitted, elect or cause Archrock Partners to elect a successor general partner of Archrock Partners.

Nomination and Election of Directors / General Partner

Archrock	Archrock Partners
Under the Archrock certificate of incorporation and bylaws and applicable provisions of the DGCL, at each annual meeting of the Archrock stockholders, directors are elected to serve for a term expiring at next succeeding annual meeting, or until such directors' successors are elected and qualified.	APLP common unitholders have no right to elect the General Partner unless the General Partner has been removed or withdrawn, as described below, and also have no right to elect the directors of the General Partner.
Directors are elected by the affirmative vote of the holders of a plurality of the shares present and entitled to vote on the election of directors.

At a meeting of the AROC stockholders, only such nominations of persons for the election of directors and such other business may be conducted as is been properly brought before the meeting. To be properly brought before an annual meeting: (1) the stockholder must have given timely notice thereof in writing to the Secretary of Archrock, (2) such business must be a proper matter for stockholder action under the DGCL, and (3) when applicable, comply with Solicitation Notice requirements. See "—Stockholder Proposals and Director Nominations."

Removal of Directors; Withdrawal or Removal of General Partner

Archrock's certificate of incorporation provides that any director or the whole AROC board may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Withdrawal of the General Partner. The General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the Archrock Partners partnership agreement. Notwithstanding the information above, the General Partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the General Partner and its affiliates. In addition, the Archrock Partners partnership agreement permits the General Partner in some instances to sell or otherwise transfer all of its general partner interest in Archrock Partners without the approval of the APLP common unitholders.

Archrock	Archrock Partners
Upon withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its general partner interest in Archrock Partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Archrock Partners will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue Archrock Partners' business and to appoint a successor general partner.

Removal of the General Partner. The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by the General Partner and its affiliates, and Archrock Partners receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of holders of a unit majority. The ownership of more than 33 1/3% of the outstanding APLP common units by the General Partner and its affiliates would give them the practical ability to prevent the General Partner's removal.

The Archrock Partners partnership agreement also provides that if the General Partner is removed as the General Partner under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interest and its IDRs into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Archrock	Archrock Partners
In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the Archrock Partners partnership agreement, a successor general partner will have the option to purchase the general partner interest and IDRs of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the unitholders, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its IDRs for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner interest and its IDRs will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, Archrock Partners is required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for Archrock Partners' benefit.

 Filling Vacancies on the Board; Replacing the General Partner

Archrock	Archrock Partners
Subject to the rights of the holders of any series of preferred stock, any vacancies in the AROC board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the total number of directors which the corporation would have if there were no vacancies on the board (and not by AROC stockholders).	See "—Removal of Directors; Withdrawal or Removal of General Partner."

Transfer of General Partner Interest and IDRs

Not applicable.	The General Partner and its affiliates may at any time transfer the general partner interest, APLP common units or IDRs to one or more persons without approval by the APLP common unitholders.

Change of Management Provisions

See "Description of AROC Capital Stock—Anti-Takeover Effects of Provisions of Archrock's Certificate of Incorporation, Archrock's Bylaws and Delaware Law."	The Archrock Partners partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the General Partner or otherwise change the management of the General Partner. If any person or group other the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership securities, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner or to any person or group who acquires the units with the prior approval of the APLP board.

The Archrock Partners partnership agreement also provides that if the General Partner is removed as the General Partner under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal the General Partner will have the right to convert its general partner units and its IDRs into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

 Limited Call Rights

Archrock	Archrock Partners
None.	If at any time the General Partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to Archrock Partners, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

(i) the highest price paid by either of the General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase those limited partner interests; and
(ii) the current market price as of the date three days before the date the notice is mailed.

Preemptive Rights

None.	None.

 Amendment of Governing Documents

Archrock	Archrock Partners
Archrock's certificate of incorporation and bylaws provide that the AROC board is expressly authorized to adopt, amend or repeal the bylaws of the corporation by a majority vote of the total number of directors which Archrock would have if there were no vacancies, subject to the power of holders of capital stock to adopt, amend and repeal bylaws of the corporation. In addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law or Archrock's certificate of incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required for the Archrock stockholders to adopt, amend or repeal any provision of the Archrock bylaws. Pursuant to the DGCL, the AROC board must adopt a resolution setting forth a proposed amendment to Archrock's certificate of incorporation. Subject to limited exceptions set forth in the DGCL, the proposed amendment must be approved by the vote of the Archrock stockholders at any special meeting or at the next annual meeting. The amendment must be approved by holders of a majority of the outstanding AROC stock entitled to vote on the amendment, as a single class. Under certain circumstances, the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote thereon by the certificate of incorporation. Under certain circumstances, holders of common stock are not entitled to vote on a proposed amendment if it relates solely to the terms of one or more series of preferred stock and the holders of one or more series of preferred stock are entitled to vote on the amendment. Currently there are no shares of preferred stock outstanding.	General. Amendments to the Archrock Partners partnership agreement may be proposed only by or with the consent of the General Partner. However, the General Partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to Archrock Partners or the limited partners, including any duty to act in the best interests of Archrock Partners or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Except as described below, an amendment must be approved by holders of a unit majority.

Prohibited Amendments.    No amendment may be made that would: enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Archrock Partners to Archrock Partners' General Partner or any of its affiliates without the consent of Archrock Partners' General Partner, which consent may be given or withheld at its option.

The provision of the Archrock Partners partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by Archrock Partners' General Partner and its affiliates).

Archrock	Archrock Partners
No Unitholder Approval. The General Partner may generally make amendments to the Archrock Partners partnership agreement without the approval of any limited partner or assignee to reflect: a change in Archrock Partners' name, the location of Archrock Partners' principal place of business, Archrock Partners' registered agent or Archrock Partners' registered office; the admission, substitution, withdrawal or removal of partners in accordance with the Archrock Partners partnership agreement; a change that the General Partner determines to be necessary or appropriate to qualify or continue Archrock Partners' qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Archrock Partners nor the Archrock Partners operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; a change in Archrock Partners' fiscal year and related changes; an amendment that is necessary, in the opinion of Archrock Partners' counsel, to prevent Archrock Partners or Archrock Partners' General Partner or the directors, officers, agents or trustees of Archrock Partners' General Partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed; an amendment that Archrock Partners' General Partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities; any amendment expressly permitted in the Archrock Partners partnership agreement to be made by Archrock Partners' General Partner acting alone; an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Archrock Partners partnership agreement; any amendment that the General Partner determines to be necessary or appropriate for the formation by Archrock Partners of, or Archrock Partners' investment in, any corporation, partnership or other entity, as

Archrock	Archrock Partners
otherwise permitted by the Archrock Partners partnership agreement; any amendment necessary to require limited partners to provide a statement, certification or other evidence Archrock Partners regarding whether such limited partner is subject to United States federal income taxation on the income generated by Archrock Partners; any amendment to reflect conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or any other amendments substantially similar to any of the matters described in the clauses above.

Opinion of Counsel and Unitholder Approval. For amendments of the type not requiring unitholder approval, the General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in Archrock Partners' being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No amendments to the Archrock Partners partnership agreement other than those described above under "No Unitholder Approval" will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless Archrock Partners first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of Archrock Partners' limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any class of units in relation to other classes of units will require the approval of at least a majority of the class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

 Voting Rights; Meetings; Action by Written Consent

Archrock	Archrock Partners
Archrock's certificate of incorporation provides that each Archrock share of common stock is entitled to one vote for each such share upon all matters presented to the stockholders. Subject to the rights of the holders of any series of Preferred Stock, holders of common stock are entitled to elect directors and vote on all other matters properly submitted to a vote of stockholders.	Except as described below regarding a person or group owning 20% or more of any class of any partnership securities then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Archrock's certificate of incorporation provides that special meetings of stockholders of the corporation may be called only by the Chairman of the AROC board or the President or by the AROC board as provided in the Archrock bylaws, which provide that the AROC board may call a special meeting pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies.

Archrock's certificate of incorporation provides that any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the minimum percentage of the outstanding partnership securities necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by the General Partner or by holders owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding partnership securities of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any such action requires approval by holders of a greater percentage, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in Archrock Partners, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership securities then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. APLP common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Archrock	Archrock Partners
Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Archrock Partners partnership agreement will be delivered to the record holder by Archrock Partners or by the transfer agent.

Stockholder Proposals and Director Nominations

Archrock's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide Archrock with specified information. Generally, that notice must be given to the Secretary of Archrock no later than the 90th day, and no earlier than the 120th day, in advance of the anniversary of the date on which Archrock first mailed its proxy materials for the previous year's annual meeting.	APLP common unitholders have no right to elect the General Partner unless the General Partner has been removed or withdrawn, as described below, and have no right to elect the directors of the General Partner. Unless APLP common unitholders have called a special meeting in accordance with the Archrock Partners partnership agreement, holders of APLP common units cannot present business at a unitholder meeting.

Indemnification and Limitation on Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The DGCL does not permit exculpation for liability:	Under the Archrock Partners partnership agreement, in most circumstances, Archrock Partners will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(i)    for breach of duty of loyalty;

(ii)    for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

(iii)    under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

(i)    the General Partner;

(ii)    any departing general partner;

(iii)    any person who is or was an affiliate of a general partner or any departing general partner;

(iv)    any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

Archrock	Archrock Partners
(iv)    for transactions from which the director derived improper personal benefit.

Archrock's certificate of incorporation eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit..

Archrock's certificate of incorporation provides that it will indemnify and advance expenses to each director and officer as provided in the bylaws and may indemnify its employees, agents and other persons as provided in the bylaws. Archrock's bylaws provide that the corporation shall indemnify and hold harmless to the full extent permitted by the laws of the State of Delaware any person who is a party or threatened to be made a party to any action, suit or proceeding, by reason of being an officer or director of the corporation against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. The Archrock bylaws also provide that the right to indemnification described in the foregoing sentence includes the right of an indemnitee to be paid in advance by Archrock for their expenses incurred in defending such a proceeding.

(v) any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of the General Partner, any departing general partner, an affiliate of the General Partner or an affiliate of any departing general partner; and

(vi)    any person designated by the General Partner.

Any indemnification under these provisions will only be out of Archrock Partners' assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to Archrock Partners to enable Archrock Partners to effectuate such indemnification. Archrock Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for Archrock Partners' activities, regardless of whether Archrock Partners would have the power to indemnify the person against liabilities under the Archrock Partners partnership agreement.

 Transactions Involving the General Partner or Officers and Directors

Archrock	Archrock Partners
Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer's or director's interest if:

(i)    the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

(ii)    the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

(iii)    the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

The general partner of Archrock Partners (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of Archrock Partners and any other partnership or limited liability company of which Archrock Partners is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in Archrock Partners) and (ii) will not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more group members or as described in or contemplated by the registration statement or (B) the acquiring, owning or disposing of debt or equity securities in any group member.

Except as specifically restricted by the Omnibus Agreement, each indemnitee (other than the General Partner) will have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any group member, independently or with others, including business interests and activities in direct competition with the business and activities of any group member, and none of the same will constitute a breach of the Archrock Partners partnership agreement or any duty expressed or implied by law to any group member or any partner or assignee.

Engaging in competitive activities by any indemnitees (other than the General Partner) has been approved by Archrock Partners and all its partners, it is not a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any indemnitee for the indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of Archrock Partners.

None of any group member, any limited partner or any other person shall have any rights by virtue of this agreement, any group member agreement or the partnership relationship established hereby in any business ventures of any indemnitee.

Archrock	Archrock Partners
The general partner and each of its affiliates may acquire units other partnership securities in addition to those acquired on the closing date and, except as otherwise provided in the Archrock Partners partnership agreement, will be entitled to exercise, at their option, all rights relating to all units or other partnership securities acquired by them. For purposes of this section, the term "Affiliates," when used with respect to the General Partner will not include any group member.

Any provision of the Archrock Partners partnership agreement that purports or is interpreted to have the effect of restricting, eliminating or otherwise modifying the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to Archrock Partners and its limited partners, or to constitute a waiver or consent by the limited partners to any such fiduciary duty, is deemed to have been approved by the partners.

Taxation

See "Material U.S. Federal Income Tax Consequences."	Archrock Partners is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes.

Each APLP common unitholder receives a Schedule K-1 from Archrock Partners reflecting such common unitholder's share of Archrock Partners' items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF AROC CAPITAL STOCK

        The authorized capital stock of Archrock consists of 250,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.

        The following summary of the capital stock, certificate of incorporation and bylaws of Archrock does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the certificate of incorporation and bylaws of Archrock, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.

Common Stock

        Except as provided by law or in a preferred stock designation, AROC stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the AROC stockholders, have the right to vote for the election of directors and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, AROC stockholders are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the AROC board out of funds legally available for dividend payments. All outstanding shares of AROC common stock are fully paid and non-assessable. The AROC stockholders have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of AROC common stock. In the event of any liquidation, dissolution or winding-up of Archrock's affairs, AROC stockholders will be entitled to share ratably in Archrock's assets that are remaining after payment or provision for payment of all of Archrock's debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. As of the record date, there were            shares of AROC common stock outstanding.

Preferred Stock

        Archrock's certificate of incorporation authorizes the AROC board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the AROC board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. As of the record date, there were no shares of preferred stock of Archrock outstanding.

Anti-Takeover Effects of Provisions of Archrock's Certificate of Incorporation, Archrock's Bylaws and Delaware Law

        Some provisions of Delaware law, and some provisions of the Archrock certificate of incorporation and the Archrock's bylaws described below, could make the following transactions more difficult: acquisitions of Archrock by means of a tender offer, a proxy contest or otherwise and removal of Archrock's incumbent officers and directors. These provisions may also have the effect of preventing changes in Archrock's management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that AROC stockholders may otherwise consider to be in their best interest or in Archrock's best interests, including transactions that might result in a premium over the market price for shares of AROC common stock.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Archrock to first negotiate with Archrock. Archrock believes that the benefits of increased protection and Archrock's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Archrock outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Delaware Anti-takeover Law

        Archrock is subject to Section 203 of the DGCL.

        Section 203 of the DGCL generally prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time as such person becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  subject to certain exceptions, any sale, transfer, pledge or other disposition (in one or a series of transactions) of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  subject to certain exceptions, the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning, individually or through any of its affiliates or associates, 15% or more of the outstanding voting stock of the corporation.

  Certificate of Incorporation and Bylaws

        Among other things, the Archrock's certificate of incorporation and Archrock bylaws:

  •
  provide advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of AROC stockholders, which may preclude AROC stockholders from bringing matters before the AROC stockholders at an annual or special meeting;

    •
    these procedures provide that notice of stockholder proposals must be timely given in writing to Archrock's secretary prior to the meeting at which the action is to be taken;

    •
    generally, to be timely, notice must be received at Archrock's principal executive office not less than 90 or more than 120 calendar days prior to the first anniversary of the date on which Archrock first mailed its proxy materials for the preceding year's annual meeting of stockholders;

  •
  provide the AROC board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the AROC board to issue, without AROC stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Archrock and which may have the effect of deterring hostile takeovers or delaying changes in control or management of Archrock;

  •
  provide that the authorized number of directors may be changed only by resolution of the AROC board;

  •
  provide that all vacancies, including newly created directorships, may, subject to the rights of the holders of any series of preferred stock, be filled by the AROC board and not by the stockholders;

  •
  provide that any action required or permitted to be taken by the AROC stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

  •
  provide that directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors;

  •
  provide that special meetings of AROC stockholders may only be called by the chairman of the AROC board, the president of Archrock or the AROC board; and

  •
  provide that the Archrock bylaws can be amended or repealed by the affirmative vote of a majority of the AROC board or by the affirmative vote of at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors.

Transfer Agent and Registrar

        The transfer agent and registrar for the shares of AROC common stock is American Stock Transfer and Trust Company.

Listing

        The shares of AROC common stock trade on the NYSE under the symbol "AROC."

 THE ARCHROCK SPECIAL MEETING

Time, Place and Date

        The Archrock special meeting will be held at 9807 Katy Freeway, Suite 100, Houston, TX 77024, on                              , 2018, at             , local time. References to the Archrock special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed from time to time.

Purposes

        At the Archrock special meeting, AROC stockholders will be asked to vote solely on the following proposals:

  •
  AROC Stock Issuance Proposal:  To approve the issuance of AROC common stock in connection with the merger contemplated by the merger agreement; and

  •
  AROC Adjournment Proposal:  To approve the adjournment of the Archrock special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposal.

        The AROC board unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby, including the AROC stock issuance, are in the best interests of Archrock and the AROC stockholders. The AROC board unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the AROC stock issuance, and recommends that the AROC stockholders vote FOR the AROC stock issuance proposal.

        AROC stockholders should be aware that some of Archrock's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as AROC stockholders. See "The Merger—Interests of Certain Persons in the Merger."

  The AROC board recommends that AROC stockholders vote FOR the AROC adjournment proposal.

        AROC stockholders may also be asked to consider other matters as may properly come before the Archrock special meeting. At this time, Archrock knows of no other matters that will be presented for the consideration of the AROC stockholders at the Archrock special meeting.

        Quorum.    The holders of a majority of the outstanding shares of AROC common stock, represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet), on the record date will constitute a quorum and will permit Archrock to conduct the proposed business at the Archrock special meeting. Proxies received but marked as abstentions will be counted as shares of AROC common stock that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker or nominee is permitted to vote the shares held on behalf of a beneficial owner, a "broker non-vote" on a particular proposal occurs with respect to those shares when the broker or nominee does not have discretionary authority to the proposal and is not instructed by the beneficial owner to vote on the proposal. Broker non-votes (if any) would be considered present at the Archrock special meeting for purposes of determining a quorum.

        Record Date.    The record date for determining the holders of shares of AROC common stock entitled to receive notice of and to vote at the Archrock special meeting and any adjournments or postponements thereof is the close of business on                              , 2018.

        AROC Common Stock Entitled to Vote.    AROC stockholders may vote at the Archrock special meeting if they owned AROC common stock at the close of business on the record date. AROC stockholders may cast one vote for each share of AROC common stock owned on the record date.

        Votes Required.    Approval of the AROC stock issuance proposal requires the affirmative vote of a majority of the total votes cast on such proposal. Approval of the AROC adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on such proposal.

        If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the AROC common stock represented by your proxy will be voted as recommended by the AROC board with respect to that proposal. Unless an AROC stockholder checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the Archrock special meeting.

        Abstentions will have the same effect as votes against the AROC stock issuance proposal. Abstentions will have no effect on the AROC adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the AROC stock issuance proposal and the AROC adjournment proposal.

        All of the directors and executive officers of Archrock beneficially owned, in the aggregate, approximately        % of the outstanding AROC common stock as of the record date. Archrock believes that the directors and executive officers of Archrock will vote in favor of the AROC stock issuance proposal and the AROC adjournment proposal.

        AROC Common Stock Outstanding.    As of the record date, there were                              shares of AROC common stock outstanding, held by                               holders of record.

        Adjournment.    The Chairman of the Archrock special meeting or holders of AROC common stock represented in person or by proxy may adjourn the Archrock special meeting from time to time, whether or not there is a quorum.

        If proxies representing the requisite AROC stockholder approval of the AROC stock issuance proposal have not been received at the time of the Archrock special meeting, the Chairman of the Archrock special meeting may choose to adjourn the Archrock special meeting to solicit additional proxies in favor of the AROC stock issuance proposal.

        In addition, the merger agreement requires Archrock to adjourn the Archrock special meeting at the request of Archrock Partners (but in no event for more than 30 days from the date the Archrock special meeting is originally scheduled to convene) (1) to solicit additional proxies in favor of the AROC stock issuance proposal or (2) if a quorum is not present.

        No notice of the time and the place of the adjourned meeting is required to be given by Archrock unless the adjournment is for more than 30 days or a new AROC stockholder record date is fixed. At the adjourned meeting, Archrock may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each AROC stockholder of record entitled to notice of such adjourned meeting.

Voting Procedures

        Voting by AROC stockholders.    AROC stockholders who hold shares in their own name may submit your proxy using any of the following methods:

  •
  call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

  •
  go to the Internet website listed on your proxy card and follow the instructions provided;

  •
  complete, sign and mail your proxy card in the postage-paid envelope; or

  •
  attend the Archrock special meeting and vote in person.

        If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your AROC common stock will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your AROC common stock will be voted FOR the AROC stock issuance proposal and FOR the adjournment proposal.

        Revocation.    If you hold your AROC common stock in your own name, you may revoke your proxy at any time prior to its exercise by:

  •
  giving written notice of revocation that is received by the Secretary of Archrock at or before the Archrock special meeting;

  •
  appearing and voting in person at the Archrock special meeting; or

  •
  properly completing and executing a later dated proxy and delivering it, or properly completing a later dated proxy by internet or telephone and submitting it to the Secretary of Archrock at or before the Archrock special meeting.

        Your presence without voting at the Archrock special meeting will not automatically revoke your proxy, and any revocation during the Archrock special meeting will not affect votes previously taken.

        Validity.    The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The AROC board has the right to waive any irregularities or conditions as to the manner of voting. Archrock may accept your proxy by any form of communication permitted by applicable law so long as Archrock is reasonably assured that the communication is authorized by you.

        Solicitation of Proxies.    The accompanying proxy is being solicited by Archrock on behalf of the AROC board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by                Archrock.                               has been retained by Archrock to aid in the solicitation of proxies for the Archrock special meeting for an initial fee of $            and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from AROC stockholders by personal interview, telephone, fax or other electronic means, by                              in exchange for such fees and by directors and officers of Archrock and employees of Archrock and its affiliates who provide services to Archrock, who will not receive additional compensation for performing that service.

        Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of AROC common stock held by those persons, and Archrock will reimburse them for any reasonable expenses that they incur.

        AROC Common Stock Held in Street Name.    If your AROC common stock is held in "street name" in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your AROC common stock with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote AROC common stock held in street name by returning a proxy card directly to Archrock or by voting in person at the Archrock special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

        Under applicable stock exchange rules, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of "non-routine" matters without specific instructions from the beneficial owner. It is expected that each of the AROC stock issuance proposal and the AROC adjournment proposal is a "non-routine" matter. If a broker or nominee is permitted to vote the shares held on behalf of a beneficial owner, a broker non-vote on a particular proposal occurs with respect to those shares when the broker or nominee does not have discretionary authority to vote on the proposal and is not instructed by the beneficial owner to vote on the proposal. Broker non-votes (if any) would be considered present at the Archrock special meeting for purposes of determining a quorum. Broker non-votes will have no effect on the outcome of the AROC stock issuance proposal or the adjournment proposal. It is expected that each of the AROC stock issuance proposal and the AROC adjournment proposal are non-routine matters that brokers and nominees are not permitted to vote on absent specific instructions from the beneficial owner. Accordingly, if each proposal is non-routine and a bank or broker receives no instruction on any proposal from the beneficial owner, then the beneficial owner will have failed to vote his or her shares, and those shares will not be voted in person or by proxy and will not be deemed present for purposes of determining a quorum. Failures to vote shares will have no effect on the outcome of the AROC stock issuance proposal or the adjournment proposal.

        If you are an AROC stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the AROC stock issuance proposal, which broker non-votes, if any, will have no effect on the vote count for this proposal; and

  •
  your broker, bank or other nominee may vote your shares on the AROC adjournment proposal.

THE AROC PROPOSALS

Proposal 1. The AROC Stock Issuance Proposal

        (Item 1 on Archrock's Proxy Card)

        When the merger becomes effective, each APLP common unit outstanding immediately before the effective time of the merger will be converted into the right to receive 1.40 shares of AROC common stock other than (i) APLP common units that are owned immediately prior to the effective time of the merger by Archrock Partners, which will be automatically cancelled and will cease to exist, and (ii) APLP common units owned immediately prior to the effective time of the merger by Archrock or any subsidiaries of Archrock (other than Archrock Partners), which will remain outstanding, unaffected by the merger. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing.

        Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed, it is currently estimated that Archrock will issue or reserve for issuance approximately 57.8 million shares of AROC common stock in connection with the merger, which will exceed 20% of the shares of AROC common stock outstanding before such issuance and for this reason Archrock must obtain the approval of AROC stockholders for the issuance of shares of AROC common stock in connection with the merger.

        Archrock is asking its stockholders to approve the AROC stock issuance proposal. The issuance of these securities to APLP common unitholders is necessary to effect the merger and the approval of the AROC stock issuance proposal is required for completion of the merger and is a condition to the completion of the merger.

        THE AROC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AROC STOCK ISSUANCE PROPOSAL (ITEM 1 ON ARCHROCK PROXY CARD).

Proposal 2. The AROC Adjournment Proposal

        (Item 2 on Archrock's Proxy Card)

        The Archrock special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Archrock special meeting to approve the Archrock Partners merger proposal.

        If, at the Archrock special meeting, the number of shares of AROC common stock present or represented and voting in favor of the Archrock Partners merger proposal is insufficient to approve the Archrock Partners merger proposal, Archrock intends to adjourn the Archrock special meeting from time to time in order to enable the AROC board to solicit additional proxies.

        In the AROC adjournment proposal, Archrock is asking its stockholders to authorize the holder of any proxy solicited by the AROC board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Archrock special meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the AROC stockholders approve the AROC adjournment proposal, Archrock could adjourn the Archrock special meeting and any adjourned session of the Archrock special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from AROC stockholders who have previously voted.

        THE AROC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AROC ADJOURNMENT PROPOSAL (ITEM 2 ON ARCHROCK PROXY CARD).

Other Matters to Come Before the Meeting

        No other matters are intended to be brought before the meeting by Archrock, and Archrock does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby at the discretion of the proxy holder on any such matter.

 THE ARCHROCK PARTNERS SPECIAL MEETING

Time, Place and Date

        The Archrock Partners special meeting will be held at 9807 Katy Freeway, Suite 100, Houston, TX 77024, on                    , 2018, at                    , local time. References to the Archrock Partners special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed from time to time.

Purposes

        At the Archrock Partners special meeting, APLP common unitholders will be asked to vote solely on the following proposals:

  •
  Archrock Partners Merger Proposal:  To approve the merger agreement; and

  •
  Archrock Partners Adjournment Proposal:  To approve the adjournment of the Archrock Partners special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposal.

        The APLP conflicts committee and the APLP board each have determined that the merger is in the best interests of Archrock Partners, including the APLP unaffiliated unitholders, and have unanimously approved the merger agreement and the merger. The APLP conflicts committee and the APLP board each recommend that the APLP common unitholders vote FOR the Archrock Partners merger proposal. For more information regarding the recommendation of the APLP conflicts committee and the APLP board, including the obligations of the APLP conflicts committee and the APLP board in making such determination under the Archrock Partners partnership agreement, see "The Merger—Recommendation of the APLP Conflicts Committee and the APLP Board and Their Reasons for the Merger."

        APLP common unitholders should be aware that certain of Archrock Partners' directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as APLP common unitholders. See "The Merger—Interests of Certain Persons in the Merger."

        The APLP board recommends that APLP common unitholders vote FOR the APLP adjournment proposal.

        APLP common unitholders may also be asked to consider other matters as may properly come before the Archrock Partners special meeting. At this time, Archrock Partners knows of no other matters that will be presented for the consideration of the APLP common unitholders at the Archrock Partners special meeting.

        Quorum.    The holders of a majority of the outstanding APLP common units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by telephone or Internet) will constitute a quorum and will permit Archrock Partners to conduct the proposed business at the Archrock Partners special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will be considered present at the Archrock Partners special meeting for purposes of determining the presence of a quorum.

        Record Date.    The record date for determining the holders of APLP common units entitled to receive notice of and to vote at the Archrock Partners special meeting and any adjournments or postponements thereof is the close of business on                        , 2018.

        APLP Common Units Entitled to Vote.    APLP common unitholders may vote at the Archrock Partners special meeting if they owned APLP common units at the close of business on the record date. APLP common unitholders may cast one vote for each APLP common unit owned on the record date.

        Votes Required.    Approval of the Archrock Partners merger proposal requires the affirmative vote of holders of a majority of the outstanding APLP common units. If a quorum is present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units. If no quorum is present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units represented either in person or by proxy at the Archrock Partners special meeting.

        If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the APLP common units represented by your proxy will be voted as recommended by the APLP board with respect to that proposal. Unless an APLP common unitholder checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the Archrock Partners special meeting.

        Abstentions will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have the same effect as votes cast against the Archrock Partners merger proposal and the APLP adjournment proposal. If no quorum is present, broker non-votes (if any) will have the same effect as votes against the Archrock Partners merger proposal and the APLP adjournment proposal, but failures to vote will have no effect on the APLP adjournment proposal.

        Pursuant to the merger agreement, Archrock has agreed to vote or cause to be voted all APLP common units beneficially owned by Archrock and its affiliates in favor of the Archrock Partners merger proposal unless there is an APLP adverse recommendation change (see "The Merger Agreement—Managing GP Recommendation and APLP Adverse Recommendation Change"). As of the record date, Archrock and its affiliates beneficially owned approximately        % of the outstanding APLP common units, which represent, in the aggregate,        % of the total outstanding APLP common units.

        All of the directors and executive officers of the Managing GP beneficially owned, in the aggregate, approximately        % of the outstanding APLP common units as of the record date. Archrock and Archrock Partners believe that the directors and executive officers of the Managing GP will vote in favor of the Archrock Partners merger proposal and the APLP adjournment proposal.

        APLP Common Units Outstanding.    As of the record date, there were                        APLP common units outstanding held by                        holders of record.

        Adjournment.    At the Archrock Partners special meeting, APLP common unitholders will vote on the APLP adjournment proposal. If a quorum is present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units. If no quorum is present, the APLP adjournment proposal requires approval by the affirmative vote of holders of a majority of the outstanding APLP common units represented in person or by proxy at the Archrock Partners special meeting.

        The merger agreement requires Archrock Partners to adjourn the Archrock Partners special meeting at the request of Archrock (but in no event for more than 30 days from the date that the Archrock Partners special meeting is originally scheduled to convene) (1) to solicit additional proxies in favor of the Archrock Partners merger proposal or (2) if a quorum is not present.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to Archrock Partners limited partners.

Voting Procedures

        Voting by APLP common unitholders.    APLP common unitholders who hold units in their own name may submit your proxy using any of the following methods:

  •
  call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

  •
  go to the Internet website listed on your proxy card and follow the instructions provided;

  •
  complete, sign and mail your proxy card in the postage-paid envelope; or

  •
  attend the Archrock Partners special meeting and vote in person.

        If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your APLP common units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your APLP common units will be voted FOR the Archrock Partners merger proposal.

        Revocation.    If you hold your APLP common units in your own name, you may revoke your proxy at any time prior to its exercise by:

  •
  giving written notice of revocation to the Secretary of the Managing GP at or before the Archrock Partners special meeting;

  •
  appearing and voting in person at the Archrock Partners special meeting; or

  •
  properly completing and executing a later dated proxy and delivering it to the Secretary of the Managing GP at or before the Archrock Partners special meeting.

        Your presence without voting at the Archrock Partners special meeting will not automatically revoke your proxy, and any revocation during the Archrock Partners special meeting will not affect votes previously taken.

        Validity.    The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The APLP board has the right to waive any irregularities or conditions as to the manner of voting. Archrock Partners may accept your proxy by any form of communication permitted by applicable law so long as Archrock Partners is reasonably assured that the communication is authorized by you.

        Solicitation of Proxies.    The accompanying proxy is being solicited by the Managing GP on behalf of the APLP board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Archrock Partners.                has been retained by Archrock Partners to aid in the solicitation of proxies for an initial fee of $          and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from APLP common unitholders by personal interview, telephone, fax or other electronic means, by                in exchange for such fees and by directors and officers of the Managing GP and employees of affiliates of Archrock Partners who provide services to Archrock Partners, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of APLP common units held by those persons, and Archrock Partners will reimburse them for any reasonable expenses that they incur.

        APLP Common Units Held in Street Name.    If your APLP common units are held in "street name" in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your APLP common units with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote APLP common units held in street name by returning a proxy card directly to Archrock Partners or by voting in person at the Archrock Partners special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

        Under applicable stock exchange rules, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of "non-routine" matters without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Archrock Partners special meeting are such "non-routine" matters.

        Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

        If a broker or nominee is permitted to vote the units held on behalf of a beneficial owner, a "broker non-vote" on a particular proposal occurs with respect to those units when the broker or nominee does not have discretionary authority to vote on the proposal and is not instructed by the beneficial owner to vote on the proposal. Broker non-votes (if any) would be considered present at the Archrock Partners special meeting for purposes of determining a quorum. Broker non-votes have the same effect as a vote "AGAINST" the Archrock Partners merger proposal and the APLP adjournment proposal. It is expected that each of the Archrock Partners merger proposal and the APLP adjournment proposal are non-routine matters that brokers and nominees are not permitted to vote on absent specific instructions from the beneficial owner. Accordingly, if each proposal is non-routine and a bank or broker receives no instruction on any proposal from the beneficial owner, then the beneficial owner will have failed to vote his or her units, and those units will not be voted in person or by proxy and will not be deemed present for purposes of determining a quorum. Failures to vote units will have the same effect as a vote "AGAINST" the Archrock Partners merger proposal and, if a quorum is present at the Archrock Partners special meeting, the APLP adjournment proposal. Failures to vote will have no effect on the APLP adjournment proposal if no quorum is present at the Archrock Partners special meeting.

 THE APLP PROPOSALS

Proposal 1. The Archrock Partners Merger Proposal

        (Item 1 on Archrock Partners Proxy Card)

        In the Archrock Partners merger proposal, Archrock Partners is asking its unitholders to adopt the merger agreement. Approval of the Archrock Partners merger proposal by APLP common unitholders is required for completion of the merger.

        THE APLP CONFLICTS COMMITTEE AND THE APLP BOARD EACH UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ARCHROCK PARTNERS MERGER PROPOSAL (ITEM 1 ON ARCHROCK PARTNERS PROXY CARD).

Proposal 2. The APLP Adjournment Proposal

        (Item 2 on Archrock Partners Proxy Card)

        The Archrock Partners special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Archrock Partners special meeting to approve the Archrock Partners merger proposal.

        If, at the Archrock Partners special meeting, the number of Archrock Partners units present or represented and voting in favor of the Archrock Partners merger proposal is insufficient to approve the Archrock Partners merger proposal, Archrock Partners intends to adjourn the Archrock Partners special meeting from time to time in order to enable the APLP board to solicit additional proxies.

        In the APLP adjournment proposal, Archrock Partners is asking its unitholders to authorize the holder of any proxy solicited by the APLP board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Archrock Partners special meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the APLP common unitholders approve the APLP adjournment proposal, Archrock Partners could adjourn the Archrock Partners special meeting and any adjourned session of the Archrock Partners special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from APLP common unitholders who have previously voted.

        THE APLP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APLP ADJOURNMENT PROPOSAL (ITEM 2 ON ARCHROCK PARTNERS PROXY CARD).

Other Matters to Come Before the Meeting

        No other matters are intended to be brought before the meeting by Archrock Partners, and Archrock Partners does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the units represented thereby at the discretion of the proxy holder on any such matter.

 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the merger and of owning and disposing of shares of AROC common stock received in the merger. This discussion is limited to U.S. Holders of APLP common units that hold their APLP common units, and will hold their shares of AROC common stock received in the merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

  •
  banks, financial institutions or insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies or mutual funds;

  •
  "controlled foreign corporations" or "passive foreign investment companies";

  •
  dealers and brokers in stocks and securities or currencies;

  •
  traders in securities that use a mark-to-market method of tax accounting;

  •
  tax-exempt entities;

  •
  certain former citizens or long-term residents of the United States;

  •
  persons that received APLP common units as compensation for the performance of services;

  •
  holders of options, restricted units or bonus units granted under any Archrock Partners benefit plan;

  •
  persons that hold APLP common units or AROC common stock as part of a hedge, straddle, appreciated financial position, conversion or other "synthetic security" or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

  •
  S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

  •
  persons whose "functional currency" is not the U.S. Dollar;

  •
  "qualified foreign pension funds" as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the APLP common units or AROC common stock being taken into account in an applicable financial statement.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds APLP common units, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding APLP common units should consult its own tax advisor.

        Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

        This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the "Treasury Regulations"), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of APLP common units or shares of AROC common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF AROC COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF APLP COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF AROC COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of APLP Common Units

        Tax Characterization of the Merger.    The receipt of shares of AROC common stock in exchange for APLP common units pursuant to the merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the merger will be treated as a taxable sale of a U.S. Holder's APLP common units in exchange for shares of AROC common stock received in the merger. The remainder of this discussion assumes that the merger will be treated as a taxable transaction.

        Amount and Character of Gain or Loss Recognized.    A U.S. Holder who receives shares of AROC common stock in exchange for APLP common units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of AROC common stock received and (B) such U.S. Holder's share of Archrock Partners' nonrecourse liabilities immediately prior to the merger and (ii) such U.S. Holder's adjusted tax basis in the APLP common units exchanged therefor (which includes such U.S. Holder's share of Archrock Partners' nonrecourse liabilities immediately prior to the merger).

        A U.S. Holder's initial tax basis in APLP common units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the APLP common units plus the U.S. Holder's share of Archrock Partners' nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder's share of Archrock Partners' income and by any increases in the U.S. Holder's share of Archrock Partners' nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from Archrock Partners, by the U.S. Holder's share of Archrock Partners' losses, by any decreases in the U.S. Holder's share of Archrock Partners' nonrecourse liabilities and by the U.S. Holder's share of

Archrock Partners' expenditures that are not deductible in computing taxable income and are not required to be capitalized.

        Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of APLP common units in the merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by Archrock Partners and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of an APLP common unit pursuant to the merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder's APLP common units pursuant to the merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of APLP common units in the merger.

        Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its APLP common units for more than twelve months as of the effective time of the merger. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

        The amount of gain or loss recognized by each U.S. Holder in the merger will vary depending on each U.S. Holder's particular situation, including the value of the shares of AROC common stock received by each U.S. Holder in the merger, the adjusted tax basis of the APLP common units exchanged by each U.S. Holder in the merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder's share of Archrock Partners' income may be deducted in full upon the U.S. Holder's taxable disposition of its entire investment in Archrock Partners pursuant to the merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder's specific tax consequences of the merger, taking into account its own particular circumstances.

        Archrock Partners Items of Income, Gain, Loss and Deduction for the Taxable Period of Archrock Partners that Includes the Date of the Merger.    A U.S. Holder of APLP common units will be allocated its share of Archrock Partners' items of income, gain, loss and deduction for the taxable period of Archrock Partners, which includes the date of the merger in accordance with the terms of the Archrock Partners partnership agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from Archrock Partners. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder's tax basis in the APLP common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder's tax basis in the APLP common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the merger.

        Tax Basis and Holding Period in Shares of AROC Common Stock Received in the Merger.    A U.S. Holder's tax basis in the shares of AROC common stock received in the merger will equal the fair market value of such shares. A U.S. Holder's holding period in the shares of AROC common stock received in the merger will begin on the day after the date of the merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of AROC Common Stock Received in the Merger

        Distributions on Shares of AROC Common Stock.    For U.S. federal income tax purposes, distributions of cash by Archrock to a U.S. Holder with respect to shares of AROC common stock received in the merger will generally be included in a U.S. Holder's income as ordinary dividend income to the extent of Archrock's current or accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to AROC stockholders by Archrock after the merger may exceed Archrock's current and accumulated earnings and profits. Distributions of cash in excess of Archrock's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder's adjusted tax basis in such U.S. Holder's shares of AROC common stock and, to the extent the distribution exceeds such U.S. Holder's adjusted tax basis, as capital gain from the sale or exchange of such shares of AROC common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes.

        Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares of AROC Common Stock.    Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of AROC common stock received in the merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of AROC common stock and (ii) the U.S. Holder's adjusted tax basis in such shares of AROC common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the shares of AROC common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS in connection with the merger and in connection with distributions made with respect to, or dispositions of, shares of AROC common stock received in the merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of AROC common stock received in the merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

STOCKHOLDER AND UNITHOLDER PROPOSALS

AROC Stockholder Proposals

        Archrock's bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in a proxy statement. Under these bylaw provisions, Archrock must have received written notice of a stockholder proposal or director nomination to be brought before the 2018 annual meeting of AROC stockholders on or after November 16, 2017 and no later than December 16, 2017 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under Archrock's bylaws, including the following:

  •
  a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

  •
  with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC's Regulation S-K if the proposing person were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant.

        A stockholder submitting a proposal or director nomination under Archrock's bylaw provisions must, among other things:

  •
  include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

  •
  state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

  •
  be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

  •
  update and supplement the required information 10 business days prior to the date of the meeting.

        These requirements in Archrock's bylaws are in addition to the SEC's requirements with which a stockholder must comply to have a stockholder proposal included in Archrock's annual proxy statement. AROC stockholders may obtain a copy of our bylaws by making a written request to Archrock's Secretary.

APLP Common Unitholder Proposals

        Ownership of Archrock Partners units does not entitle APLP common unitholders to make proposals at the Archrock Partners special meeting. Under the Archrock Partners partnership agreement, only the Managing GP can make a proposal at the Archrock Partners special meeting.

 LEGAL MATTERS

        The validity of the AROC common stock being issued in the merger will be passed upon for Archrock by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Archrock's Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Archrock's internal control over financial reporting as of December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's completed spin-off of its international contract operations, international aftermarket services, and global fabrication businesses into an independent, publicly traded company named Exterran Corporation), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Archrock Partners' Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Archrock Partners' internal control over financial reporting as of December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Archrock has filed with the SEC a registration statement under the Securities Act of which this joint proxy statement/prospectus forms a part, which registers the shares of AROC common stock to be issued to APLP common unitholders in connection with the merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about Archrock and AROC common stock. The rules and regulations of the SEC allow Archrock and Archrock Partners to omit certain information that is included in the registration statement from this joint proxy statement/prospectus.

        Archrock and Archrock Partners file annual, quarterly and special reports and other information with the SEC. The SEC allows Archrock and Archrock Partners to "incorporate by reference" into this joint proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus, and information that Archrock and Archrock Partners files later with the SEC will automatically update and supersede this information as well as the information included in this joint proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus. Archrock and Archrock Partners incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement (of which this joint proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this joint proxy statement/prospectus and the date(s) of the Archrock special meeting and Archrock Partners special meeting:

Archrock SEC Filings (SEC File No. 001-33666)

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 4, 2017, August 1, 2017 and November 2, 2017, respectively;

  •
  Current Reports on Form 8-K filed with the SEC on January 5, 2017, February 23, 2017, April 6, 2017, May 2, 2017, November 20, 2017, December 15, 2017, January 2, 2018 and January 16, 2018 and our Current Report on Form 8-K/A filed September 8, 2017;

  •
  Definitive Proxy Statement on Schedule 14A filed on March 16, 2017; and

  •
  The description of the AROC common stock, par value $0.01 per share, contained in Archrock's Current Report on Form 8-K, filed with the SEC on August 20, 2007, including all amendments and reports filed for the purpose of updating that description.

Archrock Partners SEC Filings (SEC File No. 001-33078)

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 4, 2017, August 1, 2017 and November 2, 2017, respectively;

  •
  Current Reports on Form 8-K filed with the SEC on February 23, 2017, April 5, 2017, May 2, 2017, August 7, 2017, September 8, 2017, November 2, 2017, November 20, 2017, December 15, 2017, December 22, 2017, January 2, 2018 and January 16, 2018; and

  •
  The description of the APLP common units contained in the registration statement on Form 8-A filed with the SEC on October 12, 2006 and any subsequent amendments or reports filed for the purpose of updating such description.

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        In addition, Archrock and Archrock Partners incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Archrock Partners special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You may read and copy any document filed with the SEC at its public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the SEC's website at http://www.sec.gov. You may also request a copy of documents filed by Archrock or Archrock Partners from Archrock or Archrock Partners, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:
Archrock, Inc. 9807 Katy Freeway, Suite 100 Attention: Investor Relations Houston, TX 77024	Archrock Partners, L.P. 9807 Katy Freeway, Suite 100 Attention: Investor Relations Houston, TX 77024
By Telephone:	By Telephone:
(281) 836-8000	(281) 836-8000

        These documents are available from Archrock or Archrock Partners, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Archrock and Archrock Partners at their Internet website at www.archrock.com. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

        If you are a unitholder of Archrock Partners, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from                 , Archrock Partners' proxy solicitor, at the following address and telephone numbers:                    ; Banks and Brokers Call                    ; All Others Call Toll Free at                     .

        If you are a unitholder of Archrock Partners and would like to request documents, please do so by                    , 2018 to receive them before Archrock Partners special meeting. If you request any documents from Archrock or Archrock Partners, Archrock or Archrock Partners will mail them to you by first class mail, or another equally prompt means, within one business day after Archrock or Archrock Partners, as the case may be, receives your request.

        This document is a prospectus of Archrock, a proxy statement of Archrock for the Archrock special meeting and a proxy statement of Archrock Partners for the Archrock Partners special meeting. Neither Archrock nor Archrock Partners has authorized anyone to give any information or make any representation about the merger or Archrock or Archrock Partners that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Archrock or Archrock Partners has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        In the merger, Archrock will acquire all of the outstanding APLP common units not owned by Archrock or its subsidiaries. At the effective time of the merger, each APLP common unit not owned by Archrock or its subsidiaries will be converted into the right to receive 1.40 shares of AROC common stock. If the exchange ratio would result in an APLP common unitholder being entitled to receive a fraction of a share of AROC common stock, all fractional shares to which such holder would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of AROC common stock.

        The unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Archrock. The historical consolidated financial statements of Archrock include Archrock Partners because Archrock controls Archrock Partners. The unaudited pro forma condensed consolidated balance sheet of Archrock as of September 30, 2017, has been prepared to give effect to the merger as if it had occurred on September 30, 2017. The unaudited pro forma condensed consolidated income statements of Archrock for the nine months ended September 31, 2017 and the year ended December 31, 2016, have been prepared to give effect to the merger as if it had occurred on January 1, 2016. As the Archrock historical financial information includes the accounts of Archrock Partners, the historical financial information of Archrock Partners has not been shown separately.

        The merger will be accounted for in accordance with ASC 810. Because Archrock controls Archrock Partners both before and after the merger, the changes in Archrock's ownership interest in Archrock Partners resulting from the merger will be accounted for as an equity transaction, and no gain or loss will be recognized in Archrock's consolidated income statement. In addition, the tax effects of the merger are reported as adjustments to long-term assets associated with discontinued operations, deferred income taxes, additional paid-in capital and other comprehensive income consistent with ASC 740.

        Under SEC regulations, pro forma adjustments to Archrock's income statements are limited to those that are (1) directly attributable to the merger, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results. Under SEC regulations, pro forma adjustments to Archrock's balance sheet are limited to those that give effect to events that are directly attributable to the merger and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The pro forma adjustments are based on the account balances and unit counts as of the pro forma balance sheet date, which may change between the pro forma balance sheet date and the closing date of the merger.

        The unaudited pro forma condensed consolidated financial statements (the "Unaudited Pro Forma Statements") should be read in conjunction with the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2016, for Archrock and Archrock Partners and the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2017 for Archrock and Archrock Partners.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that Archrock believes are reasonable under the circumstances. The Unaudited Pro Forma Statements are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the merger taken place on September 30, 2017, for balance sheet purposes, and on January 1, 2016, for income statement purposes, and are not intended to be a projection of future results. Actual results may vary significantly from results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the Unaudited Pro Forma Statements.

ARCHROCK, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2017
(In thousands)

	Archrock Historical	Merger Pro Forma Adjustments			Archrock Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,646	$—			$2,646
Accounts receivable, trade	119,686	—			119,686
Inventory	94,294	—			94,294
Other current assets	5,256	—			5,256
Current assets associated with discontinued operations	300	—			300

Total current assets	222,182	—			222,182
Property, plant and equipment, net	2,073,753	—			2,073,753
Intangible assets, net	73,303	—			73,303
Other long-term assets	26,253	—			26,253
Long-term assets associated with discontinued operations	18,335	(11, 914)	(c	)	6,421

Total assets	$2,413,826	$(11,914)			$2,401,912

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	$52,682	$—			$52,682
Accrued liabilities	79,603	11,500	(a	)	91,103
Deferred revenue	3,814	—			3,814
Current liabilities associated with discontinued operations	297	—			297

Total current liabilities	136,396	11,500			147,896
Long-term debt	1,392,947	—			1,392,947
Deferred income taxes	156,944	(156,944)	(c	)	—
Other long-term liabilities	19,668	—			19,668
Long-term liabilities associated with discontinued operations	6,421	—			6,421

Total liabilities	1,712,376	(145,444)			1,566,932
Commitments and contingencies
Equity:
Preferred stock	—	—			—
Common stock	769	—			769
Additional paid-in capital	3,090,785	99,791	(b	)	3,190,576
Accumulated other comprehensive income	195	(140)	(b	)	55
Accumulated deficit	(2,280,268)	—			(2,280,268)
Treasury stock, at cost	(76,152)	—			(76,152)

Total AROC stockholders' equity	735,329	99,651			834,980
Noncontrolling interest	(33,879)	33,879	(b	)	—

Total equity	701,450	133,530			834,980

Total liabilities and equity	$2,413,826	$(11,914)			$2,401,912

ARCHROCK, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(In thousands, except per share amounts)

	Archrock Historical	Merger Pro Forma Adjustments		Archrock Combined Pro Forma
Revenues:
Contract operations	$454,622	$—		$454,622
Aftermarket services	131,098	—		131,098

Total revenue	585,720	—		585,720

Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	198,291	—		198,291
Aftermarket services	111,827	—		111,827
Selling, general and administrative	81,823	(900)	(d)	80,923
Depreciation and amortization	142,483	—		142,483
Long-lived asset impairment	20,858	—		20,858
Restatement and other charges	3,287	—		3,287
Restructuring and other charges	1,245	—		1,245
Interest expense	66,817	—		66,817
Debt extinguishment costs	291	—		291
Other income, net	(4,472)	—		(4,472)

Total costs and expenses	622,450	(900)		621,550

Income (loss) before income taxes	(36,730)	900		(35,830)
Provision for (benefit from) income taxes	(6,052)	16,080	(e)	10,028

Loss from continuing operations	(30,678)	(15,180)		(45,858)
Loss from discontinued operations, net of tax	(54)	—		(54)

Net loss	(30,732)	(15,180)		(45,912)
Less: Net (income) loss attributable to the noncontrolling interest	2,125	(2,125)	(f)	—

Net loss attributable to AROC stockholders	$(28,607)	$(17,305)		$(45,912)

Basic and diluted loss per common share:
Net loss attributable to Archrock common stockholders	$(0.42)			$(0.38)

Weighted average common shares outstanding used in loss per common share:
Basic and diluted	69,520	52,127	(g)	121,647

ARCHROCK, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands, except per share amounts)

	Archrock Historical	Merger Pro Forma Adjustments		Archrock Combined Pro Forma
Revenues:
Contract operations	$647,828	$—		$647,828
Aftermarket services	159,241	—		159,241

	807,069	—		807,069

Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	247,040	—		247,040
Aftermarket services	132,879	—		132,879
Selling, general and administrative	114,470	(1,200)	(d)	113,270
Depreciation and amortization	208,986	—		208,986
Long-lived asset impairment	87,435	—		87,435
Restatement Charges	13,470	—		13,470
Restructuring and other charges	16,901	—		16,901
Interest expense	83,899	—		83,899
Other income, net	(8,590)	—		(8,590)

	896,490	(1,200)		895,290

Income (loss) before income taxes	(89,421)	1,200		(88,221)
Benefit from income taxes	(24,604)	(1,878)	(e)	(26,482)

Income (loss) from continuing operations	(64,817)	3,078		(61,739)
Loss from discontinued operations, net of tax	(426)	—		(426)

Net income (loss)	(65,243)	3,078		(62,165)
Less: Net (income) loss attributable to the noncontrolling interest	10,688	(10,688)	(f)	—

Net loss attributable to AROC stockholders	$(54,555)	$(7,610)		$(62,165)

Basic and diluted loss per common share:
Loss from continuing operations attributable to Archrock common stockholders	$(0.79)			$(0.52)
Loss from discontinued operations attributable to Archrock common stockholders	(0.01)			—

Net loss attributable to AROC stockholders	$(0.80)			$(0.52)

Weighted average common shares outstanding used in loss per common share:
Basic and diluted	68,993	50,714	(g)	119,707

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

        The Unaudited Pro Forma Statements include the pro forma effects of the merger.

        The Unaudited Pro Forma Statements give effect to the merger as an equity transaction. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if it had occurred on September 30, 2017. The unaudited pro forma condensed consolidated income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016, gives effect to the merger as if it had occurred on January 1, 2016.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Archrock would have been if the merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Archrock for any future periods or as of any date.

        The following is the estimated consideration for the merger calculated using actual share amounts (in thousands, except per unit/share amounts):

APLP common units exchanged(1)	41,122
Archrock exchange ratio per unit(2)	1.40

Shares of AROC common stock assumed to be issued	57,570
AROC common stock closing price as of January 26, 2018	$10.55

Fair value of equity portion of consideration(3)	$607,365
Total consideration (excluding debt assumed)(3)	$607,365

(1)
Reflects APLP common units not held by Archrock or its subsidiaries outstanding as of September 30, 2017.

(2)
Reflects the exchange ratio per unit to be received by the holders of APLP common units.

(3)
A $1 change in the price of a share of AROC common stock would change the total consideration by approximately $57.6 million for purposes of these Unaudited Pro Forma Statements.

2. MERGER PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(a)
Reflects estimated transaction costs of $11.5 million directly attributable to the merger. The transaction costs include financial advisory, legal services and other professional fees expected to be paid in 2018. As the merger involves the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of estimated tax benefit, upon exchange of securities at closing.

(b)
The merger, which involves a change in Archrock's ownership interests in its subsidiary, Archrock Partners, will be accounted for as an equity transaction in accordance with ASC 810. As described in Note (c), the merger is expected to result in the recognition of a $238.9 million deferred tax asset and a partially offsetting valuation allowance of $93.9 million. The net tax impact is presented as an increase to additional paid-in capital consistent with the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The remaining adjustments reallocate the noncontrolling interest previously reported by Archrock to additional paid-in capital and accumulated other comprehensive income.

(c)
Reflects the estimated impact on deferred income taxes resulting from the merger using Archrock's statutory federal and state tax rate of 37 percent. A $238.9 million deferred tax asset is recognized due to the effects of the change in ownership and tax step up from the consideration given in Archrock's acquisition of the publicly held interests of Archrock Partners.

        Prior to the recognition of this deferred tax asset, Archrock had a net deferred tax liability of $145.0 million which consisted of a $156.9 million liability and an $11.9 million asset reported in continuing and discontinued operations, respectively. Upon the recognition of the $238.9 million deferred tax asset resulting from the merger, Archrock will be in a net deferred tax asset position consisting of deferred tax assets of $81.9 million and $11.9 million reported in continuing and discontinued operations, respectively. Archrock evaluated the realizability of this net deferred tax asset position and concluded that both the $81.9 million and $11.9 million deferred tax assets would require a full valuation allowance, with an offsetting increase to additional paid-in capital as discussed in Note (b) above.

        The deferred income tax impact is an estimate based on preliminary information and assumptions, including variability in common share market price, used in preparing these Unaudited Pro Forma Statements and is subject to change.

Unaudited Pro Forma Condensed Consolidated Income Statement Adjustments

(d)
Reflects estimated cost savings such as the elimination of corporate governance, insurance and reporting costs associated with the expected termination of Archrock Partners as a publicly traded company.

(e)
As described in Note (c) above, the merger is expected to result in a net deferred tax asset position, which will require a valuation allowance to be recorded against the entirety of the deferred tax assets reported in continuing and discontinued operations. For each of the Unaudited Pro Forma Consolidated Statements of Operations, it is assumed this initial valuation allowance was recorded to additional paid-in capital on January 1, 2016.

        For the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2016, the deferred tax benefits increased by $1.9 million for changes in ownership caused by the merger and the additional valuation allowance was recorded to additional paid-in-capital and not to the Statement of Operations.

        For the Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2017, the deferred tax benefits decreased by $16.1 million to account for the valuation allowance required to be recorded to the Statement of Operations rather than to additional paid-in-capital.

        The valuation allowance treatment is different in 2017 versus 2016 due to the initial tax benefits of the merger transaction occurring in 2016 versus 2017.

(f)
Reallocates net income previously allocated to noncontrolling interests related to the APLP common units to net income attributable to Archrock.

(g)
Reflects adjustments to weighted average basic and diluted shares to give effect to each APLP common unitholder entitled to receive 1.40 shares of AROC common stock in connection with the merger (in thousands, except for exchange ratio):

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Archrock Partners weighted average common units outstanding—basic and diluted	37,233	36,224
Fixed exchange ratio	1.40	1.40

Pro forma equivalent Archrock weighted average shares outstanding for APLP common units	52,127	50,714

 Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ARCHROCK, INC.

ARCHROCK GP LLC,

ARCHROCK GENERAL PARTNER, L.P.

and

ARCHROCK PARTNERS, L.P.

January 1, 2018

A-i

A-ii

A-iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of January 1, 2018 (this "Agreement"), is entered into by and among Archrock, Inc., a Delaware corporation ("Parent"), Archrock Partners, L.P., a Delaware limited partnership (the "Partnership"), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner"), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the "Managing GP"). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S E T H:

        WHEREAS, the Conflicts Committee (the "Conflicts Committee") of the Board of Directors of Managing GP (the "Managing GP Board") has (i) determined that the Merger is in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Managing GP Board approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and recommended that the Managing GP Board submit this Agreement to a vote of the Limited Partners, and (iii) resolved, and recommended that the Managing GP Board resolve, to recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Managing GP Board (acting based upon the recommendation of the Conflicts Committee) has (i) determined that the Merger is in the best interests of, the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of the Agreement by the Limited Partners; and

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has (i) determined that the Merger is in the best interests of Parent and the Parent Stockholders and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the issuance of Parent Shares pursuant to the Merger (the "Parent Stock Issuance"), and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

        Section 1.1    Definitions.

        (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use of the confidential information to be provided thereunder.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Managing GP, the General Partner, the Partnership and their Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

          "Alternative Acquisition Agreement" means any definitive merger agreement, acquisition agreement, share or unit purchase agreement, asset purchase agreement, share or unit exchange agreement, option agreement or other similar agreement with respect to any Alternative Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be an Alternative Acquisition Agreement.

          "Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Parent's consolidated assets or to which twenty-five percent (25%) or more of the Parent's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of the Parent, (iii) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of the Parent or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving the Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Parent's consolidated assets or any class of outstanding equity interests; in each case, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, an "Alternative Proposal" shall not include any inquiry, proposal or offer that would not reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. For purposes of this definition, the assets, revenues and earnings of Parent and its Subsidiaries shall include the assets, revenues and earnings of the General Partner, the Managing GP, the Partnership and their respective Subsidiaries.

          "Antitrust Laws" means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "Balance Sheet Date" means December 31, 2016.

          "Benefit Plan" means (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, life insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

          "Business Day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in Houston, Texas or New York, New York are authorized or required by applicable Laws to be closed.

          "Common Unit" has the meaning set forth in the Partnership Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

          "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

          "Environmental Laws" means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), public or workplace/occupational health and safety to the extent related to exposure to Hazardous Substances, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

          "GAAP" means generally accepted accounting principles in the United States.

          "General Partner Interest" has the meaning set forth in the Partnership Agreement.

          "General Partner Units" has the meaning set forth in the Partnership Agreement.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "Hazardous Substance" means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a "pollutant" or "contaminant" or words of similar meaning under any applicable Environmental Law or the presence of which requires investigation, remediation or corrective action under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Incentive Distribution Rights" means the rights to the Incentive Distributions as set forth in the Partnership Agreement.

          "Incentive Distributions" has the meaning set forth in the Partnership Agreement.

          "Indemnified Person" means any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, the Managing GP, the General Partner or any of their respective Subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Managing GP, the General Partner or any of their respective Subsidiaries and together with such person's heirs, executors or administrators.

          "Limited Partner" has the meaning set forth in the Partnership Agreement.

          "Managing GP LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Managing GP, dated as of October 20, 2006, as amended or supplemented from time to time.

          "Material Adverse Effect" means, when used with respect to a Person, any change, condition, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party's ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(d) and the satisfaction of the closing conditions set forth in Sections 7.2(a) and 7.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, effect, event or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its

  Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NASDAQ" means the NASDAQ Global Select Market.

          "NYSE" means the New York Stock Exchange.

          "Organizational Documents" means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

          "Outstanding", with respect to Partnership Interests, has the meaning set forth in the Partnership Agreement.

          "Parent Benefit Plan" means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Managing GP, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority.

          "Parent Common Stock" means the common stock of the Parent, par value $0.01 per share.

          "Parent Expenses" means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $2,000,000.

          "Parent Shares" means shares of Parent Common Stock.

          "Parent Stockholders" means the holders of the outstanding Parent Shares.

          "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 20, 2006, as amended or supplemented from time to time.

          "Partnership Expenses" means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the General Partner, the Managing GP and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $2,000,000.

          "Partnership Interest" has the meaning set forth in the Partnership Agreement.

          "Partnership Long-Term Incentive Plans" means, collectively, the Archrock Partners, L.P. 2006 Long-Term Incentive Plan and the Archrock Partners, L.P. 2017 Long-Term Incentive Plan, each as amended from time to time.

          "Partnership Phantom Unit" means a phantom unit issued under a Partnership Long-Term Incentive Plan that is outstanding as of immediately prior to the Effective Time.

          "Partnership Termination Fee" means an amount in cash equal to $10,000,000.

          "Partnership Unaffiliated Unitholders" means holders of Common Units other than Parent, the General Partner, the Managing GP, MLP LP LLC and their Affiliates.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Proceeding" means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

          "Release" means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the environment.

          "Rights" means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or in the case of a partnership, more than fifty percent (50%) of the general partner interests, or in the case of a limited liability company, more than fifty percent (50%) of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the General Partner, the Managing GP and their respective Subsidiaries shall not be considered Subsidiaries of Parent.

          "Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in material breach of Section 6.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Parent Board determines in its good faith to be more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership, the General Partner and the Managing GP in writing. For purposes of this definition, the assets of Parent and its Subsidiaries shall include the assets of the General Partner, the Managing GP, the Partnership and their respective Subsidiaries.

        The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	1.1(a)
Affiliate	1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	1.1(a)
Alternative Proposal	1.1(a)
Antitrust Laws	1.1(a)
Balance Sheet Date	1.1(a)
Book-Entry Units	3.1(d)
Business Day	1.1(a)
Certificate	3.1(d)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	3.2(j)
Common Unit	1.1(a)
Confidentiality Agreement	6.6
Conflicts Committee	Recitals
Contract	4.3(b)
DER	3.3(a)
DGCL	1.1(a)
DLLCA	1.1(a)
DRULPA	1.1(a)
Effective Time	2.3
Enforceability Exceptions	4.3(a)
Environmental Laws	1.1(a)
ERISA	1.1(a)
ERISA Affiliate	1.1(a)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)
GAAP	1.1(a)
General Partner	Preamble
General Partner Interest	1.1(a)
General Partner Units	1.1(a)
Governmental Authority	1.1(a)
Hazardous Substance	1.1(a)
HSR Act	1.1(a)
Incentive Distribution Rights	1.1(a)
Incentive Distributions	1.1(a)
Indemnified Person	1.1(a)
Joint Proxy Statement	4.4
Law	4.8(a)
Laws	4.8(a)
Liens	4.1(c)
Limited Partner	1.1(a)
Managing GP	Preamble
Managing GP Board	Recitals

Term	Section
Managing GP LLC Agreement	1.1(a)
Material Adverse Effect	1.1(a)
Maximum Amount	6.7(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	6.18(a)
MLP LP LLC	2.6
NASDAQ	1.1(a)
NewCo	6.18(b)
NYSE	1.1(a)
Organizational Documents	1.1(a)
Outside Date	8.1(b)(i)
Outstanding	1.1(a)
Parent	Preamble
Parent Adverse Recommendation Change	6.4(e)
Parent Benefit Plans	1.1(a)
Parent Board	Recitals
Parent Board Recommendation	6.1(c)
Parent Common Stock	1.1(a)
Parent Disclosure Schedule	Article V
Parent Environmental Permits	5.13
Parent Expenses	1.1(a)
Parent Financial Advisor	5.16
Parent Intellectual Property	5.15
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.11(a)
Parent Notice Period	6.4(g)(ii)
Parent Permits	5.8(b)
Parent Preferred Stock	5.2(a)
Parent RSUs	3.3(a)
Parent SEC Documents	5.5(a)
Parent Shares	1.1(a)
Parent Stock Issuance	Recitals
Parent Stockholder Approval	5.3(c)
Parent Stockholder Meeting	6.1(c)
Parent Stockholders	1.1(a)
Partnership	Preamble
Partnership 2017 Long-Term Incentive Plan	1.1(a)
Partnership Adverse Recommendation Change	6.3(a)
Partnership Agreement	1.1(a)
Partnership Board Recommendation	6.1(b)
Partnership Disclosure Schedule	Article IV
Partnership Environmental Permits	4.13
Partnership Expenses	1.1(a)
Partnership Financial Advisor	4.16
Partnership Intellectual Property	4.15
Partnership Interest	1.1(a)
Partnership Material Adverse Effect	4.1(a)
Partnership Material Contract	4.11(a)
Partnership Notice Period	6.3(b)(i)

Term	Section
Partnership Permits	4.8(b)
Partnership Phantom Units	1.1(a)
Partnership SEC Documents	4.5(a)
Partnership Service Providers	4.12(d)
Partnership Termination Fee	1.1(a)
Partnership Unaffiliated Unitholders	1.1(a)
Partnership Unitholder Approval	7.1(a)
Partnership Unitholder Meeting	6.1(b)
Permits	4.8(b)
Person	1.1(a)
Proceeding	1.1(a)
Public Common Unit	3.1(a)
Registration Statement	4.9
Release	1.1(a)
Representatives	6.3(a)
Restraints	7.1(d)
Rights	1.1(a)
rights-of-way	4.14(b)
Sarbanes-Oxley Act	4.5(a)
SEC	1.1(a)
Securities Act	4.1(c)
Special Approval	4.3(d)
Subsidiary	1.1(a)
Superior Proposal	1.1(a)
Surviving Entity	2.1
Takeover Laws	5.3(a)
Tax	4.10(b)
Tax Return	4.10(b)
Taxes	4.10(b)

        Section 1.2    Interpretation.     Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

        (a)   the words "this Agreement," "herein," "hereby," "hereunder," "hereof," and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

        (b)   examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

        (c)   the word "including" and its derivatives means "including without limitation" and is a term of illustration and not of limitation;

        (d)   all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

        (e)   the word "or" is not exclusive and has the inclusive meaning represented by the phrase "and/or";

        (f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

        (g)   all references to prices, values or monetary amounts refer to United States dollars;

        (h)   wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

        (i)    this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

        (j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

        (k)   the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

        (l)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

        (m)  the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

        (n)   unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

        (o)   all references to days mean calendar days unless otherwise provided; and

        (p)   all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

        Section 2.1    The Merger and Surviving Entity.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the "Merger"), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity").

        Section 2.2    Closing.     Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins LLP, 811 Main St., Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 2.3    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the "Certificate of Merger"), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        Section 2.4    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

        Section 2.5    Organizational Documents of the Surviving Entity.     At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Laws.

        Section 2.6    Admission as Partner.     At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, NewCo is hereby admitted as a limited partner of the Partnership, (b) NewCo, together with Archrock MLP LP LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent ("MLP LP LLC"), will hold all of the limited partner interests in the Partnership, (c) the General Partner shall continue as the general partner of the Partnership, (d) the Managing GP shall continue as the general partner of the General Partner and (e) the Partnership shall continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

        Section 3.1    Merger Consideration.     Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, NewCo, Merger Sub, the Partnership, the General Partner, the Managing GP or any holder of Parent securities or Partnership securities:

        (a)    Conversion of Common Units.     Subject to Section 3.1(c), Section 3.2(h) and Section 3.4, each Common Unit (other than Common Units owned by Parent and its Subsidiaries immediately prior to the Effective Time) (each, a "Public Common Unit") issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 1.40 Parent Shares (the "Merger Consideration" and such ratio, the "Exchange Ratio"), subject to adjustment in accordance with Section 3.4, which Parent Shares will be duly authorized, validly issued and non-assessable in accordance with applicable Laws.

        (b)    Equity of Merger Sub.     The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and NewCo (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a limited partner of the Partnership (as the Surviving Entity) in accordance with Section 2.6. At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Public Common Units, and the Partnership (as the Surviving Entity) shall continue without dissolution.

        (c)    Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

            (i)  Any Partnership Interests that are owned immediately prior to the Effective Time by (A) the Partnership or any Subsidiary of the Partnership or (B) Parent or any Affiliate of Parent (including the Incentive Distribution Rights but excluding the General Partner Interest and the

  Common Units owned by MLP LP LLC), in each case, will be automatically canceled and will cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

           (ii)  The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding.

          (iii)  The Common Units that are owned immediately prior to the Effective Time by MLP LP LLC and not canceled pursuant to Section 3.1(c)(i) shall be unaffected by the Merger and shall remain outstanding as partnership interests in the Surviving Entity.

        (d)    Certificates.     As of the Effective Time, all Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a "Certificate") or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time ("Book-Entry Units") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.

        Section 3.2    Exchange of Certificates.

        (a)    Exchange Agent.     Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and paying any dividends or other distributions to which a holder of Public Common Units is entitled pursuant to Section 3.2(g). As promptly as practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Public Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration and any dividends or distributions pursuant to Section 3.2(g).

        (b)    Deposit.     On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Public Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, Parent Shares (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) that may be payable from time to time following the Effective Time. All Parent Shares and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.2(g) deposited with the Exchange Agent shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration and any dividends and other distributions pursuant to Section 3.2(g).

        (c)    Exchange.     Each holder of Public Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, and (ii) a check in the amount of such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Any and all Parent Shares delivered in accordance with this Section 3.2(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.2(g).

        (d)    Other Payees.     If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (e)    No Further Transfers.     From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Laws. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

        (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder's Common Units. Notwithstanding the foregoing, Parent, Merger Sub, the

Partnership, the General Partner and the Managing GP shall not be liable to any holder of Common Units for any Merger Consideration or other amount duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration and other amounts remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (g)    Dividends and Distributions.     No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

        (h)    No Fractional Shares.     No fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.2(c), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

        (i)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.2(g).

        (j)    Withholding Taxes.     Parent, NewCo, Merger Sub, the Surviving Entity and the Exchange Agent (and any of their successors and assigns) shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, if any and which may include Parent Shares, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of applicable state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Common Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in Parent Shares, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        Section 3.3    Treatment of Partnership Phantom Units; Termination of Partnership Equity Plan.

        (a)   At the Effective Time, each award of Partnership Phantom Units (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and converted into an award of restricted stock units of Parent ("Parent RSUs") granted under the Archrock, Inc. 2013 Stock Incentive Plan that covers a number of Parent Shares equal to (i) the number of Partnership Phantom Units subject to such award as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with the product rounded down to the nearest whole Parent RSU. Each such award of Parent RSUs shall be subject to the same vesting, forfeiture and other terms and conditions (including form(s) of payment and distribution equivalent rights ("DERs"), if any) applicable to the converted award of Partnership Phantom Units as of immediately prior to the Effective Time. From and after the Effective Time, the holders of Partnership Phantom Units shall cease to have any rights with respect thereto, other than the right to receive the Parent RSUs in accordance with this Section 3.3(a).

        (b)   Any accrued value that a holder of Partnership Phantom Units has within a DER account that is linked to Partnership Phantom Units as of immediately prior to the Effective Time shall carry over and become attached to the relevant new Parent RSU award.

        (c)   Prior to the Effective Time, the Managing GP, the General Partner and the Partnership shall take all actions, including, without limitation, providing all notices and obtaining all required consents, and adopting any amendments that are necessary and desirable to give effect to the transactions contemplated by this Section 3.3. Parent shall have the opportunity to review and approve all such written materials in advance of their distribution to holders of Partnership Phantom Units, which approval shall not be unreasonably delayed, conditioned or withheld.

        (d)   Parent shall file a Form S-8 registration statement covering the Parent Shares issuable pursuant to the Parent RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus associated therewith) for so long as such Parent RSUs remain outstanding. The Partnership shall cooperate and reasonably assist Parent in the preparation of such registration statement.

        (e)   As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on May 12, 2017, deregistering all Common Units thereunder.

        Section 3.4    Adjustments.     Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.4 shall be deemed to permit or authorize any party hereto to affect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

        Section 3.5    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE GENERAL PARTNER AND THE MANAGING GP

        Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading "Risk Factors" or "Disclosure Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the "Partnership Disclosure Schedule") prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership, the General Partner and the Managing GP, jointly and severally, represent and warrant to Parent as follows:

        Section 4.1    Organization, Standing and Power.

        (a)   Each of the Partnership, the General Partner, the Managing GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership ("Partnership Material Adverse Effect").

        (b)   Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        (c)   All of the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" Laws of the various States of the United States) (collectively, "Liens").

        (d)   The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership is not in violation of any of their provisions.

        Section 4.2    Capitalization.

        (a)   The authorized equity interests of the Partnership consist of Common Units, the Incentive Distribution Rights and the General Partner Interest. As of November 30, 2017, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 70,295,918 Common Units, (ii) the Incentive Distribution Rights, and (iii) 1,421,471 General Partner Units representing the General Partner Interest. The Partnership has reserved 2,096,644 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which 177,724 Common Units are subject to outstanding Partnership Phantom Units and 1,918,920 Common Units remain available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From November 30, 2017 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in the ordinary course of business in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns all of the outstanding Incentive Distribution Rights and the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding equity interests of the Partnership are, and all Common Units issuable pursuant to the Partnership Phantom Units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

        (b)   As of November 30, 2017, except as set forth above in this Section 4.2 or in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

        (c)   Schedule 4.2(c) sets forth a true and complete list, as of November 30, 2017, of each outstanding award of Partnership Phantom Units, including (i) the holder thereof, (ii) the grant date, (iii) the number of Partnership Phantom Units subject to such award and (iv) the vested status (including the number of vested and unvested Partnership Phantom Units as of such date) and vesting schedule of such Partnership Phantom Unit. All Partnership Phantom Units were granted under a Partnership Long-Term Incentive Plan. Each grant of Partnership Phantom Units was duly authorized no later than the date on which the grant of such Partnership Phantom Unit was by its terms to be effective by all necessary action, including, as applicable, approval by the Managing GP Board (or a duly authorized committee thereof) and any required member or unitholder approval by the necessary number of votes or written consents, and all Partnership Phantom Units have been granted in compliance with applicable Laws, including all applicable federal and state securities laws, and the terms of the applicable Partnership Long-Term Incentive Plan. No Partnership Phantom Units have been retroactively granted in contravention of any applicable Law. The Partnership has made available to Parent complete and accurate copies of the standard forms of award agreements evidencing Partnership Phantom Units, and no Partnership Phantom Unit award has been granted pursuant to an agreement that deviates from the standard form in any material respect. Each Partnership Phantom Unit may, by its terms, be treated at the Effective Time as set forth in Section 3.3.

        (d)   Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

        (e)   There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

        (f)    Managing GP is the sole general partner of the General Partner and owns the outstanding general partner interest in the General Partner free and clear of any Lien, which general partner interest has been duly authorized and validly issued in accordance with the Organizational Documents of the General Partner.

        Section 4.3    Authority; Noncontravention; Voting Requirements.

        (a)   Each of the Partnership, the General Partner and the Managing GP has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Partnership, the General Partner and the Managing GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Managing GP Board and approved by each of the Conflicts Committee and the Managing GP Board and no other entity action on the part of the Partnership, the General Partner and the Managing GP is necessary to authorize the execution, delivery and performance by the Partnership, the General Partner and the Managing GP of this Agreement and, except for obtaining the Partnership Unitholder Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership, the General Partner and the Managing GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, the General Partner and the Managing GP, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors' rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the "Enforceability Exceptions").

        (b)   Neither the execution and delivery of this Agreement by the Partnership, the General Partner or the Managing GP nor the consummation by the Partnership, the General Partner and the Managing GP of the transactions contemplated by this Agreement, nor compliance by the Partnership, the General Partner and the Managing GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement or any of the Organizational Documents of the Partnership's material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any

of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        (c)   Except for the approval by the Managing GP Board, which was obtained prior to the execution of this Agreement, the Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

        (d)   The Conflicts Committee, at a meeting duly called and held, by unanimous approval (i) determined that the Merger is in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Managing GP Board approve, this Agreement and the transactions contemplated by this Agreement and recommended that the Managing GP Board submit this Agreement to a vote of the Limited Partners and (iii) resolved, and recommended that the Managing GP Board resolve, to recommend approval of this Agreement by the Limited Partners. Such action by the Conflicts Committee constituted "Special Approval" (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

        (e)   The Managing GP Board (acting based upon the recommendation of the Conflicts Committee), at a meeting duly called and held, by unanimous approval (i) determined that the Merger is in the best interests of, the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

        Section 4.4    Governmental Approvals.     Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a joint proxy statement/prospectus with the SEC in connection with the Merger (the "Joint Proxy Statement"), and applicable state securities and "blue sky" laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

        Section 4.5    Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

        (a)   The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2014 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners' capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

        (c)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        (d)   No Partnership Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. No enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

        (e)   The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by

Rule 13a-15 under the Exchange Act and the applicable listing standards of NASDAQ. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The Managing GP's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership's auditors and the audit committee of the Managing GP Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership's ability to record, process, summarize and report financial data and have identified for the Partnership's auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership's internal controls.

        (f)    Since January 1, 2016, the principal executive officer and principal financial officer of the Managing GP have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

        Section 4.6    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

        Section 4.7    Legal Proceedings.     There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 4.8    Compliance With Laws.

        (a)   The Partnership and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        (b)   The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority ("Permits"), necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the "Partnership Permits"), except where the failure to have any of the Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or, to the knowledge of the Partnership, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. No Proceeding is pending or, to the knowledge of the Partnership, threatened with respect to any alleged failure by the Partnership or any of its Subsidiaries to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

        (c)   Without limiting the generality of Section 4.8(a), none of the Partnership, its Subsidiaries, or, to the knowledge of the Partnership, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of the Partnership, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 4.9    Information Supplied.     Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership, the General Partner and the Managing GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to Limited Partners and the Parent Stockholders, and at the time of the Partnership Unitholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10    Tax Matters.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents, (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (iv) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (v) the Partnership is currently (and has been since its formation) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), (vi) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been income that is "qualifying income" within the meaning of Section 7704(d) of the Code, (vii) each Subsidiary of the Partnership, other than Archrock Partners Finance Corp., is currently (and has been since its respective acquisition by the Partnership) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b) and (viii) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).

        (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 4.10(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 4.11    Contracts.

        (a)   Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership (each Contract that is described in this Section 4.11(a) being a "Partnership Material Contract").

        (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against the Partnership and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Partnership or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Partnership Material Contract.

        Section 4.12    Partnership Benefit Plans; Labor Matters.

        (a)   Except for the Partnership Long-Term Incentive Plans (and award agreements thereunder), neither the Partnership nor any Subsidiary thereof sponsors, maintains, administers or is a party to, or has at any time sponsored, maintained, administered or entered into, or has any liability or obligation (whether contingent or otherwise, and other than reimbursement obligations to Parent in respect of any Parent Benefit Plan) under, any Benefit Plan, and neither the Partnership nor any of its Subsidiaries has any commitment to create or adopt any Benefit Plan. Without limiting the generality of the foregoing, (i) none of the Partnership, its Subsidiaries or their respective ERISA Affiliates has at any time sponsored, maintained, contributed to or had any liability (contingent or otherwise) with respect to any, (A) multiemployer plan (within the meaning of Section 3(37) of ERISA), (B) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (C) "multiple employer plan" within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (D) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; (ii) neither the Partnership nor any of its Subsidiaries has any obligation to provide, any of the following retiree or post-termination benefits to any Person: health, accident, life insurance, death or other welfare benefits; and (iii) neither the Partnership nor any of its Subsidiaries has any liability arising under Title IV of ERISA or Section 4980B of the Code by reason of its affiliation with any of its ERISA Affiliates.

        (b)   Each Partnership Long-Term Incentive Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened, with respect to any Partnership Long-Term Incentive Plan (or award thereunder).

        (c)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Managing GP, the Partnership or its Subsidiaries, or (ii) accelerate the vesting or time of payment of any Partnership Phantom Unit.

        (d)   Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer. All of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries (collectively, the "Partnership Service Providers") are employed or engaged (as applicable) directly by Parent. To the knowledge of the Partnership, no key Partnership Service Provider has any plans to cease providing services to Parent, the Partnership or any of their respective Affiliates.

        (e)   Neither the Partnership nor any of its Subsidiaries is, or has at any time been, bound by, or a party to, any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor any of its Subsidiaries is currently engaged in any negotiation with any labor union or organization, and to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or any of its Subsidiaries. No organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership or any of its Subsidiaries is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or any of its Subsidiaries. Neither the Partnership nor any of its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or any of its Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

        Section 4.13    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws ("Partnership Environmental Permits"); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or, to the knowledge of the Partnership, threatened in writing; (d) there has been no Release or arrangement for disposal of any Hazardous Substance by the Partnership or any of its Subsidiaries or, to the knowledge of the Partnership, by any other Person that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or, to the knowledge of the Partnership formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; (f) to the knowledge of the Partnership, no Hazardous Substance has been disposed of, Released or transported on, to or from any properties while owned or operated by the Partnership or any of its Subsidiaries or as a result of any operations or activities of the Partnership or any of its Subsidiaries in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws, other than in the ordinary course of its business.

        Section 4.14    Property.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

        (b)   The Partnership and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Partnership Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person's intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property and (d) no Person is infringing or misappropriating any Partnership Intellectual Property.

        Section 4.16    Opinion of Financial Advisor.     The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the "Partnership Financial Advisor") to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

        Section 4.17    Brokers and Other Advisors.     Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership's engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor, in connection with the transactions contemplated herby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor, entered into in connection with the transactions contemplated hereby.

        Section 4.18    Insurance.     Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

        Section 4.19    Investment Company Act.     The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

        Section 4.20    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent's or Merger Sub's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Cautionary Statement about Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

        Section 5.1    Organization, Standing and Corporate Power.

        (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

        (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        (d)   Parent has made available to the Partnership correct and complete copies of its Organizational Documents, and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and Parent is not in violation of any of their provisions.

        Section 5.2    Capitalization.

        (a)   As of the date of this Agreement, the authorized equity interests of Parent consist of 50,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 250,000,000 Parent Shares. As of November 30, 2017, there were (i) 76,863,541 Parent Shares issued and outstanding, (ii) 5,891,667 Parent Shares held in treasury, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) no shares of Parent Preferred Stock held in treasury, (v) 1,734,664 Parent Shares subject to outstanding awards granted under Parent's equity plans (assuming any applicable performance goals are attained at maximum level), and (vi) 6,425,138 Parent Shares reserved for issuance in connection with future grants of awards under Parent's equity plans. From November 30, 2017 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in the ordinary course of business in connection with or pursuant to the Parent's equity plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent's outstanding equity awards will be, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

        (b)   As of November 30, 2017, except as set forth above in this Section 5.2 and set forth in Parent's equity plans or grant documents issued thereunder, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence. Since November 30, 2017, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

        (c)   Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

        (d)   There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

        (e)   When issued pursuant to the terms of this Agreement, all Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

        Section 5.3    Authority; Noncontravention; Voting Requirements.

        (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval in the case of Parent, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of Merger Sub, NewCo as the sole member of Merger Sub and Parent, and no other entity action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and, except for obtaining the Parent Stockholder Approval in the case of Parent, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price," "control share" or similar Law applicable to Parent or any of its Subsidiaries (including the restrictions on "business combinations" with an "interested stockholder" (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) ("Takeover Laws") do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger and the Parent Stock Issuance.

        (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of Parent or any of Parent's material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Parent

Stockholder Approval are obtained and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (c)   The affirmative vote of a majority of votes cast at the Parent Stockholder Meeting at which a quorum is present or any adjournment or postponement thereof (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement.

        (d)   The Parent Board, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Parent Stock Issuance and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

        Section 5.4    Governmental Approvals.     Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement and the Joint Proxy Statement with the SEC, and applicable state securities and "blue sky" laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

        Section 5.5    Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

        (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2014 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

        (c)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (d)   No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.

        (e)   Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent's auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

        (f)    Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

        Section 5.6    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

        Section 5.7    Legal Proceedings.     There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.8    Compliance With Laws; Permits.

        (a)   Parent and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent or any of its Subsidiaries to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (c)   Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of Parent, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.9    Information Supplied.     Subject to the accuracy of the representations and warranties of the Partnership, the General Partner and the Managing GP, set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to Limited Partners and the Parent Stockholders, and at the time of the Partnership Unitholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

        Section 5.10    Tax Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (c) there are no Liens on any of the assets of the Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (e) Parent has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        Section 5.11    Contracts.

        (a)   Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 5.11(a) being a "Parent Material Contract").

        (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on and enforceable against Parent and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries or permit termination, modification or acceleration, under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

        Section 5.12    Parent Benefit Plans; Labor Matters.

        (a)   Each Parent Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Parent Benefit Plan is or has been within the past six years a (A) multiemployer plan (within the meaning of Section 3(37) of ERISA), (B) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (C) "multiple employer plan" within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (D) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has or could reasonably be expected to incur any liability arising under Title IV of ERISA or Section 4980B of the Code by reason of its affiliation with any of their respective ERISA Affiliates; and (iii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has any liability arising under Title IV of ERISA or Section 4980B of the Code by reason of its affiliation with any of its ERISA Affiliates.

        (b)   Each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Parent Material Adverse Effect.

        (c)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

        (d)   Neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is not, and has not at any time been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is currently engaged in any negotiation with any labor union or organization and, to the knowledge of Parent, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries). Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against Parent is pending or, to the knowledge of Parent, threatened against or involving Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries; and (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has received written notice of any unfair labor practice complaint and, to the knowledge of Parent, no such complaints against Parent or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

        Section 5.13    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws ("Parent Environmental Permits"); (b) all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Parent Environmental Permit is pending or, to the knowledge of Parent, threatened in writing; (d) there has been no Release or arrangement for disposal of any Hazardous Substance by Parent or any of its Subsidiaries or, to the knowledge of Parent, by any other Person that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; (f) to the knowledge of Parent, no Hazardous Substance has been disposed of, Released or transported on, to or from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) neither the Parent nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws, other than in the ordinary course of its business.

        Section 5.14    Property.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

        (b)   Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 5.15    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent (including, solely for purposes of this Section 5.15, the Partnership and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (b) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (d) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 5.16    Opinion of Parent Financial Advisor.     The Parent Board has received the opinion of Citigroup Global Markets Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and based on and subject to the factors, qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to Parent.

        Section 5.17    Brokers and Other Advisors.     Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

        Section 5.18    Insurance.     Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the ordinary course of business.

        Section 5.19    Investment Company Act.     Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

        Section 5.20    Ownership of Common Units.     Parent and its Subsidiaries, taken together, are the beneficial owners of 29,064,637 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

        Section 5.21    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership, the General Partner or the Managing GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership's, the General Partner's or the Managing GP's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Managing GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

        Section 6.1    Preparation of the Registration Statement and the Joint Proxy Statement; Equityholder Meetings.

        (a)   As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and file with the SEC the Joint Proxy Statement, and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Limited Partners and the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Parent without providing the Partnership a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners and the Parent Stockholders.

        The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

        (b)   Subject to Section 6.1(d), the Partnership shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the "Partnership Unitholder Meeting") (which Partnership Unitholder Meeting date shall be no later than thirty-five (35) days after the date that the Registration Statement is declared effective under the Securities Act) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the Managing GP Board and the Conflicts Committee, recommend to the Limited Partners approval of this Agreement (collectively, the "Partnership Board Recommendation") and use the Partnership's reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. The Joint Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, the Partnership's obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Conflicts Committee or the Managing GP Board of the Partnership Board Recommendation or any other action by the Conflicts Committee or the Managing GP Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (D) if the Partnership has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is two (2) Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Unitholder Meeting at the request of Parent (but in no event for more than thirty (30) days from the date the Partnership Unitholder Meeting was originally scheduled to convene) (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (B) for the absence of quorum. Without the written consent of the Parent (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Partnership Unitholder Meeting except the approval of this Agreement and matters reasonably related to this Agreement.

        (c)   Subject to Section 6.1(d), Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Stockholders (the "Parent Stockholder Meeting") (which Parent Stockholder Meeting date shall be no later than thirty-five (35) days after the date that the Registration Statement is declared effective under the Securities Act) for the purpose of obtaining the Parent Stockholder Approval. Parent shall include in the Joint Proxy Statement Parent's recommendation, through the Parent Board, that the Parent Stockholders approve the Parent Stock Issuance (the "Parent Board Recommendation") and use Parent's reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. The Joint Proxy Statement shall include the Parent Board Recommendation. Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 6.1(c) shall not be affected by any action by the Parent Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of quorum and (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Stockholder Meeting; provided, however, that in each case, Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is two (2) Business Days prior to the Outside Date. The Parent shall adjourn the Parent Stockholder Meeting at the request of the Partnership (but in no event for more than thirty (30) days from the date the Parent Stockholder Meeting was originally scheduled to convene) (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or (B) for the absence of quorum. Without the written consent of the Conflicts Committee (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Parent Stockholder Meeting except the approval of the Parent Stock Issuance and matters reasonably related to the Parent Stock Issuance. Notwithstanding the foregoing, the Parent Stockholder Meeting may be combined with the Parent's 2018 annual meeting of stockholders, provided that no other matters shall be submitted for action at such meeting other than the Parent Stock Issuance, election of the Parent's directors, the appointment of the Parent's auditors and any required stockholder proposals, without the written consent of the Conflicts Committee (which shall not be unreasonably withheld, delayed or conditioned), and provided further that such combination does not cause the Parent Stockholder Meeting to occur materially later than it would have occurred without such combination.

        (d)   The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

        (e)   Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the Managing GP Board or the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

        (f)    Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting.

        Section 6.2    Conduct of Business.

        (a)   Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership, the General Partner and the Managing GP shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership, the General Partner and the Managing GP shall not, and shall not permit any of their respective Subsidiaries to:

            (i)  amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

           (ii)  declare, authorize, set aside or pay any dividend or distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units not to exceed $0.285 per Common Unit;

          (iii)  make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than acquisitions or dispositions (x) in the ordinary course of business or (y) outside the ordinary course of business the consideration for which does not exceed $25,000,000 in value in the aggregate;

          (iv)  split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity's capital stock or other equity interests;

           (v)  solely with respect to the Partnership, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

          (vi)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect; or

         (vii)  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

        (b)   Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by the Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

            (i)  amend Parent's or any of its Subsidiaries' Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, or (b) adversely affect (1) the economic benefits to be obtained by the holders of Public Common Units upon the consummation of the Merger or (2) the terms of the Parent Common Stock in any material respect;

           (ii)  declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent's capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on Parent Common Stock;

          (iii)  make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than acquisitions or dispositions (x) in the ordinary course of business or (y) outside the ordinary course of business the consideration for which does not exceed $25,000,000 in value in the aggregate;

          (iv)  merge, consolidate or enter into any other business combination transaction or agreement with any Person;

           (v)  split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent's capital stock or other equity interests;

          (vi)  issue or sell any Parent Shares, issue or sell any preferred stock, or grant or issue any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Parent Shares or any other capital stock of the Parent or its Subsidiaries, in each case other than pursuant to a Benefit Plan of the Parent existing on the date of this Agreement;

         (vii)  solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

        (viii)  directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct the Partnership to repurchase, redeem or otherwise acquire) any Common Units (other than Common Units held by Parent or its Subsidiaries on the date of this Agreement);

          (ix)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect; or

           (x)  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 6.3    Recommendation of Merger; No Solicitation by Parent.

        (a)   Except as permitted by this Section 6.3, the Partnership, the General Partner and the Managing GP, acting through the Managing GP Board, the Conflicts Committee or otherwise, shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, the "Representatives") not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Joint Proxy Statement (the taking of any such action being referred to as a "Partnership Adverse Recommendation Change"). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership's, the General Partner's or the Managing GP's Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership, the General Partner and the Managing GP.

        (b)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(b), the Managing GP Board (but only with the written approval of the Conflicts Committee) or the Conflicts Committee may make a Partnership Adverse Recommendation Change if the Managing GP Board or the Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Partnership Agreement or applicable Laws if:

            (i)  the Managing GP Board or the Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the proposed Partnership Adverse Recommendation Change at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than three (3) days prior to the Partnership Unitholder Meeting, in which case the Managing GP Board or the Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the "Partnership Notice Period"); and

           (ii)  during the Partnership Notice Period, the Managing GP Board or the Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with its duties under the Partnership Agreement and applicable Laws; provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with its duties under the Partnership Agreement and applicable Laws.

        (c)   Parent shall, and shall cause its Subsidiaries and use reasonable best efforts to cause its and its Subsidiaries' respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than the Partnership, the Managing GP and their Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, from the date of this Agreement until the Effective Time, Parent shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause its and its Subsidiaries' respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of an Alternative Proposal (including any acquisition structured as a merger, consolidation or share exchange), (ii) participate in any discussions or negotiations regarding, or furnish any information with respect to, any proposal or offer from any Person relating to, or that could reasonably be expected to lead to, an Alternative Proposal; (iii) knowingly assist, participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, (iv) enter into an Alternative Acquisition Agreement, or (v) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal, or (D) authorize Parent or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) or (E) if an Alternative Proposal has been publicly known (including by way of media rumors or speculations with respect thereto) or been delivered to Parent, fail to publicly recommend against such Alternative Proposal within ten (10) Business Days of a request by the Partnership and to reaffirm the Parent Board Recommendation within such ten (10) Business Day period upon such request. Parent will notify the Conflicts Committee immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Alternative Proposal and the terms of any such proposal, offer, inquiry or contact (the taking of any action described in clause (v) being referred to as a "Parent Adverse Recommendation Change"). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent's Subsidiaries or Parent's Representatives shall be deemed to be a breach of this Section 6.3 by Parent.

        (d)   Notwithstanding anything to the contrary contained in Section 6.3(c), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, (ii) the Parent Board, after consultation with Parent's financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and, after consultation with Parent's outside legal counsel, failure to take such action would be inconsistent with its duties under applicable Laws and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) Parent and its respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) Parent will provide to the Partnership, the General Partner and the Managing GP non-public information with respect to Parent and its Subsidiaries that was not previously provided or made available to the Partnership, the General Partner and the Managing GP prior to or substantially concurrently with providing or making available such non-public information to such other Person.

        (e)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.3(e), the Parent Board may (x) make a Parent Adverse Recommendation Change or (y) solely in the case of Section 6.3(e)(i) terminate this Agreement pursuant to Section 8.1 (c)(iii), in each case:

            (i)  if Parent has received a written Alternative Proposal that the Parent Board believes is bona fide and the Parent Board, after consultation with Parent's financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes a Superior Proposal and, after consultation with Parent's outside legal counsel, failure to take such action would be inconsistent with its duties under applicable Laws;

           (ii)  if the Parent Board has provided prior written notice to the Partnership (A) stating that the Parent Board, after consultation with Parent's financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (B) including a description of the material terms of such Alternative Proposal, at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case the Parent Board shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(e) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment to the terms of an Alternative Proposal shall be for two (2) days from the time the Partnership receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the "Parent Notice Period"); and

          (iii)  if, during the Parent Notice Period, the Parent Board has negotiated, and has used its reasonable best efforts to cause Parent's financial advisors and outside legal counsel to negotiate, with the Partnership, the General Partner and the Managing GP in good faith (to the extent the Partnership, the General Partner and the Managing GP desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its duties under applicable Laws; provided, however, that the Parent Board shall take into account all changes to the terms of this Agreement proposed by the Partnership in determining whether such Alternative Proposal continues to constitute a Superior Proposal.

        (f)    Nothing contained in this Agreement shall prevent Parent or the Parent Board, as applicable, from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the Parent Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Laws; provided, however, that any Parent Adverse Recommendation Change may only be made in accordance with Section 6.3(e).

        Section 6.4    Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership, the General Partner and the Managing Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, retaining ownership and voting control over, and voting or causing to be voted, all Common Units beneficially owned by Parent as of the date of this Agreement or acquired thereafter in favor of the Merger at the Partnership Unitholder Meeting (unless there is a Partnership Adverse Recommendation Change, in which case Parent shall be free to vote such Common Units in Parent's sole discretion) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

        (b)   In furtherance and not in limitation of the foregoing, each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Laws) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

        (c)   Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party's reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances; provided, however, that Parent shall consult in advance with the Partnership and in good faith take the Partnership's views into account regarding the overall strategy. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege.

        (d)   Parent and the Partnership (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including offering, accepting and agreeing to (A) dispose or hold separate any part of the Partnership's, Parent's or their respective Subsidiaries' businesses, operations or assets (or a combination thereof), and/or (B) restrict the manner in which, or whether, Parent, the Partnership or any of their respective Subsidiaries may carry on business in any part of the world. The Partnership shall not, without Parent's prior written consent, commit to any disposal, hold separate, or other restriction related to its or its Subsidiaries' businesses, operations or assets.

        Section 6.5    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE or NASDAQ, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that neither the Partnership nor Parent shall be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change or a Parent Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the General Partner, the Managing GP, the Managing GP Board, the Conflicts Committee, Parent or the Parent Board under Section 6.3; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.5.

        Section 6.6    Access to Information.     Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, during such period, Parent shall furnish promptly to the Partnership (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable Laws) and (ii) all information concerning Parent's business, properties and personnel as the Partnership may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

        Section 6.7    Indemnification and Insurance.

        (a)   From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any

Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership, the General Partner and the Managing GP immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership, the General Partner and the Managing GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership, the General Partner and the Managing GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Managing GP and their respective successors and assigns.

        (b)   Parent shall maintain in effect for six (6) years from the Effective Time Parent's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by Parent for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

        (c)   The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership, the General Partner and the Managing GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives. If Parent and/or the Managing GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Managing GP shall assume the obligations of Parent and the Managing GP set forth in this Section 6.7.

        Section 6.8    Fees and Expenses.     Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement.

        Section 6.9    Section 16 Matters.     Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.10    Listing.     Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 6.11    Dividends and Distributions.

        (a)   After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Interests or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

        (b)   Prior to the Effective Time, the Managing GP Board shall determine and declare quarterly distributions in the ordinary course and consistent with past practice, including with timing consistent with past practice; provided, that the amount of any such quarterly distribution declared prior to the Effective Time shall not exceed $0.285 per Common Unit.

        Section 6.12    Conflicts Committee.     Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Managing GP to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the Managing GP that is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the Managing GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

        Section 6.13    Performance by Managing GP.     Parent will cause the Managing GP to cause the General Partner, the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and the Managing GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent.

        Section 6.14    Cooperation with Debt and Equity Financing.     From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment, restructuring or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; it being understood that the arrangement of any bank debt financing or any capital markets debt financing or the repayment, restructuring or refinancing of any debt shall not be a condition to Parent's or Merger Sub's obligations to effect the Merger. Parent shall indemnify and hold harmless the Managing GP, the General Partner, the Partnership and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

        Section 6.15    Tax Treatment.     For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the parties agree to treat the Merger (a) with respect to the holders of Public Common Units, as a taxable sale of such Public Common Units to NewCo and (b) with respect to NewCo, as if NewCo purchased the Parent Shares issued pursuant to the Merger for fair market value with cash deemed contributed to NewCo by Parent, through one or more intermediate entities, and then as a purchase by NewCo of the Public Common Units from the holders of such Common Units in exchange for such Parent Shares. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

        Section 6.16    Takeover Statutes.     Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent and the Parent Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

        Section 6.17    Securityholder Litigation.     The Partnership and the General Partner shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 6.18    Additional Structuring Transactions Prior to Closing.

        (a)   Promptly (and in any event no later than ten (10) Business Days) following the execution of this Agreement, Parent shall form (through one or more intermediate entities) a new wholly owned Subsidiary as a Delaware limited liability company ("Merger Sub") solely for the purpose of engaging in the transactions contemplated by this Agreement, including merging with and into the Partnership at the Effective Time to effect the Merger. At the Effective Time, NewCo shall own all of the issued and outstanding limited liability company interests of Merger Sub. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub shall not incur, and prior to the Effective Time will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        (b)   Promptly (and in any event no later than ten (10) Business Days) following the execution of this Agreement, Parent shall form (through one or more intermediate entities) a new wholly owned Subsidiary ("NewCo") to serve as the direct parent of Merger Sub at the Effective Time. At the Effective Time, Parent shall own (through one or more intermediate entities) all of the issued and outstanding equity interests of NewCo. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, NewCo shall not incur, and prior to the Effective Time will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Not later than one Business Day prior to the Effective Time, Parent shall cause NewCo, to the extent relevant, to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treas. Reg. §301.7701-3(c).

        (c)   Promptly (and in any event no later than two (2) Business Days) following the formation of Merger Sub, Parent, the Partnership, the General Partner and the Managing GP will, and Parent will cause Merger Sub to, enter into an amendment to this Agreement pursuant to which Merger Sub will become a party to this Agreement and thereupon be immediately bound by the terms and conditions of this Agreement. The representations and warranties in this Agreement that are expressed to be given by or in relation to Merger Sub and the covenants and agreements of Merger Sub in this Agreement shall in each case be of no force or effect until Merger Sub become a party to this Agreement, at which time all such representations, warranties, covenants and agreements of or relating to Merger Sub in this Agreement will immediately become effective as of the date of such amendment.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

        (a)    Partnership Unitholder Approval.     The affirmative vote or consent of the holders of a majority of the Outstanding Common Units at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Partnership Unitholder Approval") shall have been obtained in accordance with applicable Laws and the Organizational Documents of the Partnership.

        (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Laws, the rules of the NYSE and the Organizational Documents of Parent.

        (c)    Regulatory Approval.     Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

        (d)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

        (e)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (f)    Stock Exchange Listing.     The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of the Partnership, the General Partner and the Managing GP contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership, the General Partner and the Managing GP contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership, the General Partner and Managing GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.9 and the definition of Partnership Material Contract in Section 4.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership, the General Partner and Managing GP by an executive officer of the Managing GP to such effect.

        (b)    Performance of Obligations of the Partnership, the General Partner and the Managing GP.     The Partnership, the General Partner and the Managing GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership, the General Partner and the Managing GP by an executive officer of the Managing GP to such effect.

        Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger.     The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of Parent contained in Section 5.3(a), Section 5.3(c) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual representation or warranty, other than in Sections 5.5, 5.6 and 5.9 and the definition of Parent Material Contract in Section 5.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        Section 7.4    Frustration of Closing Conditions.

        (a)   None of the Partnership, the General Partner nor the Managing GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

        (b)   Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

        (a)   by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the Conflicts Committee, respectively.

        (b)   by either of the Partnership or Parent:

            (i)  if the Closing shall not have been consummated on or before September 30, 2018 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to the Partnership or Parent, if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership, the General Partner or the Managing GP, or, in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to the Partnership or Parent if, in the case of Parent, the Partnership, the General Partner or the Managing GP, or, in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

           (ii)  if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership, the General Partner or the Managing GP, or, in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

          (iii)  if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

          (iv)  if the Parent Stockholder Meeting and any postponements or adjournments thereof shall have concluded and the Parent Stockholder Approval shall not have been obtained.

        (c)   by Parent:

            (i)  if a Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting, unless Partnership Unitholder Approval shall have been obtained;

           (ii)  if the Partnership, the General Partner or the Managing GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership, the General Partner or the Managing GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership, the General Partner or the Managing GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

          (iii)  prior to the receipt of Parent Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that Parent shall have complied in all material respects with Section 6.3(c) and Section 6.3(e).

        (d)   by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the Managing GP Board):

            (i)  if Parent shall have breached or failed to perform any of its covenants or agreements set forth in Section 6.3(c) in any material respect; or

           (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than in Section 6.3(c)) (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership, the General Partner or the Managing GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership, the General Partner and the Managing GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expenses, the Partnership Expenses or the Partnership Termination Fee, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, "willful breach" shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (x) cause a material breach of this Agreement and (y) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the Managing GP, the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the Managing GP, the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

        Section 8.3    Termination Fees; Expenses.

        (a)   If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(i) (Outside Date), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five (5) Business Days after such termination.

        (b)   If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iv) (No Parent Stockholder Approval), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five (5) Business Days after such termination.

        (c)   If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Termination Fee, and such payment shall be made within five (5) Business Days after such termination.

        (d)   If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(ii) (Partnership Uncured Breach), then the Partnership shall pay to the Parent (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by Parent an amount equal to the Parent Expenses, and such payment shall be made within five (5) Business Days after such termination.

        (e)   If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(iii) (Parent Superior Proposal), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Termination Fee, and such payment shall be made within five (5) Business Days after such termination.

        (f)    If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Parent Stockholder Meeting, (ii) this Agreement is validly terminated by the Partnership or Parent pursuant to Section 8.1(b)(i) (Outside Date) or Section 8.1(b)(iv) (No Parent Stockholder Approval) and (iii) at any time on or prior to the twelve (12) month anniversary of such termination, Parent or any of its Subsidiaries has entered into a definitive agreement in respect of an Alternative Proposal or consummated an Alternative Proposal (whether or not such Alternative Proposal is the same Alternative Proposal referred to in sub-clause (i) above), Parent shall pay to the Partnership (or its designated Affiliate), by wire transfer of immediately available funds to an account designated by the Partnership, the Partnership Termination Fee, upon the earlier of the public announcement that Parent has entered into such definitive agreement or the consummation of any such transaction; provided, that the payment by Parent of the Partnership Termination Fee pursuant to this

Section 8.3 shall not relieve Parent from any liability or damage resulting from a willful breach as defined in Section 8.2.

        (g)   In no event shall Parent be required to pay the Partnership Termination Fee on more than one occasion. In the event that Parent pays the Partnership Expenses pursuant to this Section 8.3, then any Partnership Termination Fee required to be paid by Parent under this Section 8.3 shall be reduced by the amount of the Partnership Expenses previously paid.

        (h)   Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Partnership, the General Partner and the Managing GP would not enter into this Agreement. The parties acknowledge that payment of the Parent Expenses, the Partnership Expenses or the Partnership Termination Fee, as applicable, if, as and when required pursuant to this Section 8.3, shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 8.2.

        (i)    Any amount of Partnership Termination Fee received by the Partnership (or its designated Affiliate) (less any unreimbursed out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the General Partner, the Managing GP and their respective controlled Affiliates in connection with this Agreement) will be distributed to the Partnership Unaffiliated Unitholders by a special distribution, in any manner as may be determined by the Conflicts Committee, and Parent agrees that it will (and will cause the General Partner, the Managing GP, MLP LP LLC and any of their respective Subsidiaries that own any Partnership Interests to) waive any rights it or they may have to receive such special distribution.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    No Survival, Etc.     The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, the last sentence of Section 6.6, Section 6.8, Section 6.10 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 9.2    Amendment or Supplement.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the Managing GP Board; provided, however, that the Managing GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws or stock exchange rule would require further approval by the Limited Partners or Parent Stockholders, as applicable, without such approval.

        Section 9.3    Managing GP Board Consent.     Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the General Partner or the Managing GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Managing GP Board; provided, however, that the Managing GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

        Section 9.4    Extension of Time, Waiver, Etc.     At any time prior to the Effective Time, any party may, subject to applicable Laws, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions or (d) make or grant any consent under this Agreement; provided, however, that the Managing GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, the Managing GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 9.5    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any other wholly owned Subsidiary of Parent (including any wholly owned Subsidiary of Parent created after the date of this Agreement but prior to the Effective Time), but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

        Section 9.6    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 9.7    Entire Understanding; No Third-Party Beneficiaries.     This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, the provisions of Section 6.7 and Section 9.12. Notwithstanding anything to the contrary in this Agreement, Section 9.8 and Section 9.12 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 9.8    Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

        (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party's consent to jurisdiction and service contained in this Section 9.8(b)is solely for the purpose referred to in this Section 9.8(b)and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

        (c)   EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 9.9    Specific Performance.     The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 9.10    Notices.     All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

  If to Parent or Merger Sub, to:

    Archrock, Inc.
    9807 Katy Freeway, Suite 100
    Houston, Texas 77024
    Attention: D. Bradley Childers
    President and Chief Executive Officer
    Email: brad.childers@archrock.com

  with copies (which shall not constitute notice) to:

    Archrock, Inc.
    9807 Katy Freeway, Suite 100
    Houston, Texas 77024
    Attention: Stephanie C. Hildebrandt
    Senior Vice President, General Counsel and Secretary
    Email: stephanie.hildebrandt@archrock.com

    Latham & Watkins LLP
    811 Main Street, Suite 3700
    Houston, Texas 77002
    Attention: Ryan J. Maierson
    Email: ryan.maierson@lw.com

  If to the Partnership or the General Partner, to:

    Archrock Partners, L.P.
    9807 Katy Freeway, Suite 100
    Houston, Texas 77024
    Attention: G. Stephen Finley
    Chairman of the Conflicts Committee of Archrock GP LLC
    Email: gsfcef@yahoo.com

  with copies (which shall not constitute notice) to:

    Archrock Partners, L.P.
    9807 Katy Freeway, Suite 100
    Houston, Texas 77024
    Attention: Stephanie C. Hildebrandt
    Senior Vice President and General Counsel
    Email: stephanie.hildebrandt@archrock.com

    Akin Gump Strauss Hauer & Feld LLP
    1111 Louisiana Street, 44th Floor
    Houston, Texas 77002
    Attention: John Goodgame / Lisa Hearn
    Email: jgoodgame@akingump.com / lhearn@akingump.com

        Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

        Section 9.11    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 9.12    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
ARCHROCK, INC.
By:	/s/ D. BRADLEY CHILDERS
Name:	D. Bradley Childers
Title:	President, Chief Executive Officer and Director
PARTNERSHIP:
ARCHROCK PARTNERS, L.P.
By: ARCHROCK GENERAL PARTNER, L.P.,
its general partner
By: ARCHROCK GP LLC,
its general partner
By:	/s/ D. BRADLEY CHILDERS
Name:	D. Bradley Childers
Title:	President, Chief Executive Officer and Chairman of the Board
GENERAL PARTNER:
ARCHROCK GENERAL PARTNER, L.P.
By: ARCHROCK GP LLC,
its general partner
By:	/s/ D. BRADLEY CHILDERS
Title:	President, Chief Executive Officer and Chairman of the Board
MANAGING GP:
ARCHROCK GP LLC
By:	/s/ D. BRADLEY CHILDERS
Title:	President, Chief Executive Officer and Chairman of the Board

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of January 11, 2018, by and among Archrock, Inc., a Delaware corporation ("Parent"), Amethyst Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent ("Amethyst Merger Sub"), Archrock Partners, L.P., a Delaware limited partnership (the "Partnership"), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner"), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the "Managing GP"). Capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, the Partnership, the General Partner and the Managing GP entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 1, 2018, pursuant to which, among other things, a wholly owned Subsidiary of Parent will merge with and into the Partnership with the Partnership surviving as an indirect wholly owned Subsidiary of Parent, subject to the terms and conditions therein (the "Merger");

        WHEREAS, Section 6.18(a) of the Merger Agreement provides that promptly (and in any event no later than ten (10) Business Days) following the execution of the Merger Agreement, Parent shall form (through one or more intermediate entities) a new wholly owned Subsidiary as a Delaware limited liability company ("Merger Sub") solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including merging with and into the Partnership at the Effective Time to effect the Merger;

        WHEREAS, Parent (through one or more intermediate entities) formed Amethyst Merger Sub as a wholly owned Subsidiary pursuant to the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January 10, 2018 to act as Merger Sub under the Merger Agreement;

        WHEREAS, Section 6.18(c) of the Merger Agreement provides that promptly (and in any event no later than two (2) Business Days) following the formation of Merger Sub, Parent, the Partnership, the General Partner and the Managing GP will, and Parent will cause Merger Sub to, enter into an amendment to the Merger Agreement pursuant to which Merger Sub will become a party to the Merger Agreement and thereupon be immediately bound by the terms and conditions of the Merger Agreement; and

        WHEREAS, in accordance with Section 9.2 of the Merger Agreement, Parent, the Partnership, the General Partner and the Managing GP wish to enter into this Amendment with Amethyst Merger Sub to amend the Merger Agreement to acknowledge the joinder of Amethyst Merger Sub as a party thereto pursuant to Section 6.18(c) thereof.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.    Joinder.     Amethyst Merger Sub hereby agrees to join, enter into and become a party to the Merger Agreement and agrees to be bound by the provisions of the Merger Agreement as Merger Sub. Each of Parent, the Partnership, the General Partner and the Managing GP hereby acknowledges and agrees to the joinder of Amethyst Merger Sub to the Merger Agreement as Merger Sub.

        2.    Effect of Joinder.     Pursuant to Section 6.18(c) of the Merger Agreement, upon the execution of this Amendment by the parties hereto, the representations and warranties in the Merger Agreement that are expressed to be given by or in relation to Merger Sub and the covenants and agreements of Merger Sub in the Merger Agreement shall immediately become effective as of the date of this

Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

        3.    Effect of Amendment.     This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Merger Agreement to "this Agreement," "hereof," "hereunder," "herein," "hereby" or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

        4.    Counterparts.     This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        5.    Governing Law.     This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

        6.    Additional Miscellaneous Terms.     The provisions of Section 1.2 and Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

PARENT:
ARCHROCK, INC.
By:	/s/ STEPHANIE C. HILDEBRANDT
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary
MERGER SUB:
AMETHYST MERGER SUB LLC
By:	/s/ STEPHANIE C. HILDEBRANDT
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

PARTNERSHIP:
ARCHROCK PARTNERS, L.P.
By: ARCHROCK GENERAL PARTNER, L.P.,
its general partner
By: ARCHROCK GP LLC,
its general partner
By:	/s/ STEPHANIE C. HILDEBRANDT
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President and General Counsel
GENERAL PARTNER:
ARCHROCK GENERAL PARTNER, L.P.
By: ARCHROCK GP LLC,
its general partner
By:	/s/ STEPHANIE C. HILDEBRANDT
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President and General Counsel
MANAGING GP:
ARCHROCK GP LLC
By:	/s/ STEPHANIE C. HILDEBRANDT
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President and General Counsel

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

 Annex B

Opinion of Citigroup Global Markets Inc.

January 1, 2018

Archrock, Inc.
9807 Katy Freeway, Suite 100
Houston, Texas 77024

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Archrock, Inc. ("Archrock") of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Agreement") to be entered into among Archrock, Archrock Partners, L.P. (the "Partnership"), Archrock General Partner, L.P., the general partner of the Partnership ("Archrock GP"), and Archrock GP LLC, the general partner of Archrock GP. As more fully described in the Agreement, (i) a wholly owned subsidiary of Archrock will be merged with and into the Partnership (the "Merger"), with the Partnership as the surviving entity and a wholly owned subsidiary of Archrock, and (ii) each outstanding common unit representing limited partner interests in the Partnership ("Partnership Common Units") other than those owned by Archrock and its subsidiaries will be converted into the right to receive 1.40 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Archrock ("Archrock Common Stock").

        We understand that, pursuant to the Agreement, in connection with the Merger, (i) interests in the Partnership that are owned by the Partnership, any subsidiary of the Partnership, Archrock or any affiliate of Archrock (including incentive distribution rights but excluding the general partner interest in the Partnership and Partnership Common Units owned by Archrock MLP LP LLC, a subsidiary of Archrock ("MLP LP LLC")) will be canceled, (ii) the general partner interest in the Partnership will remain outstanding, and (iii) the Partnership Common Units owned by MLP LP LLC will remain outstanding. The terms and conditions of the Merger are more fully set forth in the Agreement.

        In arriving at our opinion, we reviewed a draft, dated January 1, 2018, of the Agreement and held discussions with certain senior officers, directors and other representatives of Archrock concerning the businesses, operations and prospects of Archrock and the Partnership. We reviewed certain publicly available and other business and financial information relating to Archrock and the Partnership provided to or discussed with us by the management of Archrock, including certain financial forecasts and other information and data relating to Archrock and the Partnership provided to or discussed with us by the management of Archrock. We also reviewed certain information and data relating to the potential strategic implications and financial, operational and tax benefits (including the amount, timing and achievability thereof) anticipated by the management of Archrock to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Archrock Common Stock and Partnership Common Units; the financial condition and historical and projected cash flows and other operating data of Archrock and the Partnership; and the capitalization of Archrock and the Partnership. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Archrock and the Partnership and we considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also evaluated certain potential pro forma financial effects of the Merger relative to Archrock and the Partnership each on a standalone basis utilizing the financial forecasts and other information and data relating to Archrock and the Partnership and the potential strategic implications and financial, operational and tax benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations

The Board of Directors Archrock, Inc. January 1, 2018 Page 2

and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of Archrock that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data (including, without limitation, as to net operating loss carryforwards and other tax attributes of Archrock and the potential strategic implications and financial, operational and tax benefits anticipated by the management of Archrock to result from the Merger) that we have been directed to utilize in our analyses, we have been advised by the management of Archrock and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to, and are a reasonable basis upon which to evaluate, the future financial performance of Archrock and the Partnership (in the case of the Partnership, under alternative cash distribution scenarios), the potential strategic implications and financial, operational and tax benefits (including the amount, timing and achievability thereof) anticipated by the management of Archrock to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. We express no opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial, operational and tax benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

        We have relied, at your direction, upon the assessments of the management of Archrock as to, among other things, (i) matters relating to the separation of Archrock and Exterran Corporation consummated in November 2015 (the "Spin-off"), including any continuing tax indemnities and other arrangements in connection therewith, (ii) the distribution policies of each of Archrock and the Partnership on a standalone basis and of the pro forma combined entity following consummation of the Merger, (iii) the potential impact on Archrock and the Partnership of market, competitive, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and natural gas, energy infrastructure and natural gas compression industries, including commodity pricing, supply and demand for natural gas, oil and natural gas liquids, and supply and demand for contract natural gas compression services, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iv) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, suppliers, service providers and other commercial relationships of Archrock and the Partnership, and (v) the ability to integrate the operations of Archrock and the Partnership. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Archrock, the Partnership or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Archrock, the Partnership

The Board of Directors Archrock, Inc. January 1, 2018 Page 3

or any other entity nor have we made any physical inspection of the properties or assets of Archrock, the Partnership or any other entity. We express no view or opinion as to the potential impact on Archrock, the Partnership or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions or investigations. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Archrock, the Partnership or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify for the intended tax treatment contemplated by the Agreement. Our opinion, as set forth herein, relates to the relative values of Archrock and the Partnership. We are not expressing any view or opinion as to the actual value of Archrock Common Stock or any other securities when issued in connection with the Merger or the prices at which Archrock Common Stock, Partnership Common Units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Representatives of Archrock have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, tax consequences resulting from the Spin-Off, the Merger or otherwise or changes in, and the impact of, U.S. tax laws, regulations and governmental and legislative policies on Archrock, the Partnership or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Archrock as to such matters.

        Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Archrock to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Archrock or the effect of any other transaction which Archrock might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which Archrock and the Partnership operate, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Archrock, the Partnership or the Merger (including the contemplated benefits thereof).

        Citigroup Global Markets Inc. has acted as financial advisor to Archrock in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this

The Board of Directors Archrock, Inc. January 1, 2018 Page 4

opinion. In addition, Archrock has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Archrock and certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to Archrock in connection with a potential acquisition (not consummated) and (ii) a lender under a credit facility of an affiliate of Archrock. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to the Partnership and certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint lead manager for an equity offering of the Partnership, (ii) sales agent for at-the-market equity offerings of the Partnership and (iii) a lender under certain credit facilities of an affiliate of the Partnership. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Archrock, the Partnership and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Archrock, the Partnership and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Archrock (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to Archrock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

OPINION OF EVERCORE GROUP L.L.C.

January 1, 2018

The Conflicts Committee of the Board of Directors of
Archrock GP LLC, the general partner of
Archrock General Partner, L.P., the general partner of
Archrock Partners, L.P.
9807 Katy Freeway, Suite 100
Houston, Texas 77024

Members of the Conflicts Committee:

        We understand that Archrock Partners, L.P., a Delaware limited partnership (the "Partnership"), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), with Archrock, Inc., a Delaware corporation ("Parent"), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner"), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the "Managing GP"), whereby a to-be-formed Delaware limited liability company that will be wholly-owned by Parent (the "Merger Sub") will merge with and into the Partnership (the "Merger") and each outstanding common unit ("Common Units") of the Partnership that is not owned by Parent or its subsidiaries immediately prior to the effective time of the Merger will be converted into the right to receive 1.40 (the "Exchange Ratio") shares of common stock, par value $0.01 (the "Parent Common Stock"), of the Parent, subject to adjustment in accordance with the Agreement (as to which we express no opinion). As a result of the Merger, the Partnership will become a wholly owned subsidiary of the Parent. The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Conflicts Committee of the Board of Directors of the Managing GP (the "Conflicts Committee") has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Partnership's Common Units, other than Parent, the General Partner, the Managing GP and Archrock MLP LP LLC, a Delaware limited liability company, and their affiliates (the "Partnership Unaffiliated Unitholders").

        In connection with rendering our opinion, we have, among other things:

  (i)
  reviewed certain publicly-available historical business and financial information relating to the Partnership and the Parent that we deemed to be relevant, including their Annual Reports on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by Parent and the Partnership since January 1, 2017;

  (ii)
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Partnership and the Parent prepared and furnished to us by management of the Parent;

  (iii)
  reviewed certain non-public projected financial and operating data and assumptions relating to the Partnership and the Parent prepared and furnished to us by management of the Partnership and the Parent, which include certain sensitivity cases prepared by the management of the Partnership and Parent;

  (iv)
  discussed the past and current operations, financial projections and current financial condition of the Partnership and the Parent with management of the Partnership and the Parent (including their views on the risks and uncertainties of achieving such projections);

  (v)
  reviewed the reported prices and the historical trading activity of the Partnership's Common Units and the Parent Common Stock;

  (vi)
  reviewed publicly available research analysts estimates for the Parent's and the Partnership's future financial performance, in each case, on a standalone basis;

  (vii)
  compared the financial performance of the Partnership and the Parent and their stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

  (viii)
  compared the financial performance of the Partnership and the Parent and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

  (ix)
  reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the Merger;

  (x)
  performed discounted cash flow analyses on the Partnership based on the management projections;

  (xi)
  performed discounted distribution analyses on the Partnership based on the management projections;

  (xii)
  performed discounted dividends analyses on the Parent based on the management projections;

  (xiii)
  reviewed a draft of the Agreement dated January 1, 2018; and

  (xiv)
  performed such other analyses and examinations and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership and the Parent referred to above, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership and the Parent as to the future financial performance of the Partnership and the Parent under the alternative business assumptions reflected therein. We express no view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based. We have relied at your direction, without independent verification, upon the assessments of the management of the Parent as to the future financial and operating performance of the Partnership and the Parent and we have assumed that the Partnership and the Parent will realize the benefits that each expects to realize from the Merger.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Agreement will be executed and delivered (in the draft form reviewed by us), that the representations and warranties of each party contained in the Agreement (in the draft form reviewed by us) are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits to the Partnership Unaffiliated Unitholders.

        We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Partnership or the Parent, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Exchange Ratio is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, the General Partner or the Managing GP, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Partnership's Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holders of the Partnership's Common Units should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Partnership's Common Units or the Parent Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and the Parent and their advisors with respect to legal, regulatory, accounting and tax matters.

        We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion and upon the closing of the Merger. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. or any of its affiliates, on the one hand, and the Partnership or the Parent or any of their respective affiliates, on the other hand, pursuant to which compensation was or is intended to be received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Partnership or the Parent in the future and in connection with any such services we may receive compensation.

        Evercore Group L.L.C. and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Partnership, the Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Conflicts Committee in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an opinion committee of Evercore Group L.L.C. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party for any purpose whatsoever, nor shall any public reference to us be made, except with our prior written approval or except as expressly provided in the engagement letter, dated January 1, 2018, among Evercore Group L.L.C., the Conflicts Committee and the Partnership.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ Raymond B. Strong Raymond B. Strong Senior Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        Archrock's bylaws provide that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in Archrock's certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Archrock's bylaws further provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        The merger agreement provides that Archrock and Archrock Partners (as the surviving entity of the merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of Archrock Partners and the Managing GP immediately prior to the effective time of the merger and ensure that the organizational documents of Archrock Partners and the Managing GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Archrock Partners and the Managing GP than are presently set forth in such organizational documents. In addition, Archrock will maintain in effect for six years from the effective time of the merger Archrock's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to such indemnified persons, provided that in no event will Archrock be required to expend more than an amount per year equal to 300% of current annual premiums paid by Archrock for such insurance.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        The following is a list of exhibits filed as part of this joint proxy statement/prospectus.

Exhibit Number		Description of Exhibit
2.1	+*	Agreement and Plan of Merger, dated as of January 1, 2018, by and among Archrock, Inc., Archrock GP LLC, Archrock General Partner, L.P. and Archrock Partners, L.P., incorporated by reference to Exhibit 2.1 of Archrock's Current Report on Form 8-K filed on January 2, 2018

2.2	*	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 11, 2018, by and among Archrock, Inc., Archrock GP LLC, Archrock General Partner, L.P., Archrock Partners, L.P. and Amethyst Merger Sub LLC, incorporated by reference to Exhibit 2.2 of Archrock's Current Report on Form 8-K filed on January 16, 2018

3.1		Restated Certificate of Incorporation of Exterran Holdings, Inc. (now Archrock, Inc.), incorporated by reference to Exhibit 3.1 of Archrock's Current Report on Form 8-K filed on August 20, 2007

3.2		Certificate of Amendment to Certificate of Incorporation of Exterran Holdings, Inc. (now Archrock, Inc.), incorporated by reference to Exhibit 3.1 of Archrock's Current Report on Form 8-K filed on November 5, 2015

3.3		Composite Restated Certificate of Incorporation of Archrock, Inc., incorporated by reference to Exhibit 3.3 to Archrock's Annual Report on Form 10-K filed on February 29, 2016

3.4		Third Amended and Restated Bylaws of Exterran Holdings, Inc. (now Archrock, Inc.), incorporated by reference to Exhibit 3.1 of Archrock's Current Report on Form 8-K filed on March 20, 2013

3.5		Certificate of Amendment to Certificate of Limited Partnership of Universal Compression Partners, L.P. (now Archrock Partners, L.P.), dated as of August 20, 2007, incorporated by reference to Exhibit 3.1 to Archrock Partners' Current Report on Form 8-K filed on August 24, 2007

3.6		Certificate of Amendment of Certificate of Limited Partnership of Exterran Partners, L.P. (now Archrock Partners, L.P.), incorporated by reference to Exhibit 3.1 to Archrock Partners' Current Report on Form 8-K filed on November 5, 2015

3.7		Composite Certificate of Limited Partnership of Archrock Partners, L.P., incorporated by reference to Exhibit 3.4 to Archrock Partners' Annual Report on Form 10-K filed on February 29, 2016

3.8		First Amended and Restated Agreement of Limited Partnership of Exterran Partners, L.P. (now Archrock Partners, L.P.), as amended, incorporated by reference to Exhibit 3.3 to Archrock Partners' Quarterly Report on form 10-Q for the quarter ended March 31, 2008

3.9		Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Archrock Partners, L.P., dated December 22, 2017, incorporated by reference to Exhibit 3.1 to Archrock Partners' Current Report on Form 8-K filed on December 22, 2017

3.10		Certificate of Limited Partnership of UCO General Partner, LP (now Archrock General Partner, L.P.), incorporated by reference to Exhibit 3.3 to Archrock Partners' Registration Statement on Form S-1 filed on June 27, 2006

Exhibit Number		Description of Exhibit
3.11		Amended and Restated Limited Partnership Agreement of UCO General Partner, LP (now Archrock General Partner, L.P.), incorporated by reference to Exhibit 3.2 to Archrock Partners' Current Report on Form 8-K filed on October 26, 2006

3.12		Certificate of Formation of UCO GP, LLC (now Archrock GP LLC), incorporated by reference to Exhibit 3.5 to Archrock Partners' Registration Statement on Form S-1 filed June 27, 2006

3.13		Amended and Restated Limited Liability Company Agreement of UCO GP, LLC (now Archrock GP LLC), incorporated by reference to Exhibit 3.3 to Archrock Partners' Current Report on Form 8-K filed on October 26, 2006

5.1	**	Opinion of Latham & Watkins LLP as to the legality of the securities being offered

21.1		List of subsidiaries of Archrock, Inc., incorporated by reference to Exhibit 21.1 to Archrock's Original Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 29, 2016

23.1	*	Consent of Deloitte & Touche LLP (Archrock, Inc.)

23.2	*	Consent of Deloitte & Touche LLP (Archrock Partners, L.P.)

23.5	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	*	Powers of Attorney (included on the signature page hereto)

99.1	*	Consent of Evercore Group L.L.C.

99.2	*	Consent of Citigroup Global Markets Inc.

99.3	**	Form of Proxy Card for Archrock, Inc. Special Meeting

99.4	**	Form of Proxy Card for Archrock Partners, L.P. Special Meeting

*
Filed herewith.

**
To be filed by amendment.

+
The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.
(b)
Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the joint proxy statement/prospectus that forms a part of this registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (a) (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (a)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (c)   That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (e)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 5, 2018.

Archrock, Inc.
/s/ D. BRADLEY CHILDERS
Name:	D. Bradley Childers
Title:	President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints D. Bradley Childers and Stephanie C. Hildebrandt, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) of the Securities Act, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and any national exchange or self-regulatory agency, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, or any of them or their or his substitutes or substitute, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do and perform in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated on February 5, 2018.

Signature	Title

/s/ D. BRADLEY CHILDERS D. Bradley Childers	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RAYMOND K. GUBA Raymond K. Guba	Interim Chief Financial Officer (Principal Financial Officer)
/s/ DONNA A. HENDERSON Donna A. Henderson	Vice President and Chief Accounting Officer (Principal Accounting Officer)

Signature	Title

/s/ ANNE-MARIE N. AINSWORTH Anne-Marie N. Ainsworth	Director
/s/ WENDELL R. BROOKS Wendell R. Brooks	Director
/s/ GORDON T. HALL Gordon T. Hall	Director
/s/ FRANCES P. HAWES Frances P. Hawes	Director
/s/ J.W.G. HONEYBOURNE J.W.G. Honeybourne	Director
/s/ JAMES H. LYTAL James H. Lytal	Director
/s/ MARK A. MCCOLLUM Mark A. McCollum	Director